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Exhibit 99.2

iSTAR FINANCIAL INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

1.	CONSOLIDATED FINANCIAL STATEMENTS
	A. March 31, 2004
	Consolidated Balance Sheets at March 31, 2004 and December 31, 2003	2
	Consolidated Statements of Operations—For the three months ended March 31, 2004 and 2003	3
	Consolidated Statement of Changes in Shareholders' Equity for the three months ended March 31, 2004	4
	Consolidated Statements of Cash Flows—For the three months ended March 31, 2004 and 2003	5
	Notes to Consolidated Financial Statements	6
	Management's Discussion and Analysis of Financial Condition and Results of Operations	43
	B. June 30, 2004
	Consolidated Balance Sheets at June 30, 2004 and December 31, 2003	59
	Consolidated Statements of Operations—For the three and six months ended June 30, 2004 and 2003	60
	Consolidated Statement of Changes in Shareholders' Equity for the six months ended June 30, 2004	61
	Consolidated Statements of Cash Flows—For the three and six months ended June 30, 2004 and 2003	62
	Notes to Consolidated Financial Statements	63
	Management's Discussion and Analysis of Financial Condition and Results of Operations	100
	C. December 31, 2003
	Report of Independent Registered Public Accounting Firm	118
	Consolidated Balance Sheets at December 31, 2003 and 2002	119
	Consolidated Statements of Operations—For the years ended December 31, 2003, 2002 and 2001	120
	Consolidated Statements of Changes in Shareholders' Equity—For the years ended December 31, 2003, 2002 and 2001	121
	Consolidated Statements of Cash Flows—For the years ended December 31, 2003, 2002 and 2001	122
	Notes to Consolidated Financial Statements	123
	Management's Discussion and Analysis of Financial Condition and Results of Operations	169

PART I. CONSOLIDATED FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(unaudited)

	As of March 31, 2004	As of December 31, 2003
ASSETS
Loans and other lending investments, net	$3,985,022	$3,702,674
Corporate tenant lease assets, net	2,864,255	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	19,305	25,019
Assets held for sale	24,800	24,800
Cash and cash equivalents	87,632	80,090
Restricted cash	68,034	57,665
Accrued interest and operating lease income receivable	25,699	26,076
Deferred operating lease income receivable	57,083	51,447
Deferred expenses and other assets	173,017	156,934

Total assets	$7,304,847	$6,660,590

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$177,720	$126,524
Debt obligations	4,630,443	4,113,732

Total liabilities	4,808,163	4,240,256

Commitments and contingencies	—	—
Minority interest in consolidated entities	12,483	5,106
Shareholders' equity:
Series B Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 and 2,000 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	—	2
Series C Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 and 1,300 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	—	1
Series D Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at March 31, 2004 and December 31, 2003	4	4
Series E Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,600 shares issued and outstanding at March 31, 2004 and December 31, 2003	6	6
Series F Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at March 31, 2004 and December 31, 2003	4	4
Series G Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 3,200 shares issued and outstanding at March 31, 2004 and December 31, 2003	3	3
Series I Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,000 and 0 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	5	—
High Performance Units	7,383	5,131
Common Stock, $0.001 par value, 200,000 shares authorized, 109,372 and 107,215 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	108	107
Warrants and options	19,705	20,695
Additional paid-in capital	2,806,661	2,678,772
Retained earnings (deficit)	(297,165)	(242,449)
Accumulated other comprehensive income (losses) (See Note 12)	(4,457)	1,008
Treasury stock (at cost)	(48,056)	(48,056)

Total shareholders' equity	2,484,201	2,415,228

Total liabilities and shareholders' equity	$7,304,847	$6,660,590

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2004	2003
Revenue:
Interest income	$83,057	73,427
Operating lease income	70,111	59,926
Other income	11,941	4,329

Total revenue	165,109	137,682

Costs and expenses:
Interest expense	51,976	47,148
Operating costs—corporate tenant lease assets	6,131	3,641
Depreciation and amortization	15,315	12,307
General and administrative	13,359	7,681
General and administrative—stock-based compensation expense	107,541	823
Provision for loan losses	3,000	1,750
Loss on early extinguishment of debt	12,172	—

Total costs and expenses	209,494	73,350

Net income (loss) before equity in earnings (loss) from joint ventures and unconsolidated subsidiaries, minority interest and other items	(44,385)	64,332
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	6,248	(58)
Minority interest in consolidated entities	(133)	(39)

Net income (loss) from continuing operations	(38,270)	64,235
Income from discontinued operations	3,018	3,454
Gain from discontinued operations	136	264

Net income (loss)	(35,116)	67,953
Preferred dividend requirements	(19,600)	(9,227)

Net income (loss) allocable to common shareholders and HPU holders(1)	$(54,716)	$58,726

Basic earnings per common share(2)	$(0.50)	$0.59

Diluted earnings per common share(2)(3)	$(0.50)	$0.58

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended March 31, 2004, net loss used to calculate earnings per basic and diluted common share excludes $905 of net loss allocable to HPU holders. For the three months ended March 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

(3)
For the three months ended March 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $39.

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statement of Changes in Shareholders' Equity

(In thousands)

(unaudited)

	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	Series H Preferred Stock	Series I Preferred Stock	High Performance Units	Common Stock at Par	Warrants and Options	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Losses)	Treasury Stock	Total
Balance at December 31, 2003	$2	$1	$4	$6	$4	$3	$—	$—	$5,131	$107	$20,695	$2,678,772	$(242,449)	$1,008	$(48,056)	$2,415,228
Exercise of options	—	—	—	—	—	—	—	—	—	1	(990)	10,730	—	—	—	9,741
Net proceeds from Preferred offering	—	—	—	—	—	—	3	5	—	—	—	203,040	—	—	—	203,048
Redemption of Preferred stock	(2)	(1)	—	—	—	—	(3)	—	—	—	—	(155,956)	—	—	—	(155,962)
Dividend of requirement—preferred	—	—	—	—	—	—	—	—	—	—	—	—	(19,600)	—	—	(19,600)
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—	—	—	52,497	—	—	—	52,497
Issuance of stock—DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	—	—	—	15,643	—	—	—	15,643
High Performance Units sold to employees	—	—	—	—	—	—	—	—	2,252	—	—	—	—	—	—	2,252
Contributions from significant shareholder	—	—	—	—	—	—	—	—	—	—	—	1,935	—	—	—	1,935
Net income (loss) for the period	—	—	—	—	—	—	—	—	—	—	—	—	(35,116)	—	—	(35,116)
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,465)	—	(5,465)

Balance at March 31, 2004	$—	$—	$4	$6	$4	$3	$—	$5	$7,383	$108	$19,705	$2,806,661	$(297,165)	$(4,457)	$(48,056)	$2,484,201

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(35,116)	$67,953
Adjustments to reconcile net income to cash flows provided by operating activities:
Minority interest in consolidated entities	133	39
Non-cash expense for stock-based compensation	51,438	861
Depreciation and amortization	15,315	12,307
Depreciation and amortization from discontinued operations	735	965
Amortization of deferred financing costs	7,765	6,451
Amortization of discounts/premiums, deferred interest and costs on lending investments	(15,865)	(12,491)
Discounts, loan fees and deferred interest received	10,640	4,086
Equity in earnings from joint ventures and unconsolidated subsidiaries	(6,248)	58
Distributions from operations of joint ventures	74	1,933
Loss on early extinguishment of debt	12,172	—
Deferred operating lease income receivable	(5,465)	(3,589)
Gain from discontinued operations	(136)	(264)
Provision for loan losses	3,000	1,750
Change in investments in and advances to joint ventures and unconsolidated subsidiaries	—	(1,845)
Changes in assets and liabilities:
Decrease (increase) in accrued interest and operating lease income receivable	228	(280)
Decrease (increase) in deferred expenses and other assets	8,012	(7,304)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	42,747	(18,631)

Cash flows provided by operating activities	89,429	51,999

Cash flows from investing activities:
New investment originations	(710,835)	(347,187)
Add-on fundings under existing loan commitments	(16,647)	(7,222)
Net proceeds from sale of corporate tenant lease assets	2,822	3,965
Repayments of and principal collections on loans and other lending investments	144,880	112,338
Capital improvement projects on corporate tenant lease assets	(1,373)	(114)
Other capital expenditures on corporate tenant lease assets	(2,554)	(896)

Cash flows used in investing activities	(583,707)	(239,116)

Cash flows from financing activities:
Borrowings under secured revolving credit facilities	1,031,335	340,003
Repayments under secured revolving credit facilities	(1,197,070)	(111,930)
Repayments under unsecured revolving credit facilities	(130,000)	—
Borrowings under term loans	198,771	—
Repayments under term loans	(255,082)	(1,937)
Borrowings under unsecured bond offerings	1,007,575	4,479
Repayments under unsecured notes	(110,000)	—
Repayments under secured bond offerings	(70,514)	(55,718)
Borrowings under other debt obligations	—	24,396
Repayments under other debt obligations	(10,148)	—
Increase in restricted cash held in connection with debt obligations	(9,708)	(5,231)
Prepayment penalty on early extinguishment of debt	(9,625)	—
Payments for deferred financing costs	(1,246)	(13,414)
Distributions to minority interest in consolidated entities	(208)	(40)
Net proceeds from preferred offering/exchange	203,048	—
Redemption of preferred stock	(165,000)	—
Preferred dividends paid	(9,778)	(9,144)
HPUs issued	2,252	—
Contribution from significant shareholder	1,935	—
Proceeds from exercise of options and issuance of DRIP/Stock purchase shares	25,283	12,994

Cash flows provided by financing activities	501,820	184,458

Increase (decrease) in cash and cash equivalents	7,542	(2,659)
Cash and cash equivalents at beginning of period	80,090	15,934

Cash and cash equivalents at end of period	$87,632	$13,275

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$45,965	$52,595

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Notes to Consolidated Financial Statements

Note 1—Business and Organization.

        Business—iStar Financial Inc. (the "Company") is the leading publicly-traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust ("REIT"), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

        The Company's primary product lines include:

  •
  Structured Finance. The Company provides senior and subordinated loans that typically range in size from $20 million to $100 million. These loans may be either fixed or variable rate and are structured to meet the specific financing needs of the borrowers, including the acquisition or financing of large, quality real estate. The Company offers borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim facilities. The Company's structured finance transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, the Company's structured finance assets represented 26% of its assets.

  •
  Portfolio Finance. The Company provides funding to regional and national borrowers who own multiple facilities in geographically diverse portfolios. Loans are cross-collateralized to give the Company the benefit of all available collateral and are underwritten to recognize the benefits of geographical diversification. Property types include multifamily, suburban office, hotels and other property types where individual property values are less than $20 million on average. Loan terms are structured to meet the specific requirements of the borrower and typically range in size from $25 million to $150 million. The Company's portfolio finance transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, the Company's portfolio finance assets represented 14% of its assets.

  •
  Corporate Finance. The Company provides senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Financings may be either secured or unsecured and typically range in size from $20 million to $150 million. The Company's corporate finance transactions have maturities generally ranging from five to ten years. As of March 31, 2004, based on gross carrying values, the Company's corporate finance assets represented 9% of its assets.

  •
  Loan Acquisition. The Company acquires whole loans and loan participations which present attractive risk-reward opportunities. Loans are generally acquired at a small discount to the principal balance outstanding. Loan acquisitions typically range in size from $5 million to $100 million and are collateralized by all major property types. The Company's loan acquisition transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, the Company's loan acquisition assets represented 6% of its assets.

  •
  Corporate Tenant Leasing. The Company provides capital to corporations and borrowers who control facilities leased to single creditworthy tenants. The Company's net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with rated corporate credit tenants, and which provide for all expenses at the property to be paid by the corporate tenant on a triple net lease basis. Corporate tenant lease ("CTL") transactions have terms generally ranging from ten to 20 years and typically range in size from $20 million to $150 million. As of March 31, 2004, based on gross carrying values, the Company's CTL assets (including investments in and advances to joint ventures and unconsolidated subsidiaries and assets held for sale) represented 43% of its assets.

        The Company's investment strategy targets specific sectors of the real estate credit markets in which it believes it can deliver value-added, flexible financial solutions to its customers, thereby differentiating its financial products from those offered by other capital providers.

        The Company has implemented its investment strategy by:

  •
  Focusing on the origination of large, structured mortgage, corporate and lease financings where customers require flexible financial solutions and "one-call" responsiveness post-closing.

  •
  Avoiding commodity businesses in which there is significant direct competition from other providers of capital such as conduit lending and investment in commercial or residential mortgage-backed securities.

  •
  Developing direct relationships with borrowers and corporate customers as opposed to sourcing transactions solely through intermediaries.

  •
  Adding value beyond simply providing capital by offering borrowers and corporate customers specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction.

  •
  Taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate customers' underlying credit obligations.

        Organization—The Company began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that company. Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions.

        Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), then the largest publicly-traded company specializing in corporate sale/leaseback transactions for office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company.

        Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of the Company's common stock ("Common Stock") and converted its organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, the Company replaced its former dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange on

November 4, 1999. Prior to this date, the Company's common shares were traded on the American Stock Exchange.

Note 2—Basis of Presentation

        The accompanying unaudited Consolidated Financial Statements have been prepared in conformity with the instructions to Form 10-Q and Article 10. Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, its majority-owned and controlled partnerships and a partnership that is consolidated under the provisions of FASB Interpretation No. 46 ("FIN 46")(see Note 6).

        Certain other investments in partnerships or joint ventures which the Company does not control are accounted for under the equity method (see Note 6). All significant intercompany balances and transactions have been eliminated in consolidation.

        In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company's consolidated financial position at March 31, 2004 and December 31, 2003 and the results of its operations, changes in shareholders' equity and its cash flows for the three months ended March 31, 2004 and 2003, respectively. Such operating results may not be indicative of the expected results for any other interim periods or the entire year.

Note 3—Summary of Significant Accounting Policies

        Loans and other lending investments, net—As described in Note 4, "Loans and Other Lending Investments" includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans, other lending investments-loans and other lending investments-securities. Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. Items classified as held-to-maturity are reflected at amortized historical cost. Items classified as available-for-sale are reported at fair values with unrealized gains and losses included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income.

        Corporate tenant lease assets and depreciation—CTL assets are generally recorded at cost less accumulated depreciation. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over estimated useful lives of 40.0 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining life of the facility for facility improvements.

        CTL assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell and are included in "Assets held for sale" on the Company's Consolidated Balance Sheets. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, CTL assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

        In accordance with the recent adoption of Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations" regarding the Company's acquisition of facilities, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant, that is, at replacement cost. Intangible assets including the above-market or below-market value of leases, the value of in-place leases and the value of customer relationships are recorded at their relative fair values.

        Above-market and below-market in-place lease values for owned CTL assets are recorded based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between: (1) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the facilities; and (2) management's estimate of fair market lease rates for the facility or equivalent facility, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market (or below-market) lease value is amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market.

        The total amount of other intangible assets are allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each customer's lease and the Company's overall relationship with each customer. Characteristics to be considered in allocating these values include the nature and extent of the existing relationship with the customer, prospects for developing new business with the customer, the customer's credit quality and the expectation of lease renewals among other factors. Factors considered by management's analysis include the estimated carrying costs of the facility during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost operating lease income at market rates during the hypothetical expected lease-up periods, based on management's assessment of specific market conditions. Management estimates costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the facility. Management's estimates are used to determine these values. These intangible assets are included in "Deferred expenses and other assets" on the Company's Consolidated Balance Sheets.

        The value of above-market or below-market in-place leases are amortized to expense over the remaining initial term of each lease. The value of customer relationship intangibles are amortized to expense over the initial and renewal terms of the leases, but no amortization period for intangible assets will exceed the remaining depreciable life of the building. In the event that a customer terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and customer relationship values, would be charged to expense.

        Capitalized interest—The Company capitalizes interest costs incurred during the construction period on qualified build-to-suit projects for corporate tenants, including investments in joint ventures accounted for under the equity method. No interest was capitalized during the three months ended March 31, 2004 and 2003.

        Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

        Restricted cash—Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations and leasing transactions.

        Revenue recognition—The Company's revenue recognition policies are as follows:

        Loans and other lending investments:    Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. The Company reflects held-to-maturity investments at historical cost adjusted for allowance for loan losses, unamortized acquisition premiums or discounts and unamortized deferred loan fees. Unrealized gains and losses on available-for-sale investments are included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income. On occasion, the Company may acquire loans at small premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase in the prepayment gain or loss. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

        A small number of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

        Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

        Leasing investments:    Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as "Deferred operating lease income receivable" on the Company's Consolidated Balance Sheets.

        Provision for loan losses—The Company's accounting policies require that an allowance for estimated loan losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for loan losses. In establishing loan loss provisions, management periodically evaluates and analyzes the Company's assets, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loans become 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a loan portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

        The Company's loans are generally secured by real estate assets or are corporate lending arrangements to entities with significant rental real estate operations (e.g., an unsecured loan to a company which operates residential apartments or retail, industrial or office facilities as rental real estate). While the underlying real estate assets for the corporate lending instruments may not serve as collateral for the Company's investments in all cases, the Company evaluates the underlying real estate assets when estimating loan loss exposure because the Company's loans generally have preclusions as to how much senior and/or secured debt the customer may borrow ahead of the Company's position.

        Allowance for doubtful accounts—The Company's accounting policies require a reserve on the Company's accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as, a portfolio reserve based on management's evaluation of the credit risks associated with these receivables.

        Accounting for derivative instruments and hedging activity—In accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activity—Deferral of the Effective date of FASB 133," Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement 133" and Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instrument and Hedging Activities," the Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure.

        Accounting for the impairment or disposal of long-lived assets—In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets" the Company presents current operations prior to the disposition of CTL assets and prior period results of such operations in discontinued operations in the Company's Consolidated Statements of Operations.

        Reclassification of extraordinary loss on early extinguishment of debt—In accordance with the Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," the Company can no longer aggregate the gains and losses from the early extinguishment of debt and, if material, classify them as an extraordinary item. The Company is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"; however, due to the nature of the Company's operations, such treatment may not be available to the Company. Any gains or losses on early extinguishments of debt that were previously classified as extraordinary items in prior periods presented that do not meet the criteria in APB 30 for classification as an extraordinary item are reclassified to income from continuing operations.

        Income taxes—The Company is subject to federal income taxation at corporate rates on its "REIT taxable income;" however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. In addition, the Company is allowed several other deductions in computing its "REIT taxable income," including non-cash items such as depreciation expense. These deductions allow the Company to shelter a portion of its operating cash flow from its dividend payout requirement under federal tax laws. The Company intends to operate in a manner consistent with and to elect to be treated as a REIT for tax purposes. iStar Operating Inc. ("iStar Operating") and TriNet Management Operating Company, Inc. ("TMOC"), the Company's taxable REIT subsidiaries, are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC. Accordingly, except for the Company's taxable REIT subsidiaries, no current or deferred taxes are provided for in the Consolidated Financial Statements. During the third quarter 2003, TMOC was liquidated. See Note 6 for a detailed discussion on the ownership structure and operations of iStar Operating and TMOC.

        Earnings per common share—In accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earning per Share," the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income allocable to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

        Reclassifications—Certain prior year amounts have been reclassified in the Consolidated Financial Statements and the related notes to conform to the 2004 presentation.

        Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        New accounting standards—In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003, FIN 46 was deferred to the quarter ended March 31, 2004. In December 2003, the FASB issued a revised FIN 46 that modifies and clarifies various aspects of the original Interpretation. FIN 46 applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interest. The adoption of the additional consolidation provisions of FIN 46 did not have a material impact on the Company's Consolidated Financial Statements (see Note 6).

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        SFAS No. 148 disclosure requirements, including the effect on net income and earnings per share if the fair value-based method had been applied to all outstanding and unvested stock awards in each period, are presented below (in thousands except per share amounts):

	For the Three Months Ended March 31,
	2004	2003
Net income (loss) allocable to common shareholders and HPU holders, as reported(1)	$(54,716)	$58,726
Total stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	—	(24)

Pro forma net income (loss) allocable to common shareholders and HPU holders	$(54,716)	$58,702

Earnings per share:
Basic—as reported(2)	$(0.50)	$0.59
Basic—pro forma(2)	$(0.50)	$0.59
Diluted—as reported(2)(3)	$(0.50)	$0.58
Diluted—pro forma(2)(3)	$(0.50)	$0.58

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended March 31, 2004, net loss used to calculate earnings per basic and diluted common share excludes $905 of net loss allocable to HPU holders. For the three months ended March 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

(3)
For the three months ended March 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $39.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements became effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

iStar Financial Inc.

Notes to Consolidated Financial Statements (Continued)

Note 4—Loans and Other Lending Investments

        The following is a summary description of the Company's loans and other lending investments (in thousands)(1):

				Carrying Value as of
Type of Investment	Underlying Property Type	# of Borrowers In Class	Principal Balances Outstanding	March 31, 2004	December 31, 2003	Effective Maturity Dates	Contractual Interest Payment Rates(2)(3)	Contractual Interest Accrual Rates(2)(3)	Principal Amortization		Participation Features
Senior Mortgages(4)	Office/Residential/ Retail/Industrial, R&D/ Conference Center/ Mixed Use/Hotel/ Entertainment, Leisure/Other	43	$2,329,802	$2,291,001	$2,106,791	2004 to 2022	Fixed: 7.03% to 10.30% Variable: LIBOR + 1.50% to LIBOR + 7.25%	Fixed: 7.03% to 10.30% Variable: LIBOR + 1.50% to LIBOR + 7.25%	Yes	(5)	Yes	(6)
Subordinate Mortgages	Office/Residential/ Retail/Mixed Use/ Hotel	22	573,208	572,345	550,572	2004 to 2013	Fixed: 7.00% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Fixed: 7.32% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Yes	(5)	No
Corporate/Partnership Loans	Office/Residential/ Retail/Industrial, R&D/ Mixed Use/Hotel/ Entertainment, Leisure/ Other	30	796,289	767,218	710,469	2004 to 2013	Fixed: 6.00% to 15.00% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Fixed: 7.33% to 17.50% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Yes	(5)	Yes	(6)
Other Lending Investments—Loans	Office/Mixed Use/Hotel	4	20,303	20,596	23,767	2004 to 2008	Fixed: 10.00% to 15.00%	Fixed: 15.00% to 17.50%	No		Yes	(6)
Other Lending Investments—Securities(7)	Residential/Industrial, R&D/ Hotel/ Entertainment, Leisure/Other	11	388,137	370,298	344,511	2005 to 2030	Fixed: 6.75% to 10.00% Variable: LIBOR + 2.82% to LIBOR + 5.00%	Fixed: 6.75% to 10.00% Variable: LIBOR +2.82% to LIBOR + 5.00%	Yes	(5)	No

Gross Carrying Value				$4,021,458	$3,736,110
Provision for Loan Losses				(36,436)	(33,436)

Total, Net				$3,985,022	$3,702,674

Explanatory Notes:

(1)
Details are for loans outstanding as of March 31, 2004.

(2)
Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR on March 31, 2004 was 1.09%. As of March 31, 2004, five loans with a combined carrying value of $97.9 million have a stated accrual rate that exceeds the stated pay rate; however, one of these loans, with a carrying value of $27.1 million, has been placed on non-accrual status and the Company is only recognizing income based on cash received for interest.

(3)
As of March 31, 2004, the company has 44 loans and other lending investments with LIBOR floors ranging from 1.00% to 3.50%

(4)
Includes a participation interest in a first mortgage.

(5)
The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity.

(6)
Under some of the loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property.

(7)
Generally consists of term preferred stock or debt interests that are specifically originated or structured to meet customer financing requirements and the Company's investment criteria. These investments do not typically consist of securities purchased in the open market or as part of broadly-distributed offerings.

        During the three months ended March 31, 2004 and 2003, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $408.3 million and $289.7 million in loans and other lending investments, funded $16.6 million and $7.2 million under existing loan commitments, and received principal repayments of $144.9 million and $112.3 million.

        As of March 31, 2004, the Company had 22 loans with unfunded commitments. The total unfunded commitment amount was approximately $328.9 million, of which $15.1 million was discretionary and $313.8 million was non-discretionary.

        A portion of the Company's loans and other lending investments are pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving credit facilities or secured term loans (see Note 7 for a description of the Company's secured and unsecured debt).

        The Company has reflected provisions for loan losses of approximately $3.0 million and $1.8 million in its results of operations during the three months ended March 31, 2004 and 2003, respectively. These provisions represent loan portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults and the credit quality of the underlying collateral. During the 12 months ended December 31, 2003, the Company took a $3.3 million direct impairment on a $30.4 million partnership loan. In August 2003 the borrower stopped making its debt service payments due to insufficient cash flow caused by vacancies at the property. After taking the impairment charge and lowering the book value of the asset to $27.1 million, management believes there is adequate collateral to support the book value of the asset.

        Changes in the Company's provision for loan losses were as follows:

Provision for loan losses, December 31, 2002	$29,250
Additional provision for loan losses	7,500
Impairment on loans	(3,314)

Provision for loan losses, December 31, 2003	33,436
Additional provision for loan losses	3,000

Provision for loan losses, March 31, 2004	$36,436

Note 5—Corporate Tenant Lease Assets

      During the three months ended March 31, 2004 and 2003, respectively, the Company acquired an aggregate of approximately $302.5 million and $57.5 million in CTL assets and disposed of CTL assets for net proceeds of approximately $2.8 million and $4.0 million. In relation to the CTL assets acquired during the quarter ended March 31, 2004, the Company allocated approximately $9.0 million of purchase costs to intangible assets based on their estimated fair values (see Note 3). As of March 31, 2004 and December 31, 2003, the Company had unamortized purchase related intangible assets of approximately $33.5 million and $24.9 million, respectively, and included these in "Deferred expenses and other assets" on the Company's Consolidated Balance Sheets.

        The Company's investments in CTL assets, at cost, were as follows (in thousands):

	March 31, 2004	December 31, 2003
Facilities and improvements	$2,429,118	$2,210,592
Land and land improvements	597,795	468,708
Direct financing lease	35,327	35,472
Less: accumulated depreciation	(197,985)	(178,887)

Corporate tenant lease assets, net	$2,864,255	$2,535,885

        Under certain leases, the Company is entitled to receive additional participating lease payments to the extent gross revenues of the corporate tenant exceed a base amount. The Company did not earn any such additional participating lease payments on these leases during the three months ended March 31, 2004 and 2003, respectively. In addition, the Company also receives reimbursements from customers for certain facility operating expenses including common area costs, insurance and real estate taxes. Customer expense reimbursements for the three months ended March 31, 2004 and 2003 were approximately $7.7 million and $7.2 million, respectively, and are included as a reduction of "Operating costs—corporate tenant lease assets" on the Company's Consolidated Statements of Operations.

        The Company is subject to expansion option agreements with two existing customers which could require the Company to fund and to construct up to 161,000 square feet of additional adjacent space on which the Company would receive additional operating lease income under the terms of the option agreements. In addition, upon exercise of such expansion option agreements, the corporate tenants would be required to simultaneously extend their existing lease terms for additional periods ranging from six to ten years.

        As of March 31, 2004 and December 31, 2003, there was one CTL asset with a book value of $24.8 million classified as "Assets held for sale" on the Company's Consolidated Balance Sheets.

        On February 25, 2004, the Company sold one CTL asset for net proceeds of approximately $2.8 million and realized a gain of approximately $136,000. On January 7, 2003, the Company sold one CTL asset for net proceeds of $4.0 million and realized a gain of approximately $264,000.

        For the three months ended March 31, 2004 and 2003, the results of operations from CTL assets sold through September 30, 2004 (prior to their sale) or held for sale as of September 30, 2004 are classified in "Income (loss) from discontinued operations" on the Company's Consolidated Statements of Operations. Gains from CTL assets sold during the three months ended March 31, 2004 and 2003, are classified as "Gain from discontinued operations" on the Company's Consolidated Statements of Operations.

Note 6—Joint Ventures, Unconsolidated Subsidiaries and Minority Interest

        Income or loss generated from the Company's joint venture investments and unconsolidated subsidiaries is included in "Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Statements of Operations.

        The Company's ownership percentages, its investments in and advances to unconsolidated joint ventures and subsidiaries, the Company's pro rata share of its ventures' third-party, non-recourse debt as of March 31, 2004 and its respective income for the three months ended March 31, 2004 are presented below (in thousands):

				Pro Rata Share of Third-Party Non-Recourse Debt(1)	Third-Party Debt
			JV Income for the Three Months Ended March 31, 2004
	Ownership %	Equity Investment			Interest Rate	Scheduled Maturity Date
Unconsolidated Joint Ventures:
Sunnyvale	44.70%	N/A	$73	N/A	N/A	N/A
CTC I	50.00%	14,312	6,135	35,307	7.87%	2011
ACRE Simon	20.00%	4,993	40	6,419	7.61% — 8.43%	Various through 2011

Total		$19,305	$6,248	$41,726

Explanatory Note:

(1)
The Company reflects its pro rata share of third-party, non-recourse debt, rather than the total amount of the joint venture debt, because the third-party, non-recourse debt held by the joint ventures is not guaranteed by the Company nor does the Company have any additional commitments to fund such debt obligations.

        Investments in and advances to unconsolidated joint ventures:    At March 31, 2004, the Company had investments in two unconsolidated joint ventures: (1) Corporate Technology Centre Associates, LLC ("CTC I"), whose external member is Corporate Technology Centre Partners, LLC; and (2) ACRE Simon, LLC ("ACRE"), whose external partner is William E. Simon & Sons Realty Partners, L.P. These ventures were formed for the purpose of operating, acquiring and, in certain cases, developing CTL facilities.

        At March 31, 2004, the ventures held nine net leased facilities. The Company's combined investment in these joint ventures at March 31, 2004 was $19.3 million. The joint ventures' carrying value for the nine facilities owned at March 31, 2004 was $127.4 million. In aggregate, the joint ventures had total assets of $151.5 million and total liabilities of $105.1 million as of March 31, 2004, and net income of $12.7 million for the three months ended March 31, 2004. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights giving them shared control over the ventures.

        Currently, the limited partners of TriNet Sunnyvale Partners L.P. ("Sunnyvale") have the option to put their partnership interest to the Company for cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. As a result, on March 31, 2004, the Company began accounting for its 44.70% interest in Sunnyvale as a VIE (see Note 3) and therefore consolidates this partnership for financial statement reporting purposes. Prior to its consolidation, the Company accounted for this joint venture under the equity method for financial statement reporting purposes and it was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries," on the Company's Consolidated Balance Sheets and earnings from the joint venture were included in "Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries" in the Company's Consolidated Statements of Operations.

        On March 30, 2004, CTC Associates II L.P., a wholly-owned subsidiary of the Company's CTC I joint venture, conveyed its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of the entity's obligations of the related loan.

        Investments in and advances to unconsolidated subsidiaries:    The Company has an investment in iStar Operating, a taxable REIT subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of March 31, 2004, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code and prior to July 1, 2003 was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3) with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of March 31, 2004, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TMOC, an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. On June 30, 2003, the $2.0 million investment was fully repaid and during the third quarter 2003, the entity was liquidated.

        Minority Interest:    As discussed above, on March 31, 2004, the Company began accounting for its 44.70% interest in the Sunnyvale joint venture as a VIE and therefore consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

        On September 29, 2003 the Company acquired a 96.00% interest in iStar Harborside LLC, an infinite life partnership, with the external partner holding the remaining 4.00% interest. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

        The Company also holds a 98.00% interest in TriNet Property Partners, L.P with the external partners holding the remaining 2.00% interest. As of August 1999, the external partners have the option to convert their partnership interest into cash; however, the Company may elect to deliver 72,819 shares of Common Stock in lieu of cash. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

Note 7—Debt Obligations

        As of March 31, 2004 and December 31, 2003, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

		Carrying Value as of
	Maximum Amount Available	March 31, 2004	December 31, 2003	Stated Interest Rates(1)	Scheduled Maturity Date
Secured revolving credit facilities:
Line of credit(2)	$250,000	$—	$88,640	LIBOR + 1.50% — 2.05%	March 2005
Line of credit	700,000	148,531	310,364	LIBOR + 1.40% — 2.15%	January 2007(3)
Line of credit	500,000	206,598	117,211	LIBOR + 1.75% — 2.25%	August 2005(3)
Line of credit	500,000	175,728	180,376	LIBOR + 1.50% — 2.25%	September 2005
Unsecured revolving credit facilities:
Line of credit	300,000	—	130,000	LIBOR + 2.125%	July 2004

Total revolving credit facilities	$2,250,000	$530,857	$826,591

Secured term loans:
Secured by corporate tenant lease assets		—	193,000	LIBOR + 1.85%	July 2006(4)
Secured by corporate tenant lease assets		139,471	140,440	7.44%	March 2009
Secured by corporate tenant lease assets		135,000	135,000	LIBOR + 1.75%	October 2008
Secured by corporate tenant lease assets		41,440	—	7.19% and 7.22%	January 2018 and December 2026
Secured by corporate tenant lease assets		24,000	—	LIBOR + 1.25%	November 2004
Secured by corporate tenant lease assets		92,296	92,876	6.00% — 11.38%	Various through 2022
Secured by corporate bond investments(5)		181,282	—	LIBOR + 1.05% — 1.50%	January 2006
Secured by corporate lending investments		77,628	77,938	6.55%	November 2005
Secured by corporate lending investments		60,699	60,874	6.41%	January 2013
Secured by corporate lending investments		—	60,000	LIBOR + 2.50%	June 2004(6)
Secured by corporate lending investments		48,000	48,000	LIBOR + 2.125%	July 2008

Total term loans		799,816	808,128
Less: debt premium / (discount)		6,090	(128)

Total secured term loans		805,906	808,000
iStar Asset Receivables secured notes:
STARs Series 2002-1:
Class A1		33,484	40,011	LIBOR + 0.26%	June 2004(7)
Class A2		381,296	381,296	LIBOR + 0.38%	December 2009(7)
Class B		39,955	39,955	LIBOR + 0.65%	April 2011(7)
Class C		26,637	26,637	LIBOR + 0.75%	May 2011(7)
Class D		21,310	21,310	LIBOR + 0.85%	January 2012(7)
Class E		42,619	42,619	LIBOR + 1.235%	January 2012(7)
Class F		26,637	26,637	LIBOR + 1.335%	January 2012(7)
Class G		21,309	21,309	LIBOR + 1.435%	January 2012(7)
Class H		26,637	26,637	6.35%	January 2012(7)
Class J		26,637	26,637	6.35%	May 2012(7)
Class K		26,637	26,637	6.35%	May 2012(7)

Total STARs Series 2002-1		673,158	679,685
Less: debt discount		(3,993)	(4,090)

STARs Series 2003-1:
Class A1		208,467	235,808	LIBOR + 0.25%	October 28, 2005(8)
Class A2		225,227	248,206	LIBOR +0.35%	August 28, 2010(8)
Class B		16,744	18,452	LIBOR + 0.55%	July 28, 2011(8)
Class C		18,418	20,297	LIBOR + 0.65%	April 28, 2012(8)
Class D		11,720	12,916	LIBOR + 0.75%	October 28, 2012(8)
Class E		13,395	14,762	LIBOR + 1.05%	May 28, 2013(8)
Class F		13,395	14,762	LIBOR + 1.10%	June 28, 2013(8)
Class G		11,720	12,916	LIBOR + 1.25%	June 28, 2013(8)
Class H		11,721	12,916	4.97%	June 28, 2013(8)
Class J		13,394	14,761	5.07%	June 28, 2013(8)
Class K		23,441	25,833	5.56%	June 28, 2013(8)

Total STARS Series 2003-1		567,642	631,629

Total iStar Asset Receivables secured notes		1,236,807	1,307,224
Unsecured notes:
LIBOR + 1.25% Senior Notes(9)		175,000	—	LIBOR + 1.25%	March 2007
4.875% Senior Notes(10)		350,000	—	4.875%	January 2009
5.125% Senior Notes(11)		250,000	—	5.125%	April 2011
5.70% Senior Notes(12)		250,000	—	5.70%	March 2014
6.00% Senior Notes		350,000	350,000	6.00%	December 2010
6.50% Senior Notes		150,000	150,000	6.50%	December 2013
7.00% Senior Notes		185,000	185,000	7.00%	March 2008
7.70% Notes(13)(14)		100,000	100,000	7.70%	July 2017
7.95% Notes(13)(14)		50,000	50,000	7.95%	May 2006
8.75% Notes(15)		240,000	350,000	8.75%	August 2008

Total unsecured notes		2,100,000	1,185,000
Less: debt discount		(63,478)	(47,921)
Plus: impact of pay-floating swap agreements(16)		20,351	690

Total unsecured notes		2,056,873	1,137,769
Other debt obligations		—	34,148	Various	Various

Total debt obligations		$4,630,443	$4,113,732

Explanatory Notes:

(1)
Substantially all variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on March 31, 2004 was 1.09%.

(2)
On March 12, 2004, this secured facility was amended to reduce the maximum amount available to $250.0 million, to shorten the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

(3)
Maturity date reflects a one-year "term-out" extension at the Company's option.

(4)
On March 10, 2004, the Company repaid this $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

(5)
On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities, of which $181.3 was outstanding at March 31, 2004. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

(6)
On January 9, 2004, the Company repaid this term loan that had a final maturity of June 2004.

(7)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on class A1 is May 28, 2017 and the final maturity date for classes A2, B, C, D, E, F, G, H, J and K is May 28, 2020.

(8)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture is August 28, 2022.

(9)
On March 12, 2004, the Company issued $175.0 million of Senior Floating Rate Notes due 2007. The Notes will bear interest at three-month LIBOR + 1.25%.

(10)
On January 23, 2004, the Company issued $350.0 million of 4.875% Senior Notes due 2009. The Notes were sold at 99.89% of their principal amount to yield 4.90%. The Notes are unsecured senior obligations of the Company.

(11)
On March 30, 2004, the Company issued $250.0 million of 5.125% Senior Notes due 2011. The Notes were sold at 99.825% of their principal amount to yield 5.155%. The Notes are unsecured senior obligations of the Company.

(12)
On March 9, 2004, the Company issued $250.0 million of 5.70% Senior Notes due 2014. The Notes were sold at 99.66% of their principal amount to yield 5.75%. The Notes are unsecured senior obligations of the Company.

(13)
The Notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(14)
These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 9.51% and 9.04% for the 7.70% Notes and 7.95% Notes, respectively.

(15)
On March 29, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of these Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

(16)
On January 23, 2004, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. On December 19, 2003, the Company entered into three pay-floating interest rate swaps struck at 4.381%, 4.345% and 4.29% in the notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively. On November 27, 2002, the Company entered into two pay-floating interest rate swaps struck at 3.8775% and 3.81% in the notional amounts of $100.0 million and $50.0 million, respectively. These swaps are intended to mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes, $350.0 million of 7-year Senior Notes and $150.0 million of 10-year Senior Notes, respectively, attributable to changes in LIBOR. For accounting purposes, quarterly the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

        Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations. In addition, certain of the Company's debt obligations contain covenants. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on the Company's ability to incur indebtedness beyond specified levels, restrictions on the Company's ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of its own equity securities, that the Company makes. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of March 31, 2004, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

        During the three months ended March 31, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.125% and maturing between 2009 and 2014 and $175.0 million of variable-rate Senior Notes bearing interest at annual rates of three-month LIBOR+1.25% and maturing in 2007. The proceeds from these transactions were used to repay secured indebtedness and to fund new investment activity.

        On March 29, 2004, the Company redeemed $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in "Loss on early extinguishment of debt" on the Company's Consolidated Statements of Operations.

        On March 12, 2004, one of the Company's $700.0 million secured facilities was amended to reduce the maximum amount available to $250.0 million, to shorten the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

        On March 10, 2004, the Company repaid its $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

        On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

        On December 5, 2003, the Company issued $350.0 million of 6.00% Senior Notes due in 2010 and $150.0 million of 6.50% Senior Notes due in 2013. The Notes due 2010 were sold at 99.44% of their principal amount and the Notes due 2013 were sold at 99.23% of their principal amount. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to partially repay secured indebtedness.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate outstanding carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On April 8, 2003, the Company issued an additional $35.0 million of 7.00% Senior Notes due March 2008, bringing the aggregate principal amount of the Senior Notes to $185.0 million. The add-on Notes have identical terms to the Senior Notes issued in March 2003, although they were issued at 102.75% of their principal amount, to yield 6.34% per annum.

        On March 14, 2003, the Company retired the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary by exchanging those securities for newly issued $150.0 million 7.00% Senior Notes due March 2008.

        During the three months ended March 31, 2004 the Company incurred an aggregate loss on early extinguishment of debt of approximately $12.2 million as a result of the early retirement of certain debt obligations.

        As of March 31, 2004, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands)(1):

2004 (remaining nine months)	$57,484
2005	671,230
2006	231,282
2007	326,351
2008	608,000
Thereafter	2,777,126

Total principal maturities	4,671,473
Net unamortized debt discounts	(61,381)
Impact of pay-floating swap agreements	20,351

Total debt obligations	$4,630,443

Explanatory Note:

(1)
Assumes exercise of extensions to the extent such extensions are at the Company's option.

Note 8—Shareholders' Equity

      The Company's charter provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. The Company has 4.0 million shares of 8.00% Series D Cumulative Redeemable Preferred Stock, 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, 4.0 million shares of 7.80% Series F Cumulative Redeemable Preferred Stock, 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock and 5.0 million shares of 7.50% Series I Cumulative Redeemable Preferred Stock. The Series D, E, F, G, and I Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on October 8, 2002, July 18, 2008, September 29, 2008, December 19, 2008 and March 1, 2009, respectively.

        In February 2004, the Company redeemed 2.0 million outstanding shares of its 9.375% Series B Cumulative Redeemable Preferred Stock and 1.3 million outstanding shares of its 9.20% Series C Cumulative Redeemable Preferred Stock. The redemption price was $25.00 per share, plus accrued and unpaid dividends to the redemption date of $0.46 and $0.45 for the Series B and C Preferred Stock, respectively. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        In February 2004, the Company completed an underwritten public offering of 5.0 million shares of its 7.50% Series I Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning March 1, 2009. The Company used the net proceeds from the offering of $121.0 million to redeem approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

        In January 2004, the Company completed a private placement of 3.3 million shares of its Series H Variable Rate Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and redeemable at par at any time from the purchase date through the first four months. The Company specifically used the proceeds from this offering to redeem the Series B and C Cumulative Redeemable Preferred Stock on February 23, 2004. On January 27, 2004, the Company redeemed all Series H Preferred Stock using excess liquidity from its secured credit facilities.

        In December 2003, the Company completed an underwritten public offering of 5.0 million primary shares of the Company's Common Stock. The Company received approximately $191.1 million from the offering and used these proceeds to repay a portion of secured indebtedness.

        In December 2003, the Company redeemed 1.6 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on December 19, 2008. Immediately following this transaction the Company no longer had any Series A Preferred Stock outstanding. The Company did not receive any cash proceeds from the offering.

        In September 2003, the Company completed an underwritten public offering of 4.0 million shares of its 7.80% Series F Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on September 29, 2008. The Company used the proceeds from the offering to repay a portion of secured indebtedness.

        In July 2003, the Company redeemed 2.8 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on July 18, 2008. The Company did not receive any cash proceeds from the offering.

        On November 14, 2002, the Company completed an underwritten public offering of 8.0 million primary shares of the Company's Common Stock. The Company received approximately $202.9 million from the offering and used these proceeds to repay a portion of secured indebtedness.

        On December 15, 1998, the Company issued warrants to acquire 6.1 million shares of Common Stock, as adjusted for dilution, at $34.35 per share. The warrants are exercisable on or after December 15, 1999 at a price of $34.35 per share and expire on December 15, 2005.

        DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the three months ended March 31, 2004 and 2003, the Company issued a total of approximately 376,000 and 619,000 shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the three months ended March 31, 2004 and 2003 were approximately $15.5 million and $17.4 million, respectively. There are approximately 2.8 million shares available for issuance under the plan as of March 31, 2004.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of March 31, 2004, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Note 9—Risk Management and Use of Financial Instruments

        Risk management—In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's lending investments that results from a property's, borrower's or corporate tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of CTL facilities held by the Company.

        Use of derivative financial instruments—The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. The Company does not use derivative instruments to hedge credit/market risk or for speculative purposes.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of March 31, 2004. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at March 31, 2004
Pay-Fixed Swap	$235,000	1.135%	3/11/04		9/15/04	$(50)
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	(52)
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	(52)
Pay-Fixed Swap	125,000	2.885%	1/23/03		6/25/06	(2,678)
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	(2,546)
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(2,528)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	6,328
Pay-Floating Swap	105,000	3.678%	1/15/04		1/15/09	1,157
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	2,936
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	4,117
Pay-Floating Swap	100,000	3.713%	1/15/04		1/15/09	1,266
Pay-Floating Swap	100,000	3.686%	1/15/04		1/15/09	1,142
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	1,915
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	1,294
Pay-Floating Swap	45,000	3.684%	1/15/04		1/15/09	508
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	8,742
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	167
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	24,000	9.000%	9/25/03		11/9/04	—

Total Estimated Value						$21,666

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1).

        Between January 1, 2003 and March 31, 2004, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14
Pay-Floating Swap	100,000	4.484%	1/16/04	5/1/14
Pay-Floating Swap	50,000	4.502%	1/16/04	5/1/14
Pay-Floating Swap	50,000	4.500%	1/16/04	5/1/14

        On March 11, 2004, the Company entered into three pay-fixed interest rate swaps all with six-month terms, rates of 1.135%, 1.144% and 1.144% and notional amounts of $235.0 million, $200.0 million and $200.0 million, respectively.

        On January 16, 2004, the Company entered into three forward starting swaps all with 10-year terms and rates of 4.484%, 4.502% and 4.500% and notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These three swaps were settled in connection with the Company's issuance of $250.0 million of 10-year Senior Notes in March 2004.

        On January 15, 2004, in connection with the Company's fixed-rate corporate bonds, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. The Company pays six-month LIBOR and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and also entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        Credit risk concentrations—Concentrations of credit risks arise when a number of borrowers or customers related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

        All of the Company's CTL assets (including those held by joint ventures) and loans and other lending investments are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10.00%) as of March 31, 2004 in California (21.35%) and New York (11.63%). As of March 31, 2004, the Company's investments also contain greater than 10.00% concentrations in the following asset types: office-CTL (25.90%), office-lending (16.92%), industrial (14.69%) and hotel-lending (11.09%).

        The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company's loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company.

Note 10—Stock-Based Compensation Plans and Employee Benefits

        The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.00% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time, provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At March 31, 2004, a total of approximately 10.1 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 2.2 million shares of Common Stock were outstanding and approximately 411,000 shares of restricted stock were outstanding. A total of approximately 875,000 shares remain available for awards under the Plan as of March 31, 2004.

        Changes in options outstanding during the three months ended March 31, 2004 are as follows:

	Number of Shares
				Weighted Average Exercise Price
	Employees	Non-Employee Directors	Other
Options outstanding, December 31, 2003	2,309,053	154,994	406,091	$18.59
Granted in 2004	—	—	—	$—
Exercised in 2004	(445,487)	(31,500)	(69,572)	$18.68
Forfeited in 2004	(76,749)	(14,600)	—	$16.94

Options outstanding, March 31, 2004	1,786,817	108,894	336,519	$18.63

        The following table summarizes information concerning outstanding and exercisable options as of March 31, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Exercise Price Range	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Currently Exercisable	Weighted Average Exercise Price
$14.72–$15.00(1)	510,336	4.88	$14.72	500,003	$14.72
$16.69–$16.88	461,673	5.76	$16.88	461,673	$16.88
$17.38–$17.56	16,667	5.96	$17.38	16,667	$17.38
$19.63–$19.69	1,016,415	6.85	$19.69	1,016,415	$19.69
$20.00–$21.44	50,000	6.43	$20.94	50,000	$20.94
$23.32–$23.64	7,553	0.15	$23.64	7,553	$23.64
$24.13–$24.94	56,900	6.41	$24.84	56,900	$24.84
$25.10–$26.09	13,800	2.16	$26.09	13,800	$26.09
$26.30–$26.97	2,000	7.21	$26.97	1,334	$26.97
$27.00	25,000	7.24	$27.00	16,667	$27.00
$28.54–$29.82	66,792	7.75	$29.69	66,792	$29.69
$55.39	5,094	5.17	$55.39	5,094	$55.39

	2,232,230	6.12	$18.63	2,212,898	$18.62

Explanatory Note:

(1)
Includes approximately 764,000 options which were granted, on a fully exercisable basis, in March 1998, and which are now held by an affiliate of SOFI IV SMT Holdings, L.P. ("SOFI IV"). Beneficial interests in these options were subsequently regranted by that affiliate to employees of it and its affiliates, subject to vesting requirements. In the event that these employees forfeit such options, they revert to an affiliate of SOFI IV, which may regrant them at its discretion. As of March 31, 2004, approximately 727,000 of these options were exercisable by the beneficial owners and approximately 609,000 have been exercised.

        In the third quarter 2002 (with retroactive application to the beginning of the calendar year), the Company adopted the fair value method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, the Company recognizes a charge equal to the fair value of these options at the date of grant multiplied by the number of options issued. This charge will be amortized over the related remaining vesting terms to individual employees as additional compensation. There were no options issued during the three months ended March 31, 2004. There were 15,500 options issued during the 12 months ended December 31, 2003 with a strike price of $14.72.

        If the Company's compensation costs had been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123 prior to 2002, the Company's net income for the three months ended March 31, 2004 and 2003, would have been reduced on a pro forma basis by approximately $0 and $24,000, respectively. This would not have significantly impacted the Company's earnings per share.

        Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

        During the three months ended March 31, 2004, the Company granted 31,555 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant of which 30,905 remain outstanding. In addition, in connection with the Chief Executive Officer's employment agreement 236,167 restricted shares were issued on March 31, 2004 (see detailed information below).

        During the 12 months ended December 31, 2003, the Company granted 40,050 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant of which 24,284 remain outstanding.

        During the year ended December 31, 2002, the Company granted 199,350 restricted shares to employees. Of these shares, 44,350 will vest proportionately over three years on the anniversary date of the initial grant. Of the 44,350 shares granted, 10,923 remain outstanding as of March 31, 2004. The balance of 155,000 restricted shares granted to several employees vested on March 31, 2004 due to the satisfaction of the following circumstances: (1) the employee remained employed until that date; and (2) the 60-day average closing price of the Company's Common Stock equaled or exceeded a set floor price as of such date. The market price of the stock was $42.30 on March 31, 2004; therefore, the Company incurred a one-time charge to earnings of approximately $6.7 million (the fair market value of the 155,000 shares at $42.30 per share plus the Company's share of taxes). During the year ended December 31, 2002, the Company also granted 208,980 restricted shares to its Chief Financial Officer (see detailed information below).

        For accounting purposes, the Company measures compensation costs for these shares, not including the contingently issuable shares, as of the date of the grant and expenses such amounts against earnings, either at the grant date (if no vesting period exists) or ratably over the respective vesting/service period. Such amounts appear on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation expense."

        During the year ended December 31, 2002, the Company entered into a three-year employment agreement with its new Chief Financial Officer. Under the agreement, the Chief Financial Officer receives an annual base salary of $225,000. She may also receive a bonus, which is targeted to be $325,000, subject to an annual review for upward or downward adjustment. In addition, the Company granted the Chief Financial Officer 108,980 contingently vested restricted stock awards. These awards become vested on December 31, 2005 if the executive's employment with the Company has not terminated before such date. Dividends will be paid on the restricted shares as dividends are paid on shares of the Company's Common Stock. These dividends are accounted for in a manner consistent with the Company's Common Stock dividends, as a reduction to retained earnings. For accounting purposes, the Company will take a total charge of approximately $3.0 million related to the restricted stock awards, which will be amortized over the period from November 6, 2002 through December 31, 2005. This charge is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation."

        Further, the Company granted the Chief Financial Officer 100,000 restricted shares which became fully-vested on January 31, 2004 as a result of the Company achieving a 53.28% total shareholder rate of return (dividends since November 6, 2002 plus share price appreciation from January 2, 2003). The Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $4.1 million (the fair market value of the 100,000 shares at $40.02 per share plus the

Company's share of taxes). For accounting purposes, the employment arrangement described above was treated as a contingent, variable plan until January 31, 2004.

        During the year ended December 31, 2001, the Company entered into a three-year employment agreement with its Chief Executive Officer. Under the agreement, the Chief Executive Officer receives an annual base salary of $1.0 million. He may also receive a bonus, which is targeted to be an amount equal to his base salary, if the Company achieves certain performance targets set by the Compensation Committee. The bonus award may be increased or reduced from the target depending upon the degree to which the performance goals are exceeded or are not met, and may not exceed 200.00% of his base salary. The bonus is reduced by the amount of any dividends paid to the Chief Executive Officer in respect of phantom shares (described below) which are awarded to him and have contingently vested. The Chief Executive Officer received approximately $4.4 million in such dividends in 2003. As such, no additional bonus was paid in that year. As part of this agreement, the Company confirmed a prior grant of 750,000 stock options made to the executive on March 2, 2001 with an exercise price of $19.69, which represented the market price at the date of the original contingent grant. However, because the grant required further approval by the Compensation Committee and the Board of Directors, no measurement date occurred for accounting purposes until such approvals were made, at which point the market price of the Company's Common Stock was $24.90. Accordingly, an aggregate charge of approximately $3.9 million was recognized with respect to these options over the term of this agreement and is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation." These options vested in three equal annual installments of 250,000 shares in each successive January beginning in January 2002. During the last week of March 2004, the Chief Executive Officer exercised and sold 150,000 of these shares. Subsequent to quarter end, on April 1, 2004, the Chief Executive Officer exercised the remaining 600,000 options and sold 100,000 of these shares.

        The Company also granted the Chief Executive Officer 2.0 million unvested phantom shares, each of which represents one share of the Company's Common Stock. These shares were scheduled to vest in installments of 350,000 shares, 650,000 shares, 600,000 shares and 400,000 shares on a contingent basis when the average closing price of the Company's Common Stock for a 60 calendar day period achieved thresholds of $25.00, $30.00, $34.00 and $37.00, respectively. As of March 31, 2004 all thresholds have been attained, and a total of 2.0 million of these shares have fully vested. The market price of the Common Stock on March 30, 2004 was $42.40 and the Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $86.0 million (the fair market value of the 2.0 million shares at $42.40 per share plus the Company's share of taxes). Upon the phantom share units becoming fully vested, the Company delivered to the executive 728,552 shares of Common Stock and $53.9 million of cash, the total of which is equal to the fair market value of the 2.0 million shares of Common Stock multiplied by the closing stock price of $42.40 on March 30, 2004. Prior to March 30, 2004, the executive received dividends on shares that were contingently vested and were not forfeited under the terms of the agreement, when the Company declared and paid dividends on its Common Stock. Because no shares had been issued prior to March 30, 2004, dividends received on these phantom shares were reflected as compensation expense by the Company. For accounting purposes, this arrangement was treated as a contingent, variable plan and no additional compensation expense was recognized until the shares became irrevocably vested on March 30, 2004, at which time the Company reflected a charge equal to the fair value of the shares irrevocably vested.

        On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period. In connection with this award the Company recorded a $10.1 million charge in "General and administrative—stock-based compensation expense" on the Company's Consolidated Statements of Operations.

        In addition, the Chief Executive Officer purchased an 80.00% interest in the Company's 2006 high performance unit program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer will be based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

        Certain affiliates of SOFI IV and the Company's Chief Executive Officer have agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares, net of tax benefits realized by the Company or its shareholders on account of compensation expense deductions. The reimbursement obligation arose once the restricted share award became fully vested on September 30, 2002. The Company's Chief Executive Officer fulfilled his reimbursement obligation through the delivery of shares of the Company's Common Stock owned by him. In the case of the SOFI IV affiliates, the reimbursement payment must be made through the delivery of approximately $2.4 million in cash or 131,250 shares of Common Stock. As of March 31, 2004, the SOFI IV affiliates fulfilled their obligation through the payment of approximately $2.4 million in cash. These reimbursement payments are reflected as "Additional paid-in capital" on the Company's Consolidated Balance Sheets, and not as an offset to the charge referenced above.

High Performance Unit Program

        In May 2002, the Company's shareholders approved the iStar Financial High Performance Unit ("HPU") Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. The program entitles the employee participants ("HPU holders") to receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock (share price appreciation plus dividends) exceeds certain performance levels.

        Initially, there were three plans within the program: the 2002 plan, the 2003 plan, and the 2004 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

        For these three plans, the Company's performance is measured over a one-, two-, or three-year valuation period, beginning on January 1, 2002 and ending on December 31, 2002, March 31, 2004 and December 31, 2004, respectively. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        If the total rate of return on the Company's Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company's Common Stock equal to the following: 7.50% of the Company's excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company's common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company's Common Stock for the 20 trading days immediately preceding the applicable valuation date.

        If the total rate of return on the Company's Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the Common Stock.

        Regardless of how much the Company's total rate of return exceeds the threshold performance levels, the dilutive impact to the Company's shareholders resulting from distributions on High Performance Common Stock in each plan is limited to the equivalent of 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock outstanding during the valuation period.

        The employee participants have purchased their interests in High Performance Common Stock through a limited liability company at purchase prices approved by the Company's Board of Directors. The Company's Board has established the prices of the High Performance Common Stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices were set on June 25, 2002 and were approximately $2.8 million, $1.8 million and $1.3 million for the 2002, 2003 and 2004 plans, respectively. No employee is permitted to exchange his or her interest in the LLC for shares of High Performance Common Stock prior to the applicable valuation date.

        The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83%). As a result of this superior performance, the participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2003 dividend. The Company will pay dividends on the 2002 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid. The Company has the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 plan if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005.

        The total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded the fixed performance threshold of 20.00% and the industry index return of 24.66%. The plan was fully funded and was limited to 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock during the valuation period. As a result of the Company's superior performance, the participants in the 2003 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 987,149 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments will begin with the first quarter 2004 dividend. The Company will pay dividends on the 2003 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid.

        A new 2005 plan has been established with a three-year valuation period ending December 31, 2005. Awards under the 2005 plan were approved on January 14, 2003. The 2005 plan has 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $573,000. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2005 plan are substantially the same as the prior plans.

        A new 2006 plan has been established with a three-year valuation period ending December 31, 2006. Awards under the 2006 plan were approved on January 23, 2004. The 2006 plan had 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $714,700. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2006 plan are substantially the same as the prior plans.

        The additional equity from the issuance of the High Performance Common Stock is recorded as a separate class of stock and included within shareholders' equity on the Company's Consolidated Balance Sheets. Net income allocable to common shareholders will be reduced by the HPU holders' share of dividends paid and undistributed earnings, if any.

401(k) Plan

        Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401(k) Plan following completion of three months of continuous service with the Company. Each participant may contribute on a pretax basis up to the maximum percentage of compensation and dollar amount permissible under Section 402(g) of the Internal Revenue Code not to exceed the limits of Code Sections 401(k), 404 and 415. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf of up to 50.00% of the first 10.00% of the participant's annual compensation. The Company made gross contributions of approximately $279,000 and $207,000 for the three months ended March 31, 2004 and 2003, respectively.

Note 11—Earnings Per Share

        The following table presents a reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the three months ended March 31, 2004 and 2003, respectively (in thousands, except per share data):

	For the Three Months Ended March 31,
	2004	2003
Numerator:
Net income (loss) from continuing operations	$(38,270)	$64,235
Preferred dividend requirements	(19,600)	(9,227)

Net income (loss) allocable to common shareholders and HPU holders before income from discontinued operations and gain from discontinued operations(1)	(57,870)	55,008
Income from discontinued operations	3,018	3,454
Gain from discontinued operations	136	264

Net income (loss) allocable to common shareholders and HPU holders(1)	$(54,716)	$58,726

Denominator:
Weighted average common shares outstanding for basic earnings per common share	107,468	98,472
Add: effect of assumed shares issued under treasury stock method for stock options, restricted shares and warrants	—	1,549
Add: effect of contingent shares	—	1,264

Weighted average common shares outstanding for diluted earnings per common share	107,468	101,285

Basic earnings per common share:
Net income (loss) allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)	$(0.53)	$0.56
Income from discontinued operations	0.03	0.03
Gain from discontinued operations	0.00	0.00

Net income (loss) allocable to common shareholders(2)	$(0.50)	$0.59

Diluted earnings per common share:
Net income (loss) allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)(3)	$(0.53)	$0.54
Income from discontinued operations	0.03	0.04
Gain from discontinued operations	0.00	0.00

Net income (loss) allocable to common shareholders(2)(3)	$(0.50)	$0.58

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended March 31, 2004, net loss used to calculate earnings per common share excludes $905 of net loss allocable to HPU holders. For the three months ended March 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

(3)
For the three months ended March 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $39.

        For the three months ended March 31, 2004, there were approximately 2.2 million stock options, 84,000 restricted shares, 2.0 million contingent shares, 6.1 million warrants and 371,000 joint venture shares that were antidilutive. In addition, there were approximately 163,000 stock options, 6.1 million warrants and 298,000 joint venture shares that were antidilutive for the three months ended March 31, 2003.

Note 12—Comprehensive Income

        Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income" requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. Total comprehensive income (loss) was $(40.6) million and $72.5 million for the three months ended March 31, 2004 and 2003, respectively. The primary components of comprehensive income other than net income consist of amounts attributable to the adoption and continued application of SFAS No. 133, to the Company's cash flow and fair value hedges and changes in the fair value of the Company's available-for-sale investments.

        For the three months ended March 31, 2004 and 2003, the change in fair market value of the Company's unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges was a decrease of $5.5 million and an increase $4.6 million, respectively, and was recorded as an adjustment to accumulated other comprehensive income. The reconciliation to comprehensive income is as follows (in thousands):

	For the Three Months Ended March 31,
	2004	2003
Net income (loss)	$(35,116)	$67,953
Other comprehensive income (loss):
Reclassification of unrealized gains into earnings upon realization	(3,897)	—
Unrealized gains on available-for-sale investments	2,587	5,926
Unrealized losses on cash flow and fair value hedges	(4,154)	(1,375)

Comprehensive income	$(40,580)	$72,504

        Unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges are recorded as adjustments to shareholders' equity through "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in adjusted earnings or net income unless realized.

        As of March 31, 2004 and December 31, 2003, accumulated other comprehensive income (losses) reflected in the Company's shareholders' equity is comprised of the following (in thousands):

	As of March 31, 2004	As of December 31, 2003
Unrealized gains on available-for-sale investments	$8,052	$9,362
Unrealized losses on cash flow and fair value hedges	(12,509)	(8,354)

Accumulated other comprehensive income (losses)	$(4,457)	$1,008

        Over time, the unrealized gains and losses held in other comprehensive income will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in other comprehensive income is expected to be reclassified to earnings over the lives of the current hedging instruments, or for the realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable.

Note 13—Dividends

        In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90.00% of its taxable income and must distribute 100.00% of its taxable income to avoid paying corporate federal income taxes. The Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation), in certain circumstances, the Company may generate operating cash flow in excess of its dividends or, alternatively, may be required to borrow to make sufficient dividend payments.

        On April 1, 2004, the Company declared a dividend of approximately $79.4 million, or $0.6975 per common share applicable to the three-month period ended March 31, 2004 and payable to shareholders of record and holder of certain share equivalents on April 15, 2004. The Company also declared dividends aggregating $2.0 million, $2.8 million, $2.0 million and $1.5 million, respectively, on its Series D, E, F and G preferred stock, respectively, for the three months ended March 31, 2004. There are no divided arrearages on any of the preferred shares currently outstanding.

        Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. In connection with the redemption of the Series B preferred stock on February 23, 2004 the Company paid a final dividend of $920,000 representing unpaid dividends of $0.46 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $5.5 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.30 per share. In connection with the redemption of the Series C preferred stock on February 23, 2004 the Company paid a final dividend of $585,000 representing unpaid dividends of $0.45 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $3.5 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series D preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

        Holders of shares of the Series E preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.97 per share. The remaining terms relating to dividends of the Series E preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of shares of the Series F preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.80% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.95 per share. The remaining terms relating to dividends of the Series F preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of shares of the Series G preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.65% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.91 per share. The remaining terms relating to dividends of the Series G preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of the Series I preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.50% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.88 per share. The remaining terms relating to dividends of the Series I preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        The 2002 and 2003 High Performance Unit Program reached their valuation dates on December 31, 2002 and 2003, respectively. Based on the Company's 2002 and 2003 total rate of return, the participants are entitled to receive cash dividends on 819,254 shares and 987,149 shares, respectively, of the Company's Common Stock. The Company will pay dividends on these units in the same amount per equivalent share and on the same distribution dates as shares of the Company's Common Stock. Such dividend payments for the 2002 plan began with the first quarter 2003 dividend and such dividends for the 2003 plan will begin with the first quarter 2004 dividend. All dividends to HPU holders will reduce net income allocable to common shareholders when paid. Additionally, net income allocable to common shareholders will be reduced by the HPU holders' share of undistributed earnings, if any.

        The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

Note 14—Segment Reporting

        Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

        The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have any foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for more than 4.23% of revenues (see Note 9 for other information regarding concentrations of credit risk).

        The Company evaluates performance based on the following financial measures for each segment:

	Real Estate Lending	Corporate Tenant Leasing	Corporate/ Other(1)	Company Total
		(In thousands)
Three months ended March 31, 2004:
Total revenues(2):	$94,213	$70,581	$315	$165,109
Equity in earnings from joint ventures and unconsolidated subsidiaries:	—	6,248	—	6,248
Total operating and interest expense(3):	15,822	38,266	155,406	209,494
Net operating income (loss)(4):	78,391	38,563	(155,091)	(38,137)

Three months ended March 31, 2003:
Total revenues(2):	$76,897	$60,235	$550	$137,682
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries:	—	1,029	(1,087)	(58)
Total operating and interest expense(3):	24,575	27,292	21,483	73,350
Net operating income (loss)(4):	52,322	33,972	(22,020)	64,274

As of March 31, 2004:
Total long-lived assets(5):	3,985,022	2,864,255	N/A	6,849,277
Total assets:	4,093,374	3,081,836	129,637	7,304,847

As of December 31, 2003:
Total long-lived assets(5):	3,702,674	2,535,885	N/A	6,238,559
Total assets:	3,810,679	2,729,716	120,195	6,660,590

Explanatory Notes:

(1)
Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment.

(2)
Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(3)
Total operating and interest expense represents provision for loan losses, loss on early extinguishment of debt for the Real Estate Lending business and operating costs on CTL assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. Interest expense on unsecured notes, general and administrative expense and general and administrative-stock-based compensation is included in Corporate and Other for all periods. Depreciation and amortization of $15.3 million and $12.3 million for the three months ended March 31, 2004 and 2003, respectively, are included in the amounts presented above.

(4)
Net operating income (loss) represents net income (loss) before minority interest, income from discontinued operations and gain from discontinued operations.

(5)
Total long-lived assets is comprised of Loans and Other Lending Investments, net and Corporate Tenant Lease Assets, net, for each respective segment.

Note 15—Subsequent Events

      On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR + 1.00% and has a 25 basis point annual facility fee. This new credit facility replaces the existing $300.0 million unsecured credit facility maturing July 2004.

        On April 8, 2004, Lazard Freres exercised warrants issued to them as part of the Company's acquisition of their structured finance portfolio in 1998. As a result of this exercise the Company issued approximately 1.1 million shares of common stock. The warrants had previously been accounted for under the treasury method for earnings per share calculations and were included in the Company's diluted share count.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The Company is in the business of providing custom-tailored financing solutions to private and corporate owners of real estate nationwide. Depending upon market conditions and the Company's views about the United States economy generally and the real estate markets specifically, the Company will adjust its investment focus from time to time and emphasize certain products, industries and geographic markets over others.

        The Company began its business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of customers in its markets. In March 1998, the private investment funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that public company. In November 1999, the Company acquired its leasing subsidiary, TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), which was then the largest publicly-traded company specializing in corporate sale/leaseback for office and industrial facilities (the "TriNet Acquisition"). Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of its Common Stock and converted its organizational form to a Maryland corporation. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

        The Company has experienced significant growth since its first quarter as a public company in 1998. Transaction volume for the fiscal year ended December 31, 2003 was $2.2 billion, compared to $1.7 billion in 2002 and $1.1 billion in 2001. The Company completed 60 financing commitments in 2003, compared to 41 in 2002 and 35 in 2001. During the first quarter of 2004 the Company had $948.8 million of transaction volume representing 14 financing commitments. Repeat customer business has become a key source of transaction volume for the Company, accounting for approximately 55.8% of the Company's cumulative volume through the first quarter of 2004. Based upon feedback from its customers, the Company believes that greater recognition of the Company and its reputation for completing highly structured transactions in an efficient manner have also contributed to increases in its transaction volume.

        The benefits of higher investment volumes were mitigated to an extent by the extremely low interest rate environment in 2002, 2003 and the first quarter of 2004. Low interest rates benefit the Company in that its borrowing costs decrease, but similarly, earnings on its variable-rate lending investments also decrease. Conversely, in an environment of rising interest rates, the Company's borrowing costs may increase, but earnings on its variable-rate lending investments would also increase. The Company's policy is to match fund its fixed-rate assets with fixed-rate debt and variable-rate assets with variable-rate debt so that changes in interest rates do not significantly impact the Company's earnings.

        During the difficult economic and real estate market conditions of 2002 and 2003, the Company focused its investment activity on lower risk investments such as first mortgages and corporate tenant lease transactions that met its risk adjusted return standards. The Company continued to emphasize these products in the first quarter of 2004. The Company has experienced minimal losses on its lending investments. In 2003 and the first quarter of 2004, the Company also focused on re-leasing space at its corporate tenant lease facilities under longer-term leases in an effort to reduce the impact of lease expirations on the Company's earnings. The Company has seen indications of improvements in the U.S. economy and strengthening in some sectors of the real estate markets in the first quarter of 2004. The Company believes that the commercial real estate industry is attracting large amounts of investment capital. The Company intends to maintain its disciplined approach to underwriting its investments and will adjust its focus away from markets and products where the Company believes that the available pricing terms do not fairly reflect the risks of the investments.

        The Company has continued to broaden its sources of capital and was particularly active in the capital markets in 2003 and in the first quarter of 2004. The Company's strong performance and the low interest rate environment enabled the Company to issue equity and debt securities in 2003 and the first quarter of 2004 on attractive pricing terms. The Company used the proceeds from the issuances to repay secured indebtedness and to refinance higher cost capital. The Company made significant progress in 2003 and continues to make progress in the first quarter of 2004 in migrating its debt obligations from secured debt towards unsecured debt. Subsequent to the first quarter of 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR plus 1.00% and has a 25 basis point annual facility fee. While the Company considers it prudent to have a broad array of sources of capital, including secured financing arrangements, the Company will continue to seek to reduce its use of secured debt and increase its use of unsecured debt.

        The Company's earnings for the first quarter of 2004 reflect the following charges:

  •
  a $106.9 million stock-based compensation charge relating to the full vesting of: (1) 2.0 million incentive shares awarded to our Chief Executive Officer under his March 2001 employment agreement; (2) 236,167 shares of common stock awarded to our Chief Executive Officer that are restricted from sale for five years unless performance thresholds in the Company's common stock price are met; (3) 100,000 restricted performance shares awarded to our Chief Financial Officer when she joined the Company in 2002; and (4) 155,000 shares of common stock awarded to several employees during 2002;

  •
  an $11.5 million charge relating to the redemption of $110.0 million of the Company's 8.75% Senior Notes due 2008 at a redemption price of 108.75% of the principal amount of the notes being redeemed; and

  •
  a $9.0 million charge to net income allocable to common shareholders and HPU holders relating to the redemption of all the Company's outstanding 9.375% Series B and 9.200% Series C Cumulative Redeemable Preferred Stock.

        In the first quarter of 2004, the Company continued to take advantage of opportunities to refinance a portion of its higher cost debt securities and preferred stock through the issuance of unsecured debt and equity securities having much lower costs to the Company.

Results of Operations

Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

        Interest income—Interest income increased by $9.7 million to $83.1 million for the three months ended March 31, 2004 from $73.4 million for the same period in 2003. This increase was primarily due to $31.1 million of interest income on new originations or additional fundings, offset by an $18.4 million decrease from the repayment of loans and other lending investments. This increase was partially offset by a decrease in interest income on the Company's variable-rate lending investments as a result of lower average one-month LIBOR rates of 1.10% in 2004, compared to 1.34% in 2003.

        Operating lease income—Operating lease income increased by $10.2 million to $70.1 million for the three months ended March 31, 2004 from $59.9 million for the same period in 2003. Of this increase, $12.5 million was attributable to new CTL investments. This increase was partially offset by $1.9 million of lower operating lease income due to vacancies on certain CTL assets.

        Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, asset management fees, lease termination fees, mortgage servicing fees and dividends on certain investments. The Company's experience has been that early repayments increase significantly in low interest rate environments. During the three months ended March 31, 2004, other income included realized gains on sale of lending investments of $4.6 million, income from loan repayments and prepayment penalties of $6.3 million, asset management, mortgage servicing and other fees of approximately $654,000 and other miscellaneous income such as dividend payments of $323,000.

        During the three months ended March 31, 2003, other income included realized gains on loan repayments of $3.0 million, asset management, mortgage servicing fees and other fees of approximately $1.2 million and other miscellaneous income such as dividend payments of $121,000.

        Interest expense—For the three months ended March 31, 2004, interest expense increased by $4.9 million to $52.0 million from $47.1 million for the same period in 2003. This increase was primarily due to higher average borrowings on the Company's debt obligations, term loans and secured notes. This increase was partially offset by lower average one-month LIBOR rates, which averaged 1.10% in 2004 compared to 1.34% in 2003 on the unhedged portion of the Company's variable-rate debt and by a $1.3 million increase in amortization of deferred financing costs on the Company's debt obligations in 2004 compared to the same period in 2003.

        Operating costs—corporate tenant lease assets—For the three months ended March 31, 2004, operating costs increased by approximately $2.5 million from $3.6 million to $6.1 million for the same period in 2003. This increase is primarily related to new CTL investments and higher unrecoverable operating costs due to vacancies on certain CTL assets.

        Depreciation and amortization—Depreciation and amortization increased by $3.0 million to $15.3 million for the three months ended March 31, 2004 from $12.3 million for the same period in 2003. This increase is primarily due to depreciation on new CTL investments.

        General and administrative—For the three months ended March 31, 2004, general and administrative expenses increased by $5.7 million to $13.4 million, compared to $7.7 million for the same period in 2003. This increase is primarily due to the consolidation of iStar Operating and the increase in payroll and compensation expenses.

        General and administrative—stock-based compensation—General and administrative-stock-based compensation increased by $106.7 million for the three months ended March 31, 2004 compared to the same period in 2003. In 2004, the Company recognized a charge of approximately $106.9 million composed of $4.1 million for the performance-based vesting of 100,000 restricted shares granted under the Company's long-term incentive plan to the Chief Financial Officer, $86.0 million for the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, $10.1 million for the one-time award of Common Stock to the Chief Executive Officer, and $6.7 million for the vesting of 155,000 restricted shares granted to several employees.

        Provision for loan losses—The Company's charge for provision for loan losses increased to $3.0 million for the three months ended March 31, 2004 compared to $1.8 million in the same period in 2003. As more fully discussed in Note 4 to the Company's Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

        Loss on early extinguishment of debt—During the three months ended March 31, 2004, the Company had $11.5 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing costs related to the redemption of $110.0 million of the Company's 8.75% Senior Notes due 2008. In addition, the Company incurred $428,000 of losses associated with the amortization of deferred financing costs related to the early repayment of the Company's $60.0 million term loan which had an original maturity of June 2004. The Company also incurred a loss of $287,000 associated with amortization of deferred financing costs related to the early repayment of the Company's $193.0 million term loan which had an original maturity of July 2004. All of these activities related to the Company's strategies of migrating its borrowings toward more unsecured debt and taking advantage of lower cost refinancing opportunities.

        During the three months ended March 31, 2003, the Company had no losses on early extinguishment of debt.

        Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries—For the three months ended March 31, 2004, equity in earnings (loss) from joint ventures and unconsolidated subsidiaries increased by $6.3 million to $6.2 million from approximately $(58,000) for the same period in 2003. This increase is primarily due to the conveyance by one of the Company's CTL joint ventures of its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of its obligations of the related loan. (see Note 6 to the Company's Consolidated Financial Statements).

        Income from discontinued operations—For the three months ended March 31, 2004 and 2003, operating income earned by the Company on CTL assets sold through September 30, 2004 (prior to their sale) and assets held for sale as of September 30, 2004, of approximately $3.0 million and $3.5 million, respectively, is classified as "discontinued operations."

        Gain from discontinued operations—During the three months ended 2004, the Company disposed of one CTL asset for net proceeds of $2.8 million and recognized a gain of approximately $136,000.

        During the three months ended 2003, the Company disposed of one CTL asset for net proceeds of $4.0 million and recognized a gain of approximately $264,000.

Adjusted Earnings

        Adjusted earnings represents net income allocable to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for unconsolidated partnerships and joint ventures reflect the Company's share of adjusted earnings calculated on the same basis.

        The Company believes that adjusted earnings is a helpful measure to consider, in addition to net income, because this measure helps the Company to evaluate how its commercial real estate finance business is performing compared to other commercial finance companies, without the effects of certain GAAP adjustments that are not necessarily indicative of current operating performance. The most significant GAAP adjustments that the Company excludes in determining adjusted earnings are depreciation and amortization. As a commercial finance company that focuses on real estate lending and corporate tenant leasing, the Company records significant depreciation on its real estate assets and amortization of deferred financing costs associated with its borrowings. These items do not affect the Company's daily operations, but they do impact financial results under GAAP. By measuring its performance using adjusted earnings and net income, the Company is able to evaluate how its business is performing both before and after giving effect to recurring GAAP adjustments such as depreciation and amortization and, in the case of adjusted earnings, after including earnings from its joint venture interests on the same basis and excluding gains or losses from the sale of assets that will no longer be part of its continuing operations.

        Adjusted earnings is not an alternative or substitute for net income in accordance with GAAP as a measure of the Company's performance. Rather, the Company believes that adjusted earnings is an additional measure that helps analyze how its business is performing. This measure is also used to track compliance with covenants in the Company's borrowing arrangements because several of its material borrowing arrangements have covenants based upon this measure. Adjusted earnings should not be viewed as an alternative measure of either the Company's liquidity or funds available for its cash needs or for distribution to its shareholders. In addition, the Company may not calculate adjusted earnings in the same manner as other companies that use a similarly titled measure.

	For the Three Months Ended March 31,
	2004	2003
	(Unaudited) (In thousands)
Adjusted earnings:
Net income (loss) allocable to common shareholders and HPU holders	$(54,716)	$58,726
Add: Joint venture income	—	249
Add: Depreciation	15,938	13,272
Add: Joint venture depreciation and amortization	1,532	1,012
Add: Amortization of deferred financing costs	10,312	6,451
Less: Gains from discontinued operations	(136)	(264)

Adjusted diluted earnings allocable to common shareholders and HPU holders(1)(2)(3)(4)	$(27,070)	$79,446

Weighted average diluted common shares outstanding(5)	107,468	101,582

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended March 31, 2004 and 2003, includes $447 of net loss and $636 of net income, respectively, allocable to HPU holders.

(3)
For the three months ended March 31, 2004, includes $11.5 million of cash paid for prepayment penalties associated with early extinguishment of debt.

(4)
For the three months ended March 31, 2004, includes a $106.9 million charge related to performance-based vesting of 100,000 restricted shares granted under the Company's long-term incentive plan to the Chief Financial Officer, the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, the one-time award of Common Stock with a value of $10.0 million to the Chief Executive Officer, the vesting of 155,000 restricted shares granted to several employees and the Company's share of taxes associated with all transactions.

(5)
For the three months ended March 31, 2003, in addition to the GAAP defined weighted average diluted shares outstanding this balance includes an additional 297,000 shares relating to the additional dilution of joint venture shares.

Risk Management

        First Dollar and Last Dollar Exposure—One component of the Company's risk management assessment is an analysis of the Company's first and last dollar loan-to-value percentage with respect to the facilities or companies the Company finances. First dollar loan-to-value represents the weighted average beginning point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances. Last dollar loan-to-value represents the weighted average ending point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances.

        Loans and Other Lending Investments Credit Statistics — The table below summarizes the Company's loans and other lending investments that are more than 60-days past due in scheduled payments and details the provision for loan losses associated with the Company's lending investments for March 31, 2004, and December 31, 2003, as well as charge-offs for the three months ended March 31, 2004, and the year ended December 31, 2003 (in thousands):

	As of March 31, 2004		As of December 31, 2003
	$	%	$	%
Carrying value of loans past due 60 days or more/ As a percentage of loans and other lending investments	$27,526	0.68%	$27,480	0.74%
Provision for loan losses/ As a percentage of loans and other lending investments	36,436	0.91%	33,436	0.89%
Net charge-offs/ As a percentage of loans and other lending investments	—	—	3,314	0.09%

        Non-Accrual Loans—The Company transfers loans to non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or ceased efforts toward, curing the cause of an impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. Interest income is recognized only upon actual cash receipt for loans on non-accrual status. As of March 31, 2004, the Company has three assets on non-accrual status with an aggregate carrying value of $40.3 million, or 0.55% of total assets, compared to 0.61% at December 31, 2003. Two of these three borrowers remain current on all of the debt service payments due to the Company. Management believes there is adequate collateral to support the book values of the assets.

        Watch List Assets—The Company conducts a quarterly comprehensive credit review, resulting in an individual risk rating being assigned to each asset. This review is designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an "early warning system." As of March 31, 2004, the Company had five assets on its credit watch list, including the three non-accrual loans discussed above, with an aggregate carrying value of $116.2 million, or 1.59% of total assets, compared to 1.55% at December 31, 2003.

Liquidity and Capital Resources

        The Company requires significant capital to fund its investment activities and operating expenses. The Company has sufficient access to capital resources to fund its existing business plan, which includes the expansion of its real estate lending and corporate tenant leasing businesses. The Company's capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, long-term financing secured by the Company's assets, unsecured financing and the issuance of common, convertible and/or preferred equity securities. Further, the Company may acquire other businesses or assets using its capital stock, cash or a combination thereof.

        The distribution requirements under the REIT provisions of the Code limit the Company's ability to retain earnings and thereby replenish or increase capital committed to its operations. However, the Company believes that its access to significant capital resources and financing will enable the Company to meet current and anticipated capital requirements.

        The Company believes that its existing sources of funds will be adequate for purposes of meeting its short- and long-term liquidity needs. The Company's ability to meet its long-term (i.e., beyond one year) liquidity requirements is subject to obtaining additional debt and equity financing. Any decision by the Company's lenders and investors to provide the Company with financing will depend upon a number of factors, such as the Company's compliance with the terms of its existing credit arrangements, the Company's financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders' and investors' resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative investment or lending opportunities.

        The following table outlines the contractual obligations related to the Company's long-term debt agreements and operating lease obligations. There are no other long-term liabilities of the Company that would constitute a contractual obligation.

		Principal Payments Due By Period(1)
	Total	Less Than 1 Year	2-3 Years	4-5 Years	6-10 Years	After 10 Years
	(In thousands)
Long-Term Debt Obligations:
Secured revolving credit facilities	$530,857	$—	$530,857	$—	$—	$—
Unsecured revolving credit facilities	—	—	—	—	—	—
Secured term loans	799,816	25,756	259,964	325,290	96,060	92,746
iStar Asset Receivables secured notes(2)	1,240,800	33,484	208,466	—	998,850	—
Unsecured notes	2,100,000	—	225,000	775,000	1,000,000	100,000
Other debt obligations	—	—	—	—	—	—

Total	4,671,473	59,240	1,224,287	1,100,290	2,094,910	192,746
Operating Lease Obligations:(3)	16,067	2,879	5,878	4,761	2,549	—

Total	$4,687,540	$62,119	$1,230,165	$1,105,051	$2,097,459	$192,746

Explanatory Notes:

(1)
Assumes exercise of extensions on the Company's long-term debt obligations to the extent such extensions are at the Company's option.

(2)
Based on expected proceeds from principal payments received on loan assets collateralizing such notes.

(3)
The Company also has a $1.0 million letter of credit outstanding as security for its primary corporate office lease.

        The Company has four LIBOR-based secured revolving credit facilities with an aggregate maximum capacity of $2.0 billion, of which $530.9 million was drawn as of March 31, 2004 (see Note 7 to the Company's Consolidated Financial Statements). Availability under these facilities is based on collateral provided under a borrowing base calculation. At March 31, 2004, the Company also had an unsecured credit facility totaling $300.0 million which bears interest at LIBOR + 2.125% per annum and matures in July 2004. At March 31, 2004, the Company had no amounts drawn under this facility.

        The Company's debt obligations contain covenants that are both financial and non-financial in nature. Significant financial covenants include limitations on the Company's ability to incur indebtedness beyond specified levels, restrictions on the Company's ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of its own equity securities, that the Company makes. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of March 31, 2004, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

        Unencumbered Assets/Unsecured Debt—The Company has made and will continue to make progress in migrating its balance sheet towards more unsecured debt, which generally results in a corresponding reduction of secured debt and an increase in unencumbered assets. The exact timing in which the Company will issue or borrow unsecured debt will be subject to market conditions. The following table shows the ratio of unencumbered assets to unsecured debt at March 31, 2004 and December 31, 2003 (in thousands):

	As of March 31, 2004	As of December 31, 2003
Total Unencumbered Assets	$3,588,944	$2,167,388
Total Unsecured Debt(1)	$2,100,000	$1,315,000
Unencumbered Assets/Unsecured Debt(2)	171%	165%

Explanatory Notes:

(1)
See Note 7 to the Company's Consolidated Financial Statements for a more detailed description of the Company's unsecured debt.

(2)
At December 31, 2003, the Company had assets with an aggregate book value of $346.6 million pledged as collateral to its secured revolving credit facilities for which there were no amounts drawn. If these assets had been released from the credit facilities, unencumbered assets/unsecured debt would have been 191%.

        Capital Markets Financings—The Company was an active issuer in the capital markets in three months ended March 31, 2004. The continued strength of the Company's stock price and the low interest rate environment provided the Company with the opportunity to issue equity and debt securities on attractive pricing terms. During the three months ended March 31, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.700% and maturing between 2009 and 2014 and $175.0 million of variable-rate Senior Notes bearing interest at annual rates of three- month LIBOR+1.25% and maturing in 2007. The Company issued 8.3 million shares of preferred stock in two series with cumulative annual dividend rates of 7.50%.

        During the 12 months ended December 31, 2003, the Company issued $685.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 6.00% to 7.00% and maturing between 2008 and 2013. All of the shares of preferred stock have a liquidation preference of $25.00 per share. The Company issued 12.8 million shares of preferred stock in three series with cumulative annual dividend rates ranging from 7.650% to 7.875%. The Company also issued 5.0 million shares of Common Stock in 2003 at a price to the public of $38.50 per share.

        The Company primarily used the proceeds from the issuances of securities described above to repay secured indebtedness as it migrates its balance sheet towards more unsecured debt and to refinance higher yielding obligations. During the three months ended March 31, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in "Loss on early extinguishment of debt" on the Company's Consolidated Statements of Operations. The Company also retired its 3.3 million shares of Series H Variable Rate Cumulative Redeemable Preferred Stock. In addition, the Company redeemed all of its 2.0 million shares of 9.375% Series B Cumulative Redeemable Preferred Stock and all of its 1.3 million shares of 9.200% Series C Cumulative Redeemable Preferred Stock. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        During the 12 months ended December 31, 2003, the Company retired all of its 4.0 million shares of 9.50% Series A Cumulative Redeemable Preferred Stock and the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary.

        Other Financing Activities—On March 12, 2004, one of the Company's $700.0 million secured facilities was amended to reduce the maximum amount available to $250.0 million, to extend the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

        On March 10, 2004, the Company repaid its $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

        On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

        On December 5, 2003, the Company issued $350.0 million of 6.00% Senior Notes due 2010 and $150.0 million of 6.50% Senior Notes due in 2013. The Notes due 2010 were sold at 99.44% of their principal amount and the Notes due 2013 were sold at 99.23% of their principal amount. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to partially repay secured indebtedness.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        Hedging Activities—The Company has variable-rate lending assets and variable-rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, the Company earns more on its variable-rate lending assets and pays more on its variable-rate debt obligations and, conversely, as interest rates decrease, the Company earns less on its variable-rate lending assets and pays less on its variable-rate debt obligations. When the amount of the Company's variable-rate debt obligations exceeds the amount of its variable-rate lending assets, the Company utilizes derivative instruments to limit the impact of changing interest rates on its net income. The Company does not use derivative instruments to hedge assets or for speculative purposes. The derivative instruments the Company uses are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable-rate debt obligations to fixed-rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable-rate debt obligations.

        In addition, when appropriate the Company enters into interest rate swaps that convert fixed-rate debt to variable rate in order to mitigate the risk of changes in fair value of the fixed-rate debt obligations.

        The primary risks from the Company's use of derivative instruments are the risks that a counterparty to a hedging arrangement could default on its obligation and the risk that the Company may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by the Company. As a matter of policy, the Company enters into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A" by Standard & Poor's ("S&P") and "A2" by Moody's Investors Service ("Moody's"). The Company's hedging strategy is approved and monitored by the Company's Audit Committee on behalf of its Board of Directors and may be changed by the Board of Directors without stockholder approval.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of March 31, 2004. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at March 31, 2004
Pay-Fixed Swap	$235,000	1.135%	3/11/04		9/15/04	$(50)
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	(52)
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	(52)
Pay-Fixed Swap	125,000	2.885%	1/23/03		6/25/06	(2,678)
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	(2,546)
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(2,528)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	6,328
Pay-Floating Swap	105,000	3.678%	1/15/04		1/15/09	1,157
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	2,936
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	4,117
Pay-Floating Swap	100,000	3.713%	1/15/04		1/15/09	1,266
Pay-Floating Swap	100,000	3.686%	1/15/04		1/15/09	1,142
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	1,915
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	1,294
Pay-Floating Swap	45,000	3.684%	1/15/04		1/15/09	508
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	8,742
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	167
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	24,000	9.000%	9/25/03		11/9/04	—

Total Estimated Value						$21,666

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1).

        Between January 1, 2003 and March 31, 2004, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14
Pay-Floating Swap	100,000	4.484%	1/16/04	5/1/14
Pay-Floating Swap	50,000	4.502%	1/16/04	5/1/14
Pay-Floating Swap	50,000	4.500%	1/16/04	5/1/14

        On March 11, 2004, the Company entered into three pay-fixed interest rate swaps all with six-month terms, rates of 1.135%, 1.144% and 1.144% and notional amounts of $235.0 million, $200.0 million and $200.0 million, respectively.

        On January 16, 2004, the Company entered into three forward starting swaps all with 10-year terms and rates of 4.484%, 4.502% and 4.500% and notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These three swaps were settled in connection with the Company's issuance of $250.0 million of 10-year Senior Notes in March 2004.

        On January 15, 2004, in connection with the Company's fixed-rate corporate bonds, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. The Company pays six-month LIBOR and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net $3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the term loan over its effective ten-year term.

        Off-Balance Sheet Transactions—The Company is not dependent on the use of any off-balance sheet financing arrangements for liquidity. As of March 31, 2004, the Company had investments in two CTL joint ventures accounted for under the equity method, which had total debt obligations outstanding of approximately $102.7 million. The Company's pro rata share of the ventures' third-party debt was approximately $41.7 million (see Note 6 to the Company's Consolidated Financial Statements). These ventures were formed for the purpose of operating, acquiring and in certain cases, developing CTL facilities. The debt obligations of these joint ventures are non-recourse to the ventures and the Company, and mature between fiscal years 2005 and 2011. As of March 31, 2004, the debt obligations consisted of four term loans bearing fixed rates per annum ranging from 7.61% to 8.43%.

        The Company's STARs securitizations are all on-balance sheet financings.

        The Company has certain discretionary and non-discretionary unfunded commitments related to its loans and other lending investments that it may need to, or choose to, fund in the future. Discretionary commitments are those under which the Company has sole discretion with respect to future funding. Non-discretionary commitments are those under which the Company is generally obligated to fund at the request of the borrower or upon the occurrence of events outside of the Company's direct control. As of March 31, 2004, the Company had 22 loans with unfunded commitments totaling $328.9 million, of which $15.1 million was discretionary and $313.8 million was non-discretionary.

        Ratings Triggers—The $300.0 million unsecured revolving credit facility that the Company held in place at March 31, 2004, bore interest at LIBOR + 2.125% per annum based on the Company's senior unsecured credit ratings of BB+ from S&P, Ba1 from Moody's and BBB- from Fitch Ratings. If the Company achieved a higher rating from either S&P or Moody's, the facility's interest rate would have improved to LIBOR + 2.00% per annum. If the Company's credit rating were downgraded by any of the rating agencies (regardless of how far), the facility's interest rate would have increased to LIBOR + 2.25% per annum. As of March 31, 2004, there was no outstanding balance on this facility. Accordingly, management does not believe any rating changes would have a material adverse impact on the Company's results of operations. There were no other ratings triggers in any of the Company's debt instruments or other operating or financial agreements at March 31, 2004.

        On July 30, 2002, the Company's senior unsecured credit rating was upgraded to an investment grade rating of BBB- from BB+ by Fitch Ratings. In addition, on July 31, 2002 and August 1, 2002, Moody's and S&P respectively raised their ratings outlook for the Company's senior unsecured credit rating to "positive." On October 22, 2003, Moody's confirmed its rating of Ba1 and its ratings outlook of "positive" for the Company. On November 20, 2003, S&P also reaffirmed its rating of BB+ and its ratings outlook of "positive" for the Company.

        Transactions with Related Parties—The Company has an investment in iStar Operating Inc. ("iStar Operating"), a taxable subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of March 31, 2004, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code and prior to July 1, 2003 was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3 to the Company's Consolidated Financial Statements) with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of March 31, 2004, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TriNet Management Operating Company, Inc. ("TMOC"), an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. On June 30, 2003, the $2.0 million investment was fully repaid and during the third quarter 2003, the entity was liquidated.

        The Company entered into an employment agreement with its Chief Executive Officer as of March 31, 2001. In addition to the salary and bonus provisions of the agreement, the agreement provides for an award of 2.0 million phantom units to the executive, each of which notionally represents one share of the Company's Common Stock. Portions of these phantom units will vest on a contingent basis if the average closing price of the Company's Common Stock achieves certain levels (ranging from $25.00 to $37.00 per share) for 60 consecutive calendar days. The total rate of return (share price appreciation plus the reinvestment of dividends at market price on the date of distribution) from January 1, 2001 through March 30, 2004 was 175.80%. All 2.0 million phantom share units became fully vested on March 30, 2004 as a result of the Company achieving a $37.00 share price for 60 consecutive calendar days. Upon the phantom share units becoming fully vested, the Company delivered to the executive 728,552 shares of Common Stock and $53.9 million of cash, the total of which is equal to the fair market value of the 2.0 million shares of Common Stock multiplied by the closing stock price of $42.40 on March 30, 2004. See "Critical Accounting Policies-Executive Compensation" below for a discussion of the accounting treatment applicable to the compensation awarded to the Chief Executive Officer under this agreement.

        As more fully described in Note 10 to the Company's Consolidated Financial Statements certain affiliates of SOF IV and the Company's Executive Officer have agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares.

        DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the three months ended March 31, 2004 and 2003, the Company issued a total of approximately 376,000 million and 619,000 shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the three months ended March 31, 2004 and 2003 were approximately $15.5 million and $17.4 million, respectively. There are approximately 2.8 million shares available for issuance under the plan as of March 31, 2004.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of March 31, 2004, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Critical Accounting Policies

        The Company's Consolidated Financial Statements include the accounts of the Company and all majority-owned and controlled subsidiaries. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe that there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. During the three months ended March 31, 2004, management reviewed and evaluated its critical accounting policies and believes them to be appropriate. The Company's accounting policies are described in Note 3 to the Company's Consolidated Financial Statements. The following are significant events relating to critical accounting policies during the three months ended March 31, 2004:

        Executive Compensation—The Company's accounting policies generally provide cash compensation to be estimated and recognized over the period of service. With respect to stock-based compensation arrangements, as of July 1, 2002 (with retroactive application to the beginning of the calendar year), the Company has adopted the fair value method allowed under SFAS No. 123 on a prospective basis, which values options on the date of grant and recognizes an expense equal to the fair value of the option multiplied by the number of options granted over the related service period. Prior to the third quarter 2002, the Company elected to use APB 25 accounting, which measured the compensation charges based on the intrinsic value of such securities when they become fixed and determinable, and recognized such expense over the related service period. These arrangements are often complex and generally structured to align the interests of management with those of the Company's shareholders. See Note 10 to the Company's Consolidated Financial Statements for a detailed discussion of such arrangements and the related accounting effects.

        During 2001, the Company entered into three-year employment agreements with its Chief Executive Officer and its former President. In addition, during 2002 the Company entered into a three-year employment agreement with its Chief Financial Officer. See Note 10 to the Company's Consolidated Financial Statements for a more detailed description of these employment agreements.

        On March 30, 2004, 2.0 million of the phantom shares awarded to the Chief Executive Officer became fully vested. The market price of the Common Stock on March 30, 2004 was $42.40 and the Company incurred a one-time charge to earnings at that time of approximately $86.0 million (the fair market value of the 2.0 million shares at $42.40 per share plus the Company's share of taxes). The

Company paid the Chief Executive Officer $53.9 million in cash with the remainder in the form of 728,552 shares of the Company's Common Stock.

        On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period. In connection with this award the Company recorded a $10.1 million charge in "General and administrative—stock based compensation expense" on the Company's Consolidated Statements of Operations.

        In addition, the Chief Executive Officer purchased an 80.00% interest in the Company's 2006 High Performance Unit Program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer is based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will only have nominal value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

New Accounting Standards

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003, FIN 46 was deferred the quarter ended March 31, 2004. In December 2003, the FASB issued a revised FIN 46 that modifies and clarifies various aspects of the original Interpretation. FIN 46 applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interest. The adoption of the additional consolidation provisions of FIN 46 did not have a material impact on the Company's Consolidated Financial Statements (see Note 6).

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements are effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

FINANCIAL STATEMENTS

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(unaudited)

	As of June 30, 2004	As of December 31, 2003
ASSETS
Loans and other lending investments, net	$4,255,005	$3,702,674
Corporate tenant lease assets, net	2,854,967	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	18,380	25,019
Assets held for sale	51,692	24,800
Cash and cash equivalents	96,073	80,090
Restricted cash	82,625	57,665
Accrued interest and operating lease income receivable	26,689	26,076
Deferred operating lease income receivable	63,412	51,447
Deferred expenses and other assets	157,588	156,934

Total assets	$7,606,431	$6,660,590

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$157,387	$126,524
Debt obligations	4,942,568	4,113,732

Total liabilities	5,099,955	4,240,256

Commitments and contingencies	—	—
Minority interest in consolidated entities	12,572	5,106
Shareholders' equity:
Series B Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 and 2,000 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	—	2
Series C Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 0 and 1,300 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	—	1
Series D Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at June 30, 2004 and December 31, 2003	4	4
Series E Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,600 shares issued and outstanding at June 30, 2004 and December 31, 2003	6	6
Series F Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at June 30, 2004 and December 31, 2003	4	4
Series G Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 3,200 shares issued and outstanding at June 30, 2004 and December 31, 2003	3	3
Series I Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,000 and 0 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	5	—
High Performance Units	7,433	5,131
Common Stock, $0.001 par value, 200,000 shares authorized, 111,167 and 107,215 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	111	107
Warrants and options	6,489	20,695
Additional paid-in capital	2,833,843	2,678,772
Retained earnings (deficit)	(303,548)	(242,449)
Accumulated other comprehensive income (losses) (See Note 12)	(2,390)	1,008
Treasury stock (at cost)	(48,056)	(48,056)

Total shareholders' equity	2,493,904	2,415,228

Total liabilities and shareholders' equity	$7,606,431	$6,660,590

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Interest income	$92,195	74,078	$175,251	147,505
Operating lease income	75,676	61,289	145,788	121,215
Other income	9,910	8,440	21,851	12,769

Total revenue	177,781	143,807	342,890	281,489

Costs and expenses:
Interest expense	58,533	49,506	110,508	96,654
Operating costs—corporate tenant lease assets	5,798	3,750	11,929	7,391
Depreciation and amortization	16,432	12,731	31,748	25,038
General and administrative	12,511	9,038	25,870	16,719
General and administrative—stock-based compensation expense	568	866	108,109	1,689
Provision for loan losses	2,000	1,750	5,000	3,500
Loss on early extinguishment of debt	1,006	—	13,178	—

Total costs and expenses	96,848	77,641	306,342	150,991

Net income before equity in earnings (loss) from joint ventures and unconsolidated subsidiaries, minority interest and other items	80,933	66,166	36,548	130,498
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	(855)	(100)	5,393	(158)
Minority interest in consolidated entities	(128)	(40)	(261)	(79)

Net income from continuing operations	79,950	66,026	41,680	130,261
Income from discontinued operations	3,069	3,720	6,087	7,174
Gain from discontinued operations	—	—	136	264

Net income	83,019	69,746	47,903	137,699
Preferred dividend requirements	(10,580)	(9,227)	(30,180)	(18,454)

Net income allocable to common shareholders and HPU holders(1)	$72,439	$60,519	$17,723	$119,245

Basic earnings per common share(2)	$0.64	$0.60	$0.16	$1.20

Diluted earnings per common share(3)(4)	$0.64	$0.59	$0.16	$1.16

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,163 and $494 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $259 and $979 of net income allocable to HPU holders, respectively.

(3)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,148 and $481 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $243 and $952 of net income allocable to HPU holders, respectively.

(4)
For the three months ended June 30, 2004 and June 30, 2003, includes $41 and $40 of joint venture income, respectively. For the six months ended June 30, 2004 and June 30, 2003, includes $3 and $79 of joint venture income, respectively.

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statement of Changes in Shareholders' Equity

(In thousands)

(unaudited)

	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	Series H Preferred Stock	Series I Preferred Stock	High Performance Units	Common Stock at Par	Warrants and Options	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Losses)	Treasury Stock	Total
Balance at December 31, 2003	$2	$1	$4	$6	$4	$3	$—	$—	$5,131	$107	$20,695	$2,678,772	$(242,449)	$1,008	$(48,056)	$2,415,228
Exercise of options and warrants	—	—	—	—	—	—	—	—	—	4	(14,206)	37,037	—	—	—	22,835
Net proceeds from Preferred offering	—	—	—	—	—	—	3	5	—	—	—	202,743	—	—	—	202,751
Redemption of Preferred stock	(2)	(1)	—	—	—	—	(3)	—	—	—	—	(155,959)	—	—	—	(155,965)
Dividend declared Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	(77,569)	—	—	(77,569)
Dividend declared HPU Units	—	—	—	—	—	—	—	—	—	—	—	—	(1,253)	—	—	(1,253)
Dividend requirement—preferred	—	—	—	—	—	—	—	—	—	—	—	—	(30,180)	—	—	(30,180)
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—	—	—	53,034	—	—	—	53,034
Issuance of stock—DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	—	—	—	16,281	—	—	—	16,281
High Performance Units sold to employees	—	—	—	—	—	—	—	—	2,302	—	—	—	—	—	—	2,302
Contributions from significant shareholder	—	—	—	—	—	—	—	—	—	—	—	1,935	—	—	—	1,935
Net income for the period	—	—	—	—	—	—	—	—	—	—	—	—	47,903	—	—	47,903
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,398)	—	(3,398)

Balance at June 30, 2004	$—	$—	$4	$6	$4	$3	$—	$5	$7,433	$111	$6,489	$2,838,843	$(303,548)	$(2,390)	$(48,056)	$2,493,904

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$83,019	$69,746	$47,903	$137,699
Adjustments to reconcile net income to cash flows provided by operating activities:
Minority interest in consolidated entities	128	40	261	79
Non-cash expense for stock-based compensation	625	904	52,791	1,765
Depreciation and amortization	16,432	12,731	31,748	25,038
Depreciation and amortization from discontinued operations	731	980	1,465	1,945
Amortization of deferred financing costs	7,853	6,957	15,618	13,408
Amortization of discounts/premiums, deferred interest and costs on lending investments	(13,592)	(12,852)	(29,457)	(25,342)
Discounts, loan fees and deferred interest received	3,127	6,643	13,767	10,729
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	855	100	(5,393)	158
Distributions from operations of joint ventures	70	618	143	2,551
Loss on early extinguishment of debt	1,006	—	13,178	—
Deferred operating lease income receivable	(6,330)	(3,622)	(11,795)	(7,211)
Gain from discontinued operations	—	—	(136)	(264)
Provision for loan losses	2,000	1,750	5,000	3,500
Change in investments in and advances to joint ventures and unconsolidated subsidiaries	—	(1,032)	—	(2,877)
Changes in assets and liabilities:
Increase in accrued interest and operating lease income receivable	(990)	(1,612)	(762)	(1,893)
Decrease (increase) in deferred expenses and other assets	13,963	(23,300)	21,248	(30,603)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(58,778)	27,416	(16,031)	8,785

Cash flows provided by operating activities	50,119	85,467	139,548	137,467

Cash flows from investing activities:
New investment originations	(614,273)	(466,126)	(1,325,108)	(813,314)
Add-on fundings under existing loan commitments	(68,649)	(13,919)	(85,297)	(21,141)
Net proceeds from sale of corporate tenant lease assets	—	—	2,822	3,965
Repayments of and principal collections on loans and other lending investments	394,165	325,054	539,045	437,392
Capital improvement projects on corporate tenant lease assets	(1,174)	(522)	(2,547)	(636)
Other capital expenditures on corporate tenant lease assets	(5,343)	(3,329)	(7,896)	(4,225)

Cash flows used in investing activities	(295,274)	(158,842)	(878,981)	(397,959)

Cash flows from financing activities:
Borrowings under secured revolving credit facilities	329,081	466,074	1,360,416	806,077
Repayments under secured revolving credit facilities	(582,491)	(854,737)	(1,779,561)	(966,668)
Borrowings under unsecured revolving credit facilities	1,178,000	—	1,178,000	—
Repayments under unsecured revolving credit facilities	(395,000)	—	(525,000)	—
Borrowings under term loans	—	50,000	198,771	50,000
Repayments under term loans	(61,271)	(51,889)	(316,353)	(53,826)
Borrowings under unsecured bond offerings	24,726	35,268	1,032,301	39,747
Borrowings under repurchase agreements	—	331	—	24,727
Repayments under unsecured notes	—	—	(110,000)	—
Borrowings under secured bond offerings	—	645,822	—	645,822
Repayments under secured bond offerings	(141,545)	(108,709)	(212,059)	(164,427)
Repayments under other debt obligations	—	—	(10,148)	—
Increase in restricted cash held in connection with debt obligations	(14,591)	(8,441)	(24,299)	(13,672)
Prepayment penalty on early extinguishment of debt	—	—	(9,625)	—
Payments for deferred financing costs	(6,961)	(16,381)	(8,209)	(29,795)
Distributions to minority interest in consolidated entities	(40)	(39)	(247)	(79)
Net proceeds from preferred offering/exchange	—	—	203,048	—
Redemption of preferred stock	—	—	(165,000)	—
Common dividends paid	(77,569)	(65,877)	(77,569)	(65,877)
Preferred dividends paid	(10,971)	(9,145)	(20,748)	(18,289)
Dividends on HPUs	(1,253)	(536)	(1,253)	(536)
HPUs issued	50	3,737	2,302	3,737
Contributions from significant shareholder	—	—	1,935	—
Proceeds from exercise of options and issuance of DRIP/Stock purchase shares	13,431	29,737	38,714	42,732

Cash flows provided by financing activities	253,596	115,215	755,416	299,673

Increase in cash and cash equivalents	8,441	41,840	15,983	39,181
Cash and cash equivalents at beginning of period	87,632	13,275	80,090	15,934

Cash and cash equivalents at end of period	$96,073	$55,115	$96,073	$55,115

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$39,592	$31,552	$85,557	$84,147

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Notes to Consolidated Financial Statements

Note 1—Business and Organization

        Business—iStar Financial Inc. (the "Company") is the leading publicly-traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust ("REIT"), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

        The Company's primary product lines include:

  •
  Structured Finance. The Company provides senior and subordinated loans that typically range in size from $20 million to $100 million. These loans may be either fixed or variable rate and are structured to meet the specific financing needs of the borrowers, including the acquisition or financing of large, quality real estate. The Company offers borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim facilities. The Company's structured finance transactions have maturities generally ranging from three to ten years. As of June 30, 2004, based on gross carrying values, the Company's structured finance assets represented 27% of its assets.

  •
  Portfolio Finance. The Company provides funding to regional and national borrowers who own multiple facilities in geographically diverse portfolios. Loans are cross-collateralized to give the Company the benefit of all available collateral and are underwritten to recognize the benefits of geographical diversification. Property types include multifamily, suburban office, hotels and other property types where individual property values are less than $20 million on average. Loan terms are structured to meet the specific requirements of the borrower and typically range in size from $25 million to $150 million. The Company's portfolio finance transactions have maturities generally ranging from three to ten years. As of June 30, 2004, based on gross carrying values, the Company's portfolio finance assets represented 12% of its assets.

  •
  Corporate Finance. The Company provides senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Financings may be either secured or unsecured and typically range in size from $20 million to $150 million. The Company's corporate finance transactions have maturities generally ranging from five to ten years. As of June 30, 2004, based on gross carrying values, the Company's corporate finance assets represented 10% of its assets.

  •
  Loan Acquisition. The Company acquires whole loans and loan participations which present attractive risk-reward opportunities. Loans are generally acquired at a small discount to the principal balance outstanding. Loan acquisitions typically range in size from $5 million to $100 million and are collateralized by all major property types. The Company's loan acquisition transactions have maturities generally ranging from three to ten years. As of June 30, 2004, based on gross carrying values, the Company's loan acquisition assets represented 7% of its assets.

  •
  Corporate Tenant Leasing. The Company provides capital to corporations and borrowers who control facilities leased to single creditworthy tenants. The Company's net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with rated corporate credit tenants, and which provide for all expenses at the property to be paid by the corporate tenant on a triple net lease basis. Corporate tenant lease ("CTL") transactions have terms generally ranging from ten to 20 years and typically range in size from $20 million to $150 million. As of June 30, 2004, based on gross carrying values, the Company's CTL assets (including investments in and advances to joint ventures and unconsolidated subsidiaries and assets held for sale) represented 42% of its assets.

        The Company's investment strategy targets specific sectors of the real estate credit markets in which it believes it can deliver value-added, flexible financial solutions to its customers, thereby differentiating its financial products from those offered by other capital providers.

        The Company has implemented its investment strategy by:

  •
  Focusing on the origination of large, structured mortgage, corporate and lease financings where customers require flexible financial solutions and "one-call" responsiveness post-closing.

  •
  Avoiding commodity businesses in which there is significant direct competition from other providers of capital, such as conduit lending and investment in commercial or residential mortgage-backed securities.

  •
  Developing direct relationships with borrowers and corporate customers as opposed to sourcing transactions solely through intermediaries.

  •
  Adding value beyond simply providing capital by offering borrowers and corporate customers specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction.

  •
  Taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate customers' underlying credit obligations.

        Organization—The Company began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that company. Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions.

        Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), then the largest publicly-traded company specializing in corporate sale/leaseback transactions for office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company.

        Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of the Company's common stock ("Common Stock") and converted its organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, the Company replaced its former dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange on

November 4, 1999. Prior to this date, the Company's common shares were traded on the American Stock Exchange.

Note 2—Basis of Presentation

        The accompanying unaudited Consolidated Financial Statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, its majority-owned and controlled partnerships and other entities that are consolidated under the provisions of FASB Interpretation No. 46 ("FIN 46")(see Note 6).

        Certain other investments in partnerships or joint ventures which the Company does not control are accounted for under the equity method (see Note 6). All significant intercompany balances and transactions have been eliminated in consolidation.

        In the opinion of management, the accompanying Consolidated Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company's consolidated financial position at June 30, 2004 and December 31, 2003 and the results of its operations, changes in shareholders' equity and its cash flows for the three and six months ended June 30, 2004 and 2003, respectively. Such operating results may not be indicative of the expected results for any other interim periods or the entire year.

Note 3—Summary of Significant Accounting Policies

        Loans and other lending investments, net—As described in Note 4, "Loans and Other Lending Investments" includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans, other lending investments-loans and other lending investments-securities. Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. Items classified as held-to-maturity are reflected at amortized historical cost. Items classified as available-for-sale are reported at fair values with unrealized gains and losses included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income.

        Corporate tenant lease assets and depreciation—CTL assets are generally recorded at cost less accumulated depreciation. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over estimated useful lives of 40.0 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining life of the facility for facility improvements.

        CTL assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell and are included in "Assets held for sale" on the Company's Consolidated Balance Sheets. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, CTL assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

        In accordance with the recent adoption of Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations" regarding the Company's acquisition of facilities, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant, that is, at replacement cost. Intangible assets including the above-market or below-market value of leases, the value of in-place leases and the value of customer relationships are recorded at their relative fair values.

        Above-market and below-market in-place lease values for owned CTL assets are recorded based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between: (1) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the facilities; and (2) management's estimate of fair market lease rates for the facility or equivalent facility, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market (or below-market) lease value is amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market.

        The total amount of other intangible assets are allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each customer's lease and the Company's overall relationship with each customer. Characteristics to be considered in allocating these values include the nature and extent of the existing relationship with the customer, prospects for developing new business with the customer, the customer's credit quality and the expectation of lease renewals among other factors. Factors considered by management's analysis include the estimated carrying costs of the facility during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost operating lease income at market rates during the hypothetical expected lease-up periods, based on management's assessment of specific market conditions. Management estimates costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the facility. Management's estimates are used to determine these values. These intangible assets are included in "Deferred expenses and other assets" on the Company's Consolidated Balance Sheets.

        The value of above-market or below-market in-place leases are amortized to expense over the remaining initial term of each lease. The value of customer relationship intangibles are amortized to expense over the initial and renewal terms of the leases, but no amortization period for intangible assets will exceed the remaining depreciable life of the building. In the event that a customer terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and customer relationship values, would be charged to expense.

        Capitalized interest—The Company capitalizes interest costs incurred during the construction period on qualified build-to-suit projects for corporate tenants, including investments in joint ventures accounted for under the equity method. No interest was capitalized during the three and six months ended June 30, 2004 and 2003.

        Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

        Restricted cash—Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations, leasing and derivative transactions.

        Revenue recognition—The Company's revenue recognition policies are as follows:

        Loans and other lending investments:    Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. The Company reflects held-to-maturity investments at historical cost adjusted for allowance for loan losses, unamortized acquisition premiums or discounts and unamortized deferred loan fees. Unrealized gains and losses on available-for-sale investments are included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income. On occasion, the Company may acquire loans at small premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase in the prepayment gain or loss. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

        A small number of the Company's loans provide for accrual of interest at specified rates that differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

        Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

        Leasing investments:    Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as "Deferred operating lease income receivable" on the Company's Consolidated Balance Sheets.

        Provision for loan losses—The Company's accounting policies require that an allowance for estimated loan losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for loan losses. In establishing loan loss provisions, management periodically evaluates and analyzes the Company's assets, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management carries these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loans become 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a loan portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

        The Company's loans are generally secured by real estate assets or are corporate lending arrangements to entities with significant rental real estate operations (e.g., an unsecured loan to a company which operates residential apartments or retail, industrial or office facilities as rental real estate). While the underlying real estate assets for the corporate lending instruments may not serve as collateral for the Company's investments in all cases, the Company evaluates the underlying real estate assets when estimating loan loss exposure because the Company's loans generally have preclusions as to how much senior and/or secured debt the customer may borrow ahead of the Company's position.

        Allowance for doubtful accounts—The Company's accounting policies require a reserve on the Company's accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as a portfolio reserve based on management's evaluation of the credit risks associated with these receivables.

        Accounting for derivative instruments and hedging activity—In accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activity—Deferral of the Effective date of FASB 133," Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement 133" and Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instrument and Hedging Activities," the Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure.

        Accounting for the impairment or disposal of long-lived assets—In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets" the Company presents current operations prior to the disposition of CTL assets and prior period results of such operations in discontinued operations in the Company's Consolidated Statements of Operations.

        Reclassification of extraordinary loss on early extinguishment of debt—In accordance with the Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," the Company can no longer aggregate the gains and losses from the early extinguishment of debt and, if material, classify them as an extraordinary item. The Company is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"; however, due to the nature of the Company's operations, such treatment may not be available to the Company. Any gains or losses on early extinguishments of debt that were previously classified as extraordinary items in prior periods presented that do not meet the criteria in APB 30 for classification as an extraordinary item are reclassified to income from continuing operations.

        Income taxes—The Company is subject to federal income taxation at corporate rates on its "REIT taxable income;" however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. In addition, the Company is allowed several other deductions in computing its "REIT taxable income," including non-cash items such as depreciation expense. These deductions allow the Company to shelter a portion of its operating cash flow from its dividend payout requirement under federal tax laws. The Company intends to operate in a manner consistent with and to elect to be treated as a REIT for tax purposes. iStar Operating Inc. ("iStar Operating") and TriNet Management Operating Company, Inc. ("TMOC"), the Company's taxable REIT subsidiaries, are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC. Accordingly, except for the Company's taxable REIT subsidiaries, no current or deferred taxes are provided for in the Consolidated Financial Statements. During the third quarter 2003, TMOC was liquidated. See Note 6 for a detailed discussion on the ownership structure and operations of iStar Operating and TMOC.

        Earnings per common share—In accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earning per Share," the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") is computed by dividing net income allocable to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

        Reclassifications—Certain prior year amounts have been reclassified in the Consolidated Financial Statements and the related notes to conform to the 2004 presentation.

        Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        New accounting standards—In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003, FIN 46 was deferred to the quarter ended March 31, 2004. In December 2003, the FASB issued a revised FIN 46 that modifies and clarifies various aspects of the original Interpretation. FIN 46 applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interest. The adoption of the additional consolidation provisions of FIN 46 did not have a material impact on the Company's Consolidated Financial Statements (see Note 6).

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        SFAS No. 148 disclosure requirements, including the effect on net income and earnings per share if the fair value-based method had been applied to all outstanding and unvested stock awards in each period, are presented below (in thousands except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net income allocable to common shareholders and HPU holders, as reported (1)	$72,439	$60,519	$17,723	$119,245
Total stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	—	(24)	—	(48)

Pro forma net income allocable to common shareholders and HPU holders	$72,439	$60,495	$17,723	$119,197

Earnings per share:
Basic—as reported (2)	$0.64	$0.60	$0.16	$1.20
Basic—pro forma (2)	$0.64	$0.60	$0.16	$1.20
Diluted—as reported (3)(4)	$0.64	$0.59	$0.16	$1.16
Diluted—pro forma (3)(4)	$0.64	$0.59	$0.16	$1.16

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,163 and $494 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $259 and $979 of net income allocable to HPU holders, respectively.

(3)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,148 and $481 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $243 and $952 of net income allocable to HPU holders, respectively.

(4)
For the three months ended June 30, 2004 and June 30, 2003, includes $41 and $40 of joint venture income, respectively. For the six months ended June 30, 2004 and June 30, 2003, includes $3 and $79 of joint venture income, respectively.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements became effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

iStar Financial Inc.
Notes to Consolidated Financial Statements (Continued)

Note 4—Loans and Other Lending Investments

        The following is a summary description of the Company's loans and other lending investments (in thousands)(1):

				Carrying Value as of
Type of Investment	Underlying Property Type	# of Borrowers In Class	Principal Balances Outstanding	June 30, 2004	December 31, 2003	Effective Maturity Dates	Contractual Interest Payment Rates(2)(3)	Contractual Interest Accrual Rates(2)(3)	Principal Amortization	Participation Features
Senior Mortgages(4)	Office/Residential/ Retail/Industrial,R&D/ Conference Center/Mixed Use/Hotel/Entertainment, Leisure/Other	49	$2,554,574	$2,512,582	$2,106,791	2004 to 2022	Fixed: 7.03% to 18.20% Variable: LIBOR + 2.90% to LIBOR + 7.50%	Fixed: 7.03% to 18.20% Variable: LIBOR + 2.90% to LIBOR + 7.50%	Yes(5)	Yes(6)
SubOrdinate Mortgages	Office/Residential/Retail/Mixed Use/Hotel	23	609,361	608,838	550,572	2004 to 2013	Fixed: 7.00% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Fixed: 7.32% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Yes(5)	No
Corporate/Partnership Loans(7)	Office/Residential/ Retail/Industrial, R&D/ Mixed Use/Hotel/ Entertainment, Leisure/ Other	31	826,789	797,766	710,469	2004 to 2013	Fixed: 6.00% to 15.00% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Fixed: 7.33% to 17.50% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Yes(5)	Yes(6)
Other Lending Investments — Loans	Office/Mixed Use/Hotel	4	20,823	21,060	23,767	2004 to 2008	Fixed: 10.00% to 15.00%	Fixed: 15.00% to 17.50%	No	Yes(6)
Other Lending Investments — Securities(8)	Residential/Industrial, R&D/ Hotel/ Entertainment, Leisure/Other	10	362,304	353,195	344,511	2005 to 2013	Fixed: 8.27% to 10.00% Variable: LIBOR + 2.82% to LIBOR + 5.00%	Fixed: 8.27% to 10.00% Variable: LIBOR +2.82% to LIBOR + 5.00%	Yes(5)	No

Gross Carrying Value				$4,293,441	$3,736,110
Provision for Loan Losses				(38,436)	(33,436)

Total, Net				$4,255,005	$3,702,674

Explanatory Notes:

(1)
Details are for loans outstanding as of June 30, 2004.

(2)
Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR on June 30, 2004 was 1.37%. As of June 30, 2004, five loans with a combined carrying value of $89.5 million have a stated accrual rate that exceeds the stated pay rate; one of these loans, with a carrying value of $27.1 million, has been placed on non-accrual status and the Company is only recognizing income based on cash received for interest.

(3)
As of June 30, 2004, the company has 51 loans and other lending investments with LIBOR floors ranging from 1.00% to 3.00%

(4)
Includes a participation interest in a first mortgage.

(5)
The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity.

(6)
Under some of the loans, the Company may receive additional payments representing additional interest from participation in available cash flow from operations of the underlying real estate collateral.

(7)
Includes one unsecured loan with a carrying value of $9.0 million as of June 30, 2004.

(8)
Generally consists of term preferred stock or debt interests that are specifically originated or structured to meet customer financing requirements and the Company's investment criteria. These investments do not typically consist of securities purchased in the open market or as part of broadly-distributed offerings.

        During the six months ended June 30, 2004 and 2003, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $1,022.6 million and $752.7 million in loans and other lending investments, funded $85.3 million and $21.1 million under existing loan commitments, and received principal repayments of $539.0 million and $437.4 million.

        As of June 30, 2004, the Company had 27 loans with unfunded commitments. The total unfunded commitment amount was approximately $467.6 million, of which $265.1 million was discretionary and $202.5 million was non-discretionary.

        A portion of the Company's loans and other lending investments are pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving credit facilities or secured term loans (see Note 7 for a description of the Company's secured and unsecured debt).

        The Company has reflected provisions for loan losses of approximately $2.0 million and $1.8 million in its results of operations during the three months ended June 30, 2004 and 2003, respectively, and $5.0 million and $3.5 million during the six months ended June 30, 2004 and 2003, respectively. These provisions represent loan portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults and the credit quality of the underlying collateral. During the 12 months ended December 31, 2003, the Company took a $3.3 million direct impairment on a $30.4 million partnership loan lowering the book value of the asset to $27.1 million. In August 2003 the borrower stopped making its debt service payments due to insufficient cash flow caused by vacancies at the property. After taking the impairment charge management believes there is adequate collateral to support the book value of the asset as of June 30, 2004.

        Changes in the Company's provision for loan losses were as follows (in thousands):

Provision for loan losses, December 31, 2002	$29,250
Additional provision for loan losses	7,500
Impairment on loans	(3,314)

Provision for loan losses, December 31, 2003	33,436
Additional provision for loan losses	5,000

Provision for loan losses, June 30, 2004	$38,436

Note 5—Corporate Tenant Lease Assets

        During the six months ended June 30, 2004 and 2003, respectively, the Company acquired an aggregate of approximately $302.5 million and $60.6 million in CTL assets and disposed of CTL assets for net proceeds of approximately $2.8 million and $4.0 million. In relation to the CTL assets acquired during the six months ended June 30, 2004, the Company allocated approximately $9.0 million of purchase costs to intangible assets based on their estimated fair values (see Note 3). As of June 30, 2004 and December 31, 2003, the Company had unamortized purchase related intangible assets of approximately $33.0 million and $24.9 million, respectively, and included these in "Deferred expenses and other assets" on the Company's Consolidated Balance Sheets.

        The Company's investments in CTL assets, at cost, were as follows (in thousands):

	June 30, 2004	December 31, 2003
Facilities and improvements	$2,435,979	$2,210,592
Land and land improvements	597,796	468,708
Direct financing lease	35,179	35,472
Less: accumulated depreciation	(213,987)	(178,887)

Corporate tenant lease assets, net	$2,854,967	$2,535,885

        Under certain leases, the Company is entitled to receive additional participating lease payments to the extent gross revenues of the corporate tenant exceed a base amount. The Company did not earn any such additional participating lease payments on these leases in the three or six months ended June 30, 2004 and 2003. In addition, the Company also receives reimbursements from customers for certain facility operating expenses including common area costs, insurance and real estate taxes. Customer expense reimbursements for the three months ended June 30, 2004 and 2003 were approximately $7.9 million and $7.7 million, respectively, and $15.6 million and $14.9 million for the six months ended June 30, 2004 and 2003, respectively, and are included as a reduction of "Operating costs—corporate tenant lease assets" on the Company's Consolidated Statements of Operations.

        The Company is subject to expansion option agreements with two existing customers which could require the Company to fund and to construct up to 161,000 square feet of additional adjacent space on which the Company would receive additional operating lease income under the terms of the option agreements. In addition, upon exercise of such expansion option agreements, the corporate tenants would be required to simultaneously extend their existing lease terms for additional periods ranging from six to ten years.

        As of June 30, 2004, there were two CTL assets with an aggregate book value of $51.7 million classified as "Assets held for sale" on the Company's Consolidated Balance Sheets. One of these assets with a carrying value of $24.8 million is being marketed for sale. The second asset, with a book value of approximately $27 million, was repossessed by the Company from one of its borrowers on April 1, 2004. Until that time, the borrower had remained current on all payments required under the loan. Subsequent to quarter end, on July 23, 2004, the Company closed on the sale of this asset to a third party and recognized a gain of approximately $76,000.

        On February 25, 2004, the Company sold one CTL asset for net proceeds of $2.8 million, and realized a gain of approximately $136,000. On January 7, 2003, the Company sold one CTL asset for net proceeds of $4.0 million and realized a gain of approximately $264,000.

        For the three and six months ended June 30, 2004 and 2003, the results of operations from CTL assets sold through September 30, 2004 (prior to their sale) or held for sale as of September 30, 2004 are classified as "Income from discontinued operations," on the Company's Consolidated Statements of Operations. Gains from CTL assets sold during the three and six months ended June 30, 2004 and 2003, are classified as "Gain from discontinued operations" on the Company's Consolidated Statements of Operations.

Note 6—Joint Ventures, Unconsolidated Subsidiaries and Minority Interest

        Income or loss generated from the Company's joint venture investments and unconsolidated subsidiaries is included in "Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Statements of Operations.

        The Company's ownership percentages, its investments in and advances to unconsolidated joint ventures and subsidiaries, the Company's pro rata share of its ventures' third-party, non-recourse debt as of June 30, 2004 and its respective income (loss) for the three months ended June 30, 2004 are presented below (in thousands):

					Third-Party Debt
			JV Income (loss) for the Three Months Ended June 30, 2004	Pro Rata Share of Third-Party Non-Recourse Debt(1)
	Ownership %	Equity Investment			Interest Rate	Scheduled Maturity Date
Unconsolidated Joint Ventures:
CTC I	50.00%	$13,424	$(889)	$35,229	7.87%	2011
ACRE Simon	20.00%	4,956	34	6,400	7.61%—8.43%	Various through 2011

Total		$18,380	$(855)	$41,629

Explanatory Note:

(1)
The Company reflects its pro rata share of third-party, non-recourse debt, rather than the total amount of the joint venture debt, because the third-party, non-recourse debt held by the joint ventures is not guaranteed by the Company nor does the Company have any additional commitments to fund such debt obligations.

        Investments in and advances to unconsolidated joint ventures:    At June 30, 2004, the Company had investments in two unconsolidated joint ventures: (1) Corporate Technology Centre Associates, LLC ("CTC I"), whose external member is Corporate Technology Centre Partners, LLC; and (2) ACRE Simon, LLC ("ACRE"), whose external partner is William E. Simon & Sons Realty Partners, L.P. These ventures were formed for the purpose of operating, acquiring and, in certain cases, developing CTL facilities.

        At June 30, 2004, the ventures held nine facilities. The Company's combined investment in these joint ventures at June 30, 2004 was $18.4 million. The joint ventures' carrying value for the nine facilities owned at June 30, 2004 was $126.5 million. In aggregate, the joint ventures had total assets of $149.5 million and total liabilities of $104.9 million as of June 30, 2004, and net loss of $(1.5) million and net income of $11.2 million for the three and six months ended June 30, 2004. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights giving them shared control over the ventures.

        Currently, the limited partners of TriNet Sunnyvale Partners L.P. ("Sunnyvale") have the option to put their partnership interest to the Company for cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash. As a result, on March 31, 2004, the Company began accounting for its 44.70% interest in Sunnyvale as a VIE (see Note 3) and therefore consolidates this partnership for financial statement reporting purposes. Prior to its consolidation, the Company accounted for this joint venture under the equity method for financial statement reporting purposes and it was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries," on the Company's Consolidated Balance Sheets and earnings from the joint venture were included in "Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries" in the Company's Consolidated Statements of Operations.

        On March 30, 2004, CTC Associates II L.P., a wholly-owned subsidiary of the Company's CTC I joint venture, conveyed its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of the entity's obligations of the related loan. Prior to the conveyance of the buildings, early lease terminations resulted in one-time income allocable to the Company of approximately $3.5 million during the first quarter of 2004.

        Investments in and advances to unconsolidated subsidiaries:    The Company has an investment in iStar Operating, a taxable REIT subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of June 30, 2004, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code and prior to July 1, 2003 was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3) with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of June 30, 2004, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TMOC, an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. On June 30, 2003, the $2.0 million investment was fully repaid and during the third quarter 2003, the entity was liquidated.

        Minority Interest:    Income or loss allocable to external partners in consolidated entities is included in "Minority interest in consolidated entities" on the Company's Consolidated Statements of Operations.

        As discussed above, on March 31, 2004, the Company began accounting for its 44.70% interest in the Sunnyvale joint venture as a VIE and therefore consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

        On September 29, 2003 the Company acquired a 96.00% interest in iStar Harborside LLC, an infinite life partnership, with the external partner holding the remaining 4.00% interest. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

        The Company also holds a 98.00% interest in TriNet Property Partners, L.P with the external partners holding the remaining 2.00% interest. As of August 1999, the external partners have the option to convert their partnership interest into cash; however, the Company may elect to deliver 72,819 shares of Common Stock in lieu of cash. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

Note 7—Debt Obligations

        As of June 30, 2004 and December 31, 2003, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

		Carrying Value as of
	Maximum Amount Available	June 30, 2004	December 31, 2003	Stated Interest Rates(1)	Scheduled Maturity Date
Secured revolving credit facilities:
Line of credit(2)	$250,000	$10,000	$88,640	LIBOR + 1.50% — 2.05%	March 2005
Line of credit	700,000	103,064	310,364	LIBOR + 1.40% — 2.15%	January 2007(3)
Line of credit	500,000	91,218	117,211	LIBOR + 1.75% — 2.25%	August 2005(3)
Line of credit	500,000	73,164	180,376	LIBOR + 1.50% — 2.25%	September 2005
Unsecured revolving credit facilities:
Line of credit (4)	850,000	783,000	—	LIBOR + 1.00%	April 2008(5)
Line of credit (6)	—	—	130,000	LIBOR + 2.125%	July 2004

Total revolving credit facilities	$2,800,000	$1,060,446	$826,591

Secured term loans:
Secured by CTL assets		—	193,000	LIBOR + 1.85%	July 2006(7)
Secured by CTL assets		138,513	140,440	7.44%	March 2009
Secured by CTL assets		135,000	135,000	LIBOR + 1.75%	October 2008
Secured by CTL assets		41,291	—	7.19% and 7.22%	January 2018 and December 2026
Secured by CTL assets		24,000	—	LIBOR + 1.25%	November 2004
Secured by CTL assets		90,468	92,876	6.00% — 11.38%	Various through 2022
Secured by corporate bond investments(8)		171,439	—	LIBOR + 1.05% — 1.50%	January 2006
Secured by corporate lending investments		77,314	77,938	6.55%	November 2005
Secured by corporate lending investments		60,521	60,874	6.41%	January 2013
Secured by corporate lending investments		—	60,000	LIBOR + 2.50%	June 2004(9)
Secured by corporate lending investments		—	48,000	LIBOR + 2.125%	July 2008(10)

Total term loans		738,546	808,128
Less: debt premium / (discount)		6,204	(128)

Total secured term loans		744,750	808,000
iStar Asset Receivables secured notes:
STARs Series 2002-1:
Class A1		—	40,011	LIBOR + 0.26%	June 2004(11)
Class A2		277,097	381,296	LIBOR + 0.38%	December 2009(11)
Class B		39,955	39,955	LIBOR + 0.65%	April 2011(11)
Class C		26,637	26,637	LIBOR + 0.75%	May 2011(11)
Class D		21,310	21,310	LIBOR + 0.85%	January 2012(11)
Class E		42,619	42,619	LIBOR + 1.235%	January 2012(11)
Class F		26,637	26,637	LIBOR + 1.335%	January 2012(11)
Class G		21,309	21,309	LIBOR + 1.435%	January 2012(11)
Class H		26,637	26,637	6.35%	January 2012(11)
Class J		26,637	26,637	6.35%	May 2012(11)
Class K		26,637	26,637	6.35%	May 2012(11)

Total STARs Series 2002-1		535,475	679,685
Less: debt discount		(3,894)	(4,090)

STARs Series 2003-1:
Class A1		204,604	235,808	LIBOR + 0.25%	October 2005(12)
Class A2		225,227	248,206	LIBOR +0.35%	August 2010(12)
Class B		16,744	18,452	LIBOR + 0.55%	July 2011(12)
Class C		18,418	20,297	LIBOR + 0.65%	April 2012(12)
Class D		11,720	12,916	LIBOR + 0.75%	October 2012(12)
Class E		13,395	14,762	LIBOR + 1.05%	May 2013(12)
Class F		13,395	14,762	LIBOR + 1.10%	June 2013(12)
Class G		11,720	12,916	LIBOR + 1.25%	June 2013(12)
Class H		11,721	12,916	4.97%	June 2013(12)
Class J		13,394	14,761	5.07%	June 2013(12)
Class K		23,442	25,833	5.56%	June 2013(12)

Total STARS Series 2003-1		563,780	631,629

Total iStar Asset Receivables secured notes		1,095,361	1,307,224
Unsecured notes:
LIBOR + 1.25% Senior Notes(13)		200,000	—	LIBOR + 1.25%	March 2007
4.875% Senior Notes(14)		350,000	—	4.875%	January 2009
5.125% Senior Notes(15)		250,000	—	5.125%	April 2011
5.70% Senior Notes(16)		250,000	—	5.70%	March 2014
6.00% Senior Notes		350,000	350,000	6.00%	December 2010
6.50% Senior Notes		150,000	150,000	6.50%	December 2013
7.00% Senior Notes		185,000	185,000	7.00%	March 2008
7.70% Notes(17)(18)		100,000	100,000	7.70%	July 2017
7.95% Notes(17)(18)		50,000	50,000	7.95%	May 2006
8.75% Notes(19)		240,000	350,000	8.75%	August 2008

Total unsecured notes		2,125,000	1,185,000
Less: debt discount		(61,500)	(47,921)
Plus: impact of pay-floating swap agreements(20)		(21,489)	690

Total unsecured notes		2,042,011	1,137,769
Other debt obligations		—	34,148	Various	Various

Total debt obligations		$4,942,568	$4,113,732

Note 7—Debt Obligations (Continued)

Explanatory Notes:

(1)
Substantially all variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on June 30, 2004 was 1.37%.

(2)
On March 12, 2004, this secured facility was amended to reduce the maximum amount available to $250.0 million, to shorten the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

(3)
Maturity date reflects a one-year "term-out" extension at the Company's option.

(4)
On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR + 1.00% and has a 25 basis point annual facility fee.

(5)
Maturity date reflects a one-year extension at the Company's option.

(6)
On April 19, 2004 the Company terminated this line of credit that had a final maturity of July 2004.

(7)
On March 10, 2004, the Company repaid this $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

(8)
On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities, of which $171.4 million was outstanding at June 30, 2004. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

(9)
On January 9, 2004, the Company repaid this term loan that had a final maturity of June 2004.

(10)
On May 25, 2004 the Company repaid this term loan that had a final maturity of July 2008.

(11)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on class A1 is May 28, 2017 and the final maturity date for classes  A2, B, C, D, E, F, G, H, J and K is May 28, 2020.

(12)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture is August 28, 2022.

(13)
On March 12, 2004 and May 10, 2004, the Company issued $175.0 million and $25.0 million, respectively, of Senior Floating Rate Notes due 2007. The Notes bear interest at three-month LIBOR + 1.25%.

(14)
On January 23, 2004, the Company issued $350.0 million of 4.875% Senior Notes due 2009. The Notes were sold at 99.89% of their principal amount to yield 4.90%. The Notes are unsecured senior obligations of the Company.

(15)
On March 30, 2004, the Company issued $250.0 million of 5.125% Senior Notes due 2011. The Notes were sold at 99.825% of their principal amount to yield 5.155%. The Notes are unsecured senior obligations of the Company.

(16)
On March 9, 2004, the Company issued $250.0 million of 5.70% Senior Notes due 2014. The Notes were sold at 99.66% of their principal amount to yield 5.75%. The Notes are unsecured senior obligations of the Company.

(17)
The Notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(18)
These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 9.51% and 9.04% for the 7.70% Notes and 7.95% Notes, respectively.

(19)
On March 29, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of these Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

(20)
On January 15, 2004, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. On December 17, 2003, the Company entered into three pay-floating interest rate swaps struck at 4.381%, 4.345% and 4.29% in the notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively. On November 27, 2002, the Company entered into two pay-floating interest rate swaps struck at 3.8775% and 3.81% in the notional amounts of $100.0 million and $50.0 million, respectively. These swaps are intended to mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes, $350.0 million of 7-year Senior Notes and $150.0 million of 10-year Senior Notes, respectively, attributable to changes in LIBOR. For accounting purposes, quarterly the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

        Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations. In addition, certain of the Company's debt obligations contain covenants. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on the Company's ability to incur indebtedness beyond specified levels, restrictions on the Company's ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of its own equity securities, that the Company makes. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of June 30, 2004, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

        During the six months ended June 30, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.125% and maturing between 2009 and 2014 and $200.0 million of variable-rate Senior Notes bearing interest at annual rates of three-month LIBOR+1.25% and maturing in 2007. The proceeds from these transactions were used to repay secured indebtedness and to fund new investment activity.

        On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR + 1.00% and has a 25 basis point annual facility fee. This new credit facility replaces the existing $300.0 million unsecured credit facility maturing July 2004.

        On March 29, 2004, the Company redeemed $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in "Loss on early extinguishment of debt" on the Company's Consolidated Statements of Operations.

        On March 12, 2004, one of the Company's $700.0 million secured facilities was amended to reduce the maximum amount available to $250.0 million, to shorten the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

        On March 10, 2004, the Company repaid its $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

        On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%–1.50% and has a final maturity date of January 2006.

        On December 5, 2003, the Company issued $350.0 million of 6.00% Senior Notes due in 2010 and $150.0 million of 6.50% Senior Notes due in 2013. The Notes due 2010 were sold at 99.44% of their principal amount and the Notes due 2013 were sold at 99.23% of their principal amount. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to partially repay secured indebtedness.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate outstanding carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On April 8, 2003, the Company issued an additional $35.0 million of 7.00% Senior Notes due March 2008, bringing the aggregate principal amount of the Senior Notes to $185.0 million. The add-on Notes have identical terms to the Senior Notes issued in March 2003, although they were issued at 102.75% of their principal amount, to yield 6.34% per annum.

        On March 14, 2003, the Company retired the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary by exchanging those securities for newly issued $150.0 million 7.00% Senior Notes due March 2008.

        During the six months ended June 30, 2004 the Company incurred an aggregate loss on early extinguishment of debt of approximately $13.2 million as a result of the early retirement of certain debt obligations.

        As of June 30, 2004, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands)(1):

2004 (remaining six months)	$24,000
2005	459,052
2006	221,439
2007	305,850
2008	1,343,000
Thereafter	2,669,906

Total principal maturities	5,023,247
Net unamortized debt discounts	(59,190)
Impact of pay-floating swap agreements	(21,489)

Total debt obligations	$4,942,568

Explanatory Note:

(1)
Assumes exercise of extensions to the extent such extensions are at the Company's option.

Note 8—Shareholders' Equity

      The Company's charter provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. The Company has 4.0 million shares of 8.00% Series D Cumulative Redeemable Preferred Stock, 5.6 million shares of 7.875%

Series E Cumulative Redeemable Preferred Stock, 4.0 million shares of 7.80% Series F Cumulative Redeemable Preferred Stock, 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock and 5.0 million shares of 7.50% Series I Cumulative Redeemable Preferred Stock. The Series D, E, F, G, and I Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on October 8, 2002, July 18, 2008, September 29, 2008, December 19, 2008 and March 1, 2009, respectively.

        In February 2004, the Company redeemed 2.0 million outstanding shares of its 9.375% Series B Cumulative Redeemable Preferred Stock and 1.3 million outstanding shares of its 9.20% Series C Cumulative Redeemable Preferred Stock. The redemption price was $25.00 per share, plus accrued and unpaid dividends to the redemption date of $0.46 and $0.45 for the Series B and C Preferred Stock, respectively. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        In February 2004, the Company completed an underwritten public offering of 5.0 million shares of its 7.50% Series I Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning March 1, 2009. The Company used the net proceeds from the offering of $121.0 million to redeem approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

        In January 2004, the Company completed a private placement of 3.3 million shares of its Series H Variable Rate Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and redeemable at par at any time from the purchase date through the first four months. The Company specifically used the proceeds from this offering to redeem the Series B and C Cumulative Redeemable Preferred Stock on February 23, 2004. On January 27, 2004, the Company redeemed all Series H Preferred Stock using excess liquidity from its secured credit facilities.

        In December 2003, the Company completed an underwritten public offering of 5.0 million primary shares of the Company's Common Stock. The Company received approximately $191.1 million from the offering and used these proceeds to repay a portion of secured indebtedness.

        In December 2003, the Company redeemed 1.6 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on December 19, 2008. Immediately following this transaction the Company no longer had any Series A Preferred Stock outstanding. The Company did not receive any cash proceeds from the offering.

        In September 2003, the Company completed an underwritten public offering of 4.0 million shares of its 7.80% Series F Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on September 29, 2008. The Company used the proceeds from the offering to repay a portion of secured indebtedness.

        In July 2003, the Company redeemed 2.8 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 5.6 million shares of 7.875% Series E Cumulative

Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on July 18, 2008. The Company did not receive any cash proceeds from the offering.

        On November 14, 2002, the Company completed an underwritten public offering of 8.0 million primary shares of the Company's Common Stock. The Company received approximately $202.9 million from the offering and used these proceeds to repay a portion of secured indebtedness.

        On December 15, 1998, the Company issued warrants to acquire 6.1 million shares of Common Stock, as adjusted for dilution, at $34.35 per share. The warrants were exercisable on or after December 15, 1999 at a price of $34.35 per share and expired on December 15, 2005. On April 8, 2004, all 6.1 million warrants were exercised on a net basis and the Company subsequently issued approximately 1.1 million shares.

        DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the three months ended June 30, 2004 and 2003, the Company issued a total of approximately 17,000 and 750,000 shares of its Common Stock, respectively, and during the six months ended June 30, 2004 and 2003, the Company issued a total of approximately 393,000 and 1.4 million shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the three months ended June 30, 2004 and 2003 were approximately $640,000 and $25.6 million, respectively, and $16.1 million and $42.9 million during the six months ended June 30, 2004 and 2003, respectively. There are approximately 3.2 million shares available for issuance under the plan as of June 30, 2004.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of June 30, 2004, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Note 9—Risk Management and Use of Financial Instruments

        Risk management—In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's lending investments that results from a property's, borrower's or corporate tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of CTL facilities held by the Company.

        Use of derivative financial instruments—The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. The Company does not use derivative instruments to hedge credit/market risk or for speculative purposes.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of June 30, 2004. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at June 30, 2004
Pay-Fixed Swap	$235,000	1.135%	3/11/04		9/15/04	$185
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	152
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	152
Pay-Fixed Swap	125,000	2.885%	1/23/03		6/25/06	226
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	343
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(1,488)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	(6,246)
Pay-Floating Swap	105,000	3.678%	1/15/04		1/15/09	(3,191)
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	(3,327)
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	520
Pay-Floating Swap	100,000	3.713%	1/15/04		1/15/09	(2,878)
Pay-Floating Swap	100,000	3.686%	1/15/04		1/15/09	(3,000)
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	119
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	(1,820)
Pay-Floating Swap	45,000	3.684%	1/15/04		1/15/09	(1,355)
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	7,020
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	140
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	24,000	9.000%	9/25/03		11/9/04	—

Total Estimated Value						$(14,448)

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1).

        Between January 1, 2003 and June 30, 2004, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14
Pay-Fixed Swap	100,000	4.484%	1/16/04	5/1/14
Pay-Fixed Swap	50,000	4.502%	1/16/04	5/1/14
Pay-Fixed Swap	50,000	4.500%	1/16/04	5/1/14

        On March 11, 2004, the Company entered into three pay-fixed interest rate swaps all with six-month terms, rates of 1.135%, 1.144% and 1.144% and notional amounts of $235.0 million, $200.0 million and $200.0 million, respectively.

        On January 16, 2004, the Company entered into three forward starting swaps all with 10-year terms and rates of 4.484%, 4.502% and 4.500% and notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These three swaps were settled in connection with the Company's issuance of $250.0 million of 10-year Senior Notes in March 2004.

        On January 15, 2004, in connection with the Company's fixed-rate corporate bonds, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. The Company pays six-month LIBOR and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and also entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        Credit risk concentrations—Concentrations of credit risks arise when a number of borrowers or customers related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

        Substantially all of the Company's CTL assets (including those held by joint ventures) and loans and other lending investments are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10.00%) as of June 30, 2004 in California (19.55%) and New York (11.82%). As of June 30, 2004, the Company's investments also contain greater than 10.00% concentrations in the following asset types: office-CTL (25.26%), office-lending (14.82%), industrial (15.73%) and hotel-lending (11.01%).

        The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company's loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company.

Note 10—Stock-Based Compensation Plans and Employee Benefits

        The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.00% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time, provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At June 30, 2004, a total of approximately 10.2 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 1.6 million shares of Common Stock were outstanding and approximately 410,000 shares of restricted stock were outstanding. A total of approximately 946,000 shares remain available for awards under the Plan as of June 30, 2004.

        Changes in options outstanding during the six months ended June 30, 2004 are as follows:

	Number of Shares
				Weighted Average Exercise Price
	Employees	Non-Employee Directors	Other
Options outstanding, December 31, 2003	2,309,053	154,994	406,091	$18.59
Granted in 2004	—	—	—	$—
Exercised in 2004	(1,099,417)	(31,500)	(80,949)	$19.18
Forfeited in 2004	(80,972)	(14,600)	—	$17.06

Options outstanding, June 30, 2004	1,128,664	108,894	325,142	$18.23

        The following table summarizes information concerning outstanding and exercisable options as of June 30, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Exercise Price Range	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Currently Exercisable	Weighted Average Exercise Price
$14.72–$15.00(1)	498,959	4.65	$14.72	488,626	$14.72
$16.69–$16.88	447,364	5.51	$16.88	447,364	$16.88
$17.38–$17.56	16,667	5.71	$17.38	16,667	$17.38
$19.63–$19.69	380,124	6.51	$19.69	380,124	$19.69
$20.00–$21.44	50,000	6.18	$20.94	50,000	$20.94
$24.13–$24.94	56,900	6.16	$24.84	56,900	$24.84
$25.10–$26.09	13,800	1.92	$26.09	13,800	$26.09
$26.30–$26.97	2,000	6.96	$26.97	2,000	$26.97
$27.00	25,000	6.99	$27.00	25,000	$27.00
$28.54–$29.82	66,792	7.51	$29.69	66,792	$29.69
$55.39	5,094	4.92	$55.39	5,094	$55.39

	1,562,700	5.60	$18.23	1,552,367	$18.25

Explanatory Note:

(1)
Includes approximately 764,000 options which were granted, on a fully exercisable basis, in March 1998, and which are now held by an affiliate of SOFI IV SMT Holdings, L.P. ("SOFI IV"). Beneficial interests in these options were subsequently regranted by that affiliate to employees of it and its affiliates, subject to vesting requirements. In the event that these employees forfeit such options, they revert to an affiliate of SOFI IV, which may regrant them at its discretion. As of June 30, 2004, all of these options were exercisable by the beneficial owners and approximately 620,000 have been exercised.

        In the third quarter 2002 (with retroactive application to the beginning of the calendar year), the Company adopted the fair value method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, the Company recognizes a charge equal to the fair value of these options at the date of grant multiplied by the number of options issued. This charge will be amortized over the related remaining vesting terms to individual employees as additional compensation. There were 15,500 options issued during the 12 months ended December 31, 2003 with a strike price of $14.72.

        If the Company's compensation costs had been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123 prior to 2002, the Company's net income for the three months ended June 30, 2004 and 2003 would have been reduced on a pro forma basis by approximately $0 and $24,000, respectively, and $0 and $48,000 for the six months ended June 30, 2004 and 2003, respectively. This would not have significantly impacted the Company's earnings per share.

        Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

        During the six months ended June 30, 2004, the Company granted 31,555 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant of which 30,855 remain outstanding. In addition, in connection with the Chief Executive Officer's employment agreement 236,167 restricted shares were issued on March 31, 2004 (see detailed information below).

        During the 12 months ended December 31, 2003, the Company granted 40,050 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant of which 23,325 remain outstanding as of June 30, 2004.

        During the year ended December 31, 2002, the Company granted 199,350 restricted shares to employees. Of these shares, 44,350 will vest proportionately over three years on the anniversary date of the initial grant. Of the 44,350 shares granted, 10,591 remain outstanding as of June 30, 2004. The balance of 155,000 restricted shares granted to several employees vested on March 31, 2004 due to the satisfaction of the following circumstances: (1) the employee remained employed until that date; and (2) the 60-day average closing price of the Company's Common Stock equaled or exceeded a set floor price as of such date. The market price of the stock was $42.30 on March 31, 2004; therefore, the Company incurred a one-time charge to earnings of approximately $6.7 million (the fair market value of the 155,000 shares at $42.30 per share plus the Company's share of taxes). During the year ended December 31, 2002, the Company also granted 208,980 restricted shares to its Chief Financial Officer (see detailed information below).

        For accounting purposes, the Company measures compensation costs for these shares, not including the contingently issuable shares, as of the date of the grant and expenses such amounts against earnings, either at the grant date (if no vesting period exists) or ratably over the respective vesting/service period. Such amounts appear on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation expense."

        During the year ended December 31, 2002, the Company entered into a three-year employment agreement with its new Chief Financial Officer. Under the agreement, the Chief Financial Officer receives an annual base salary of $225,000. She may also receive a bonus, which is targeted to be $325,000, subject to an annual review for upward or downward adjustment. In addition, the Company granted the Chief Financial Officer 108,980 contingently vested restricted stock awards. These awards become vested on December 31, 2005 if the executive's employment with the Company has not terminated before such date. Dividends will be paid on the restricted shares as dividends are paid on shares of the Company's Common Stock. These dividends are accounted for in a manner consistent with the Company's Common Stock dividends, as a reduction to retained earnings. For accounting purposes, the Company will take a total charge of approximately $3.0 million related to the restricted stock awards, which will be amortized over the period from November 6, 2002 through December 31, 2005. This charge is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation."

        Further, the Company granted the Chief Financial Officer 100,000 restricted shares which became fully-vested on January 31, 2004 as a result of the Company achieving a 53.28% total shareholder rate of return (dividends since November 6, 2002 plus share price appreciation from January 2, 2003). The Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $4.1 million (the fair market value of the 100,000 shares at $40.02 per share plus the Company's share of taxes). For accounting purposes, the employment arrangement described above was treated as a contingent, variable plan until January 31, 2004.

        During the year ended December 31, 2001, the Company entered into a three-year employment agreement with its Chief Executive Officer. Under the agreement, the Chief Executive Officer receives an annual base salary of $1.0 million. He may also receive a bonus, which is targeted to be an amount equal to his base salary, if the Company achieves certain performance targets set by the Compensation Committee. The bonus award may be increased or reduced from the target depending upon the degree to which the performance goals are exceeded or are not met, and may not exceed 200.00% of his base salary. The bonus is reduced by the amount of any dividends paid to the Chief Executive Officer in respect of phantom shares (described below) which are awarded to him and have contingently vested. The Chief Executive Officer received approximately $4.4 million in such dividends in 2003. As such, no additional bonus was paid in that year. As part of this agreement, the Company confirmed a prior grant of 750,000 stock options made to the executive on March 2, 2001 with an exercise price of $19.69, which represented the market price at the date of the original contingent grant. However, because the grant required further approval by the Compensation Committee and the Board of Directors, no measurement date occurred for accounting purposes until such approvals were made, at which point the market price of the Company's Common Stock was $24.90. Accordingly, an aggregate charge of approximately $3.9 million was recognized with respect to these options over the term of this agreement and is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation." These options vested in three equal annual installments of 250,000 shares in each successive January beginning in January 2002. During the last week of March 2004, the Chief Executive Officer exercised and sold 150,000 of these shares. On April 1, 2004, the Chief Executive Officer exercised the remaining 600,000 options and sold 100,000 of these shares.

        The Company also granted the Chief Executive Officer 2.0 million unvested phantom shares, each of which represents one share of the Company's Common Stock. These shares were scheduled to vest in installments of 350,000 shares, 650,000 shares, 600,000 shares and 400,000 shares on a contingent basis when the average closing price of the Company's Common Stock for a 60 calendar day period achieved thresholds of $25.00, $30.00, $34.00 and $37.00, respectively. As of March 31, 2004 all thresholds were attained, and a total of 2.0 million of these shares fully vested. The market price of the Common Stock on March 30, 2004 was $42.40 and the Company incurred a one-time charge to earnings during the three months ended March 31, 2004 of approximately $86.0 million (the fair market value of the 2.0 million shares at $42.40 per share plus the Company's share of taxes). Upon the phantom share units becoming fully vested, the Company delivered to the executive 728,552 shares of Common Stock and $53.9 million of cash, the total of which is equal to the fair market value of the 2.0 million shares of Common Stock multiplied by the closing stock price of $42.40 on March 30, 2004. Prior to March 30, 2004, the executive received dividends on shares that were contingently vested and were not forfeited under the terms of the agreement, when the Company declared and paid dividends on its Common Stock. Because no shares had been issued prior to March 30, 2004, dividends received on these phantom shares were reflected as compensation expense by the Company. For accounting purposes, this arrangement was treated as a contingent, variable plan and no additional compensation expense was recognized until the shares became irrevocably vested on March 30, 2004, at which time the Company reflected a charge equal to the fair value of the shares irrevocably vested.

        On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period. In connection with this award the Company recorded a $10.1 million charge in "General and administrative—stock-based compensation expense" on the Company's Consolidated Statements of Operations.

        In addition, the Chief Executive Officer purchased an 80.00% interest in the Company's 2006 high performance unit program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer will be based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

        Certain affiliates of SOFI IV and the Company's Chief Executive Officer have agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares, net of tax benefits realized by the Company or its shareholders on account of compensation expense deductions. The reimbursement obligation arose once the restricted share award became fully vested on September 30, 2002. The Company's Chief Executive Officer fulfilled his reimbursement obligation through the delivery of shares of the Company's Common Stock owned by him. In the case of the SOFI IV affiliates, the reimbursement payment must be made through the delivery of approximately $2.4 million in cash or 131,250 shares of Common Stock. As of March 31, 2004, the SOFI IV affiliates fulfilled their obligation through the payment of approximately $2.4 million in cash. These reimbursement payments are reflected as "Additional paid-in capital" on the Company's Consolidated Balance Sheets, and not as an offset to the charge referenced above.

High Performance Unit Program

        In May 2002, the Company's shareholders approved the iStar Financial High Performance Unit ("HPU") Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. The program entitles the employee participants ("HPU holders") to receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock (share price appreciation plus dividends) exceeds certain performance levels.

        Initially, there were three plans within the program: the 2002 plan, the 2003 plan, and the 2004 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

        For these three plans, the Company's performance is measured over a one-, two-, or three-year valuation period, beginning on January 1, 2002 and ending on December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        If the total rate of return on the Company's Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company's Common Stock equal to the following: 7.50% of the Company's excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company's common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company's Common Stock for the 20 trading days immediately preceding the applicable valuation date.

        If the total rate of return on the Company's Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the Common Stock.

        Regardless of how much the Company's total rate of return exceeds the threshold performance levels, the dilutive impact to the Company's shareholders resulting from distributions on High Performance Common Stock in each plan is limited to the equivalent of 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock outstanding during the valuation period.

        The employee participants have purchased their interests in High Performance Common Stock through a limited liability company at purchase prices approved by the Company's Board of Directors. The Company's Board has established the prices of the High Performance Common Stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices were set on June 25, 2002 and were approximately $2.8 million, $1.8 million and $1.3 million for the 2002, 2003 and 2004 plans, respectively. No employee is permitted to exchange his or her interest in the LLC for shares of High Performance Common Stock prior to the applicable valuation date.

        The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83%). As a result of this superior performance, the participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2003 dividend. The Company will pay dividends on the 2002 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid. The Company has the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 plan if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005.

        The total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded the fixed performance threshold of 20.00% and the industry index return of 24.66%. The plan was fully funded and was limited to 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock during the valuation period. As a result of the Company's superior performance, the participants in the 2003 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 987,149 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments will begin with the first quarter 2004 dividend. The Company will pay dividends on the 2003 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid.

        A new 2005 plan has been established with a three-year valuation period ending December 31, 2005. Awards under the 2005 plan were approved on January 14, 2003. The 2005 plan has 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $573,000. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2005 plan are substantially the same as the prior plans.

        A new 2006 plan has been established with a three-year valuation period ending December 31, 2006. Awards under the 2006 plan were approved on January 23, 2004. The 2006 plan had 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $714,700. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2006 plan are substantially the same as the prior plans.

        The additional equity from the issuance of the High Performance Common Stock is recorded as a separate class of stock and included within shareholders' equity on the Company's Consolidated Balance Sheets. Net income allocable to common shareholders will be reduced by the HPU holders' share of dividends paid and undistributed earnings, if any.

401(k) Plan

        Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401(k) Plan following completion of three months of continuous service with the Company. Each participant may contribute on a pretax basis up to the maximum percentage of compensation and dollar amount permissible under Section 402(g) of the Internal Revenue Code not to exceed the limits of Code Sections 401(k), 404 and 415. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf of up to 50.00% of the first 10.00% of the participant's annual compensation. The Company made gross contributions of approximately $88,000 and $78,000 for the three months ended June 30, 2004 and 2003, respectively, and $367,000 and $285,000 for the six months ended June 30, 2004 and 2003, respectively.

Note 11—Earnings Per Share

        The following table presents a reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the three and six months ended June 30, 2004 and 2003, respectively (in thousands, except per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Numerator:
Net income from continuing operations	$79,950	$66,026	$41,680	$130,261
Preferred dividend requirements	(10,580)	(9,227)	(30,180)	(18,454)

Net income allocable to common shareholders and HPU holders before income from discontinued operations and gain from discontinued operations(1)	69,370	56,799	11,500	111,807
Income from discontinued operations	3,069	3,720	6,087	7,174
Gain from discontinued operations	—	—	136	264

Net income allocable to common shareholders and HPU holders(1)	$72,439	$60,519	$17,723	$119,245

Denominator:
Weighted average common shares outstanding for basic earnings per common share	110,695	99,445	109,081	98,784
Add: effect of assumed shares issued under treasury stock method for stock options, restricted shares and warrants	1,071	1,607	1,770	1,526
Add: effect of contingent shares	109	1,264	1,175	1,264
Add: effect of joint venture shares	371	73	298	73

Weighted average common shares outstanding for diluted earnings per common share	112,246	102,389	112,324	101,647

Basic earnings per common share:
Net income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)	$0.62	0.57	$0.10	$1.12
Income from discontinued operations	0.02	0.03	0.06	0.08
Gain from discontinued operations	0.00	0.00	0.00	0.00

Net income allocable to common shareholders(2)	$0.64	$0.60	$0.16	$1.20

Diluted earnings per common share:
Net income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(3)(4)	$0.61	$0.55	$0.10	$1.09
Income from discontinued operations	0.03	0.04	0.06	0.07
Gain from discontinued operations	0.00	0.00	0.00	0.00

Net income allocable to common shareholders(3)(4)	$0.64	$0.59	$0.16	$1.16

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,163 and $494 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $259 and $979 of net income allocable to HPU holders, respectively.

(3)
For the three months ended June 30, 2004 and June 30, 2003, excludes $1,148 and $481 of net income allocable to HPU holders respectively. For the six months ended June 30, 2004 and June 30, 2003, excludes $243 and $952 of net income allocable to HPU holders, respectively.

(4)
For the three months ended June 30, 2004 and June 30, 2003, includes $41 and $40 of joint venture income, respectively. For the six months ended June 30, 2004 and June 30, 2003, includes $3 and $79 of joint venture income, respectively.

        For the three and six months ended June 30, 2004 and 2003, the following shares were antidilutive (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Stock options	5	5	5	5
Warrants	—	6,113	—	6,113
Joint venture shares	—	298	73	—

Note 12—Comprehensive Income

        Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income" requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. Total comprehensive income was $85.1 million and $76.6 million for the three months ended June 30, 2004 and 2003, respectively, and $44.5 million and $149.1 million for the six months ended June 30, 2004 and 2003, respectively. The primary components of comprehensive income other than net income consist of amounts attributable to the adoption and continued application of SFAS No. 133, to the Company's cash flow and fair value hedges and changes in the fair value of the Company's available-for-sale investments.

        For the three and six months ended June 30, 2004, the change in fair market value of the Company's unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges was an increase of $2.1 million and a decrease $3.4 million, respectively, and was recorded as an adjustment to accumulated other comprehensive income. The reconciliation to comprehensive income is as follows (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$83,019	$69,746	$47,903	$137,699
Other comprehensive income:
Reclassification of unrealized gains into earnings upon realization	(2,845)	(1,664)	(6,742)	(1,664)
Unrealized gains (losses) on available-for-sale investments	(941)	9,370	1,646	15,295
Unrealized gains (losses) on cash flow hedges	5,852	(825)	1,698	(2,199)

Comprehensive income	$85,085	$76,627	$44,505	$149,131

        Unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges are recorded as adjustments to shareholders' equity through "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in net income unless realized.

        As of June 30, 2004 and December 31, 2003, accumulated other comprehensive income (losses) reflected in the Company's shareholders' equity is comprised of the following (in thousands):

	As of June 30, 2004	As of December 31, 2003
Unrealized gains on available-for-sale investments	$4,266	$9,362
Unrealized losses on cash flow and fair value hedges	(6,656)	(8,354)

Accumulated other comprehensive income (losses)	$(2,390)	$1,008

        Over time, the unrealized gains and losses held in other comprehensive income will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in other comprehensive income is expected to be reclassified to earnings over the lives of the current hedging instruments, or for the realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable.

Note 13—Dividends

        In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90.00% of its taxable income and must distribute 100.00% of its taxable income to avoid paying corporate federal income taxes. The Company anticipates it will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation), in certain circumstances, the Company may generate operating cash flow in excess of its dividends or, alternatively, may be required to borrow to make sufficient dividend payments.

        Total dividends declared by the Company aggregated $77.6 million, or $0.6975 per share on Common Stock during the six months ended June 30, 2004. This dividend, paid on April 29, 2004 was applicable to the three months ended March 31, 2004 and payable to shareholders of record on

April 15, 2004. On July 1, 2004, the Company declared a dividend of $0.6975 per share of Common Stock, applicable to the second quarter and payable to shareholders of record on July 15, 2004. The Company also declared and paid dividends aggregating $4.0 million, $5.5 million, $3.9 million, $3.0 million and $2.7 million, respectively, on its Series D, E, F, G and I preferred stock, respectively, during the six months ended June 30, 2004.

        In connection with the redemption of the Series B preferred stock on February 23, 2004 the Company paid a final dividend of $920,000 representing unpaid dividends of $0.46 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $5.5 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        In connection with the redemption of the Series C preferred stock on February 23, 2004 the Company paid a final dividend of $585,000 representing unpaid dividends of $0.45 per share for the 70 days from the prior dividend payment on December 15, 2003. Upon redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of $3.5 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series D preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

        Holders of shares of the Series E preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.97 per share. The remaining terms relating to dividends of the Series E preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of shares of the Series F preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.80% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.95 per share. The remaining terms relating to dividends of the Series F preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of shares of the Series G preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.65% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.91 per share. The remaining terms relating to dividends of the

Series G preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        Holders of the Series I preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.50% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.88 per share. The remaining terms relating to dividends of the Series I preferred stock are substantially identical to the terms of the Series D preferred stock described above.

        The 2002 and 2003 High Performance Unit Program reached their valuation dates on December 31, 2002 and 2003, respectively. Based on the Company's 2002 and 2003 total rate of return, the participants are entitled to receive cash dividends on 819,254 shares and 987,149 shares, respectively, of the Company's Common Stock. The Company will pay dividends on these units in the same amount per equivalent share and on the same distribution dates as shares of the Company's Common Stock. Such dividend payments for the 2002 plan began with the first quarter 2003 dividend and such dividends for the 2003 plan will begin with the first quarter 2004 dividend. All dividends to HPU holders will reduce net income allocable to common shareholders when paid. Additionally, net income allocable to common shareholders will be reduced by the HPU holders' share of undistributed earnings, if any.

        The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

Note 14—Segment Reporting

        Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

        The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have any foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for more than 3.94% of revenues (see Note 9 for other information regarding concentrations of credit risk).

        The Company evaluates performance based on the following financial measures for each segment:

	Real Estate Lending	Corporate Tenant Leasing	Corporate/ Other(1)	Company Total
	(In thousands)
Three months ended June 30, 2004:
Total revenues(2):	$101,674	$75,794	$313	$177,781
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries:	—	(855)	—	(855)
Total operating and interest expense(3):	17,474	35,629	43,745	96,848
Net operating income (loss)(4):	84,200	39,310	(43,432)	80,078
Three months ended June 30, 2003:
Total revenues(2):	$81,624	$62,058	$125	$143,807
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries:	—	1,078	(1,178)	(100)
Total operating and interest expense(3):	23,999	29,595	24,047	77,641
Net operating income (loss)(4):	57,625	33,541	(25,100)	66,066

	Real Estate Lending	Corporate Tenant Leasing	Corporate/ Other(1)	Company Total
	(In thousands)
Six months ended June 30, 2004:
Total revenues(2):	$195,887	$146,375	$628	$342,890
Equity in earnings from joint ventures and unconsolidated subsidiaries:	—	5,393	—	5,393
Total operating and interest expense(3):	36,537	70,652	199,153	306,342
Net operating income (loss)(4):	159,350	81,116	(198,525)	41,941
Six months ended June 30, 2003:
Total revenues(2):	$158,520	$122,293	$676	$281,489
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries:	—	2,094	(2,252)	(158)
Total operating and interest expense(3):	46,946	58,575	45,470	150,991
Net operating income (loss)(4):	111,574	65,812	(47,046)	130,340
As of June 30, 2004:
Total long-lived assets(5):	4,255,005	2,854,967	N/A	7,109,972
Total assets	4,391,551	3,103,505	111,375	7,606,431
As of December 31, 2003:
Total long-lived assets(5):	3,702,674	2,535,885	N/A	6,238,559
Total assets	3,810,679	2,729,716	120,195	6,660,590

Explanatory Notes:

(1)
Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment.

(2)
Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(3)
Total operating and interest expense represents provision for loan losses and loss on early extinguishment of debt for the Real Estate Lending business and operating costs on CTL assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. Interest expense on unsecured notes, general and administrative expense and general and administrative-stock-based compensation is included in Corporate and Other for all periods. Depreciation and amortization of $16.4 million and $12.7 million for the three months ended June 30, 2004 and 2003, respectively, and $31.7 million and $25.0 million for the six months ended June 30, 2004 and 2003, respectively, are included in the amounts presented above.

(4)
Net operating income represents net income before minority interest, income from discontinued operations and gain from discontinued operations.

(5)
Total long-lived assets is comprised of Loans and Other Lending Investments, net and Corporate Tenant Lease Assets, net, for each respective segment.

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        The Company is in the business of providing custom-tailored financing solutions to private and corporate owners of real estate nationwide. Depending upon market conditions and the Company's views about the United States economy generally and the real estate markets specifically, the Company will adjust its investment focus from time to time and emphasize certain products, industries and geographic markets over others.

        The Company began its business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of customers in its markets. In March 1998, the private investment funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that public company. In November 1999, the Company acquired its leasing subsidiary, TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), which was then the largest publicly-traded company specializing in corporate sale/leaseback for office and industrial facilities (the "TriNet Acquisition"). Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of its Common Stock and converted its organizational form to a Maryland corporation. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

        The Company has experienced significant growth since its first quarter as a public company in 1998. Transaction volume for the fiscal year ended December 31, 2003 was $2.2 billion, compared to $1.7 billion in 2002 and $1.1 billion in 2001. The Company completed 60 financing commitments in 2003, compared to 41 in 2002 and 35 in 2001. During the first six months of 2004 the Company had $1.7 billion of transaction volume representing 31 financing commitments. Repeat customer business has become a key source of transaction volume for the Company, accounting for approximately 56% of the Company's cumulative volume through June 30, 2004. Based upon feedback from its customers, the Company believes that greater recognition of the Company and its reputation for completing highly structured transactions in an efficient manner have also contributed to increases in its transaction volume.

        The benefits of higher investment volumes were mitigated to an extent by the extremely low interest rate environment in 2002, 2003 and the first six months of 2004. Low interest rates benefit the Company in that its borrowing costs decrease, but similarly earnings on its variable-rate lending investments also decrease. Conversely, in an environment of rising interest rates, the Company's borrowing costs may increase, but earnings on its variable-rate lending investments would also increase. The Company's policy is to match fund its fixed-rate assets with fixed-rate debt and variable-rate assets with variable-rate debt so that changes in interest rates do not significantly impact the Company's earnings.

        During the difficult economic and real estate market conditions of 2002 and 2003, the Company focused its investment activity on lower risk investments such as first mortgages and corporate tenant lease transactions that met its risk adjusted return standards. The Company continued to emphasize these products in the first six months of 2004. The Company has experienced minimal losses on its lending investments. In 2003 and the first six months of 2004, the Company also focused on re-leasing space at its corporate tenant lease facilities under longer-term leases in an effort to reduce the impact of lease expirations on the Company's earnings. The Company has seen indications of improvements in the U.S. economy and strengthening in some sectors of the real estate markets in the first six months of 2004. The Company believes that the commercial real estate industry is attracting large amounts of investment capital. The Company intends to maintain its disciplined approach to underwriting its investments and will adjust its focus away from markets and products where the Company believes that the available pricing terms do not fairly reflect the risks of the investments.

        The Company has continued to broaden its sources of capital and was particularly active in the capital markets in 2003 and in the first six months of 2004. The Company's strong performance and the low interest rate environment enabled the Company to issue equity and debt securities in 2003 and the first six months of 2004 on attractive pricing terms. The Company used the proceeds from the issuances to repay secured indebtedness and to refinance higher cost capital. The Company made significant progress in 2003 and continues to make progress in the first six months of 2004 in migrating its debt obligations from secured debt towards unsecured debt. On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR plus 1.00% and has a 25 basis point annual facility fee. While the Company considers it prudent to have a broad array of sources of capital, including secured financing arrangements, the Company will continue to seek to reduce its use of secured debt and increase its use of unsecured debt.

        The Company's earnings for the first six months of 2004 reflect the following charges from the first quarter of 2004:

  •
  a $106.9 million stock-based compensation charge relating to the full vesting of: (1) 2.0 million incentive shares awarded to our Chief Executive Officer under his March 2001 employment agreement; (2) 236,167 shares of common stock awarded to our Chief Executive Officer that are restricted from sale for five years unless performance thresholds in the Company's common stock price are met; (3) 100,000 restricted performance shares awarded to our Chief Financial Officer when she joined the Company in 2002; and (4) 155,000 shares of common stock awarded to several employees during 2002;

  •
  an $11.5 million charge relating to the redemption of $110.0 million of the Company's 8.75% Senior Notes due 2008 at a redemption price of 108.75% of the principal amount of the notes being redeemed; and

  •
  a $9.0 million charge to net income allocable to common shareholders and HPU holders relating to the redemption of all the Company's outstanding 9.375% Series B and 9.200% Series C Cumulative Redeemable Preferred Stock.

Results of Operations

Three Months Ended June 30, 2004 Compared to the Three Months Ended June 30, 2003

        Interest income—Interest income increased by $18.1 million to $92.2 million for the three months ended June 30, 2004 from $74.1 million for the same period in 2003. This increase was primarily due to $36.3 million of interest income on new originations or additional fundings, offset by an $16.8 million decrease from the repayment of loans and other lending investments. This increase was partially offset by a decrease in interest income on the Company's variable-rate lending investments as a result of lower average one-month LIBOR rates of 1.15% in 2004, compared to 1.26% in 2003.

        Operating lease income—Operating lease income increased by $14.4 million to $75.7 million for the three months ended June 30, 2004 from $61.3 million for the same period in 2003. Of this increase, $16.4 million is attributable to new CTL investments. This increase is partially offset by $2.1 million of lower operating lease income due to vacancies and lower rental rates on certain CTL assets.

        Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, asset management fees, lease termination fees, mortgage servicing fees and dividends on certain investments. The Company's experience has been that early repayments may increase in low interest rate environments. During the three months ended June 30, 2004, other income included realized gains on sale of lending investments of $2.2 million, income from loan repayments and prepayment penalties of $7.2 million, asset management, mortgage servicing and other fees of approximately $316,000 and other miscellaneous income such as dividend payments of $210,000.

        During the three months ended June 30, 2003, other income included realized gains on sale of lending investments of $4.8 million, income from loan repayments and prepayment penalties of $2.7 million, asset management, mortgage servicing fees and other fees of approximately $796,000 and other miscellaneous income such as dividend payments of $125,000.

        Interest expense—For the three months ended June 30, 2004, interest expense increased by $9.0 million to $58.5 million from $49.5 million for the same period in 2003. This increase was primarily due to higher average borrowings on the Company's debt obligations, term loans and secured notes, and by an $884,000 increase in amortization of deferred financing costs on the Company's debt obligations in 2004 compared to the same period in 2003. This increase was partially offset by lower average one-month LIBOR rates, which averaged 1.15% in 2004 compared to 1.26% in 2003 on the unhedged portion of the Company's variable-rate debt.

        Operating costs—corporate tenant lease assets—For the three months ended June 30, 2004, operating costs increased by approximately $2.0 million from $3.8 million to $5.8 million for the same period in 2003. This increase is primarily related to new CTL investments and higher unrecoverable operating costs due to vacancies on certain CTL assets.

        Depreciation and amortization—Depreciation and amortization increased by $3.7 million to $16.4 million for the three months ended June 30, 2004 from $12.7 million for the same period in 2003. This increase is primarily due to depreciation on new CTL investments and the consolidation of Sunnyvale (see Note 6 to the Company's Consolidated Financial Statements).

        General and administrative—For the three months ended June 30, 2004, general and administrative expenses increased by $3.5 million to $12.5 million, compared to $9.0 million for the same period in 2003. This increase is primarily due to the consolidation of iStar Operating and the increase in payroll and compensation expenses.

        General and administrative—stock-based compensation—General and administrative-stock-based compensation decreased by $300,000 for the three months ended June 30, 2004 compared to the same period in 2003 primarily due to the final vesting of stock-based compensation to senior executives in December 2003.

        Provision for loan losses—The Company's charge for provision for loan losses increased to $2.0 million for the three months ended June 30, 2004 compared to $1.8 million in the same period in 2003. As more fully discussed in Note 4 to the Company's Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

        Loss on early extinguishment of debt—During the three months ended June 30, 2004, the Company incurred $755,000 of losses on early extinguishments of debt associated with the amortization of deferred financing costs related to the early repayment of the Company's $48.0 million term loan which had an original maturity of July 2008. The Company also incurred a loss of $251,000 associated with the amortization of deferred financing costs related to the early termination of the Company's $300.0 million unsecured credit facility maturing July 2004. All of these activities related to the Company's strategies of migrating its borrowings toward more unsecured debt and taking advantage of lower cost refinancing opportunities.

        During the three months ended June 30, 2003, the Company had no losses on early extinguishment of debt.

        Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries—For the three months ended June 30, 2004, equity in earnings (loss) from joint ventures and unconsolidated subsidiaries decreased by approximately $755,000 to approximately $(855,000) from approximately $(100,000) for the same period in 2003. This decrease is primarily due to the conveyance by one of the Company's CTL joint ventures of its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of its obligations of the related loan in the first quarter of 2004. In addition, this decrease is due to vacancies and the consolidation of Sunnyvale in March 2004 and is partially offset by the consolidation of iStar Operating in July 2003 (see Note 6 to the Company's Consolidated Financial Statements).

        Income from discontinued operations—For the three months ended June 30, 2004 and 2003, operating income earned by the Company on CTL assets sold through September 30, 2004 (prior to their sale) and assets held for sale as of September 30, 2004, of approximately $3.1 million and $3.7 million, respectively, is classified as "discontinued operations."

        Gain from discontinued operations—During the three months ended June 30, 2004 and the three months ended June 30, 2003, the Company did not dispose of any CTL assets.

Six Months Ended June 30, 2004 Compared to the Six Months Ended June 30, 2003

        Interest income—Interest income increased by $27.8 million to $175.3 million for the six months ended June 30, 2004 from $147.5 million for the same period in 2003. This increase was primarily due to $65.8 million of interest income on new originations or additional fundings, offset by a $32.2 million decrease from the repayment of loans and other lending investments. This increase was partially offset by a decrease in interest income on the Company's variable-rate lending investments as a result of lower average one-month LIBOR rates of 1.13% in 2004, compared to 1.30% in 2003.

        Operating lease income—Operating lease income increased by $24.6 million to $145.8 million for the six months ended June 30, 2004 from $121.2 million for the same period in 2003. Of this increase, $28.9 million is attributable to new CTL investments. This increase is partially offset by $4.4 million of lower operating lease income due to vacancies and lower rental rates on certain CTL assets.

        Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, asset management fees, lease termination fees, mortgage servicing fees and dividends on certain investments. The Company's experience has been that early repayments may increase in low interest rate environments. During the six months ended June 30, 2004, other income included realized gains on sale of lending investments of $6.8 million, income from loan repayments and prepayment penalties of $13.5 million, asset management, mortgage servicing and other fees of approximately $970,000 and other miscellaneous income such as dividend payments of $532,000.

        During the six months ended June 30, 2003, other income included realized gains on sale of lending investments of $5.4 million, income from loan repayments and prepayment penalties of $5.1 million, asset management, mortgage servicing fees and other fees of approximately $2.0 million and other miscellaneous income such as dividend payments of $238,000.

        Interest expense—For the six months ended June 30, 2004, interest expense increased by $13.8 million to $110.5 million from $96.7 million for the same period in 2003. This increase was primarily due to higher average borrowings on the Company's debt obligations, term loans and secured notes, and by a $2.2 million increase in amortization of deferred financing costs on the Company's debt obligations in 2004 compared to the same period in 2003. This increase was partially offset by lower average one-month LIBOR rates, which averaged 1.13% in 2004 compared to 1.30% in 2003 on the unhedged portion of the Company's variable-rate debt.

        Operating costs—corporate tenant lease assets—For the six months ended June 30, 2004, operating costs increased by $4.5 million from $7.4 million to $11.9 million for the same period in 2003. This increase is primarily related to new CTL investments and higher unrecoverable operating costs due to vacancies on certain CTL assets.

        Depreciation and amortization—Depreciation and amortization increased by $6.7 million to $31.7 million for the six months ended June 30, 2004 from $25.0 million for the same period in 2003. This increase is primarily due to depreciation on new CTL investments and the consolidation of Sunnyvale (see Note 6 to the Company's Consolidated Financial Statements).

        General and administrative—For the six months ended June 30, 2004, general and administrative expenses increased by $9.2 million to $25.9 million, compared to $16.7 million for the same period in 2003. This increase is primarily due to the consolidation of iStar Operating and the increase in payroll and compensation expenses.

        General and administrative—stock-based compensation—General and administrative-stock-based compensation increased by $106.4 million for the six months ended June 30, 2004 compared to the same period in 2003. In the first quarter of 2004, the Company recognized a charge of approximately $106.9 million composed of $4.1 million for the performance-based vesting of 100,000 restricted shares granted under the Company's long-term incentive plan to the Chief Financial Officer, $86.0 million for the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, $10.1 million for the one-time award of Common Stock to the Chief Executive Officer, and $6.7 million for the vesting of 155,000 restricted shares granted to several employees.

        Provision for loan losses—The Company's charge for provision for loan losses increased to $5.0 million for the six months ended June 30, 2004 compared to $3.5 million in the same period in 2003. As more fully discussed in Note 4 to the Company's Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

        Loss on early extinguishment of debt—During the six months ended June 30, 2004, the Company incurred $755,000 of losses on early extinguishment of debt associated with the amortization of deferred financing costs related to the early repayment of the Company's $48.0 million term loan which had an original maturity of July 2008. The Company also incurred a loss of $251,000 associated the amortization of deferred financing costs related to the early termination of the Company's $300.0 million unsecured credit facility maturing July 2004. In addition, the Company had $11.5 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing costs related to the redemption of $110.0 million of the Company's 8.75% Senior Notes due 2008. In addition, the Company incurred $428,000 of losses associated with the amortization of deferred financing costs related to the early repayment of the Company's $60.0 million term loan which had an original maturity of June 2004. The Company also incurred a loss of $287,000 associated with amortization of deferred financing costs related to the early repayment of the Company's $193.0 million term loan which had an original maturity of July 2004. All of these activities related to the Company's strategies of migrating its borrowings toward more unsecured debt and taking advantage of lower cost refinancing opportunities.

        During the six months ended June 30, 2003, the Company had no losses on early extinguishments of debt.

        Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries—For the six months ended June 30, 2004, equity in earnings (loss) from joint ventures and unconsolidated subsidiaries increased by $5.6 million to $5.4 million from approximately $(158,000) for the same period in 2003. This increase is primarily due to lease terminations and the subsequent conveyance by one of the Company's CTL joint ventures of its interest in two buildings and the related property to the mortgage lender in exchange for satisfaction of its obligations of the related loan in the first quarter of 2004. In addition, this increase was due to the consolidation of iStar Operating and is partially offset by the consolidation of Sunnyvale in March 2004 (see Note 6 to the Company's Consolidated Financial Statements).

        Income from discontinued operations—For the six months ended June 30, 2004 and 2003, operating income earned by the Company on CTL assets sold through September 30, 2004 (prior to their sale) and assets held for sale as of September 30, 2004, of approximately $6.1 million and $7.2 million, respectively, is classified as "discontinued operations."

        Gain from discontinued operations—During the six months ended June 30, 2004, the Company disposed of one CTL asset for net proceeds of $2.8 million, and recognized a gain of approximately $136,000.

        During the six months ended June 30, 2003, the Company disposed of one CTL asset for net proceeds of $4.0 million, and recognized a gain of approximately $264,000.

Adjusted Earnings

        The Company measures its performance using adjusted earnings in addition to net income. Adjusted earnings represents net income allocable to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain (loss) from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for unconsolidated partnerships and joint ventures reflect the Company's share of adjusted earnings calculated on the same basis.

        The Company believes that adjusted earnings is a helpful measure to consider, in addition to net income, because this measure helps the Company to evaluate how its commercial real estate finance business is performing compared to other commercial finance companies, without the effects of certain GAAP adjustments that are not necessarily indicative of current operating performance. The most significant GAAP adjustments that the Company excludes in determining adjusted earnings are depreciation and amortization. As a commercial finance company that focuses on real estate lending and corporate tenant leasing, the Company records significant depreciation on its real estate assets and amortization of deferred financing costs associated with its borrowings. These items do not affect the Company's daily operations, but they do impact financial results under GAAP. By measuring its performance using adjusted earnings and net income, the Company is able to evaluate how its business is performing both before and after giving effect to recurring GAAP adjustments such as depreciation and amortization and, in the case of adjusted earnings, after including earnings from its joint venture interests on the same basis and excluding gains or losses from the sale of assets that will no longer be part of its continuing operations.

        Adjusted earnings is not an alternative or substitute for net income in accordance with GAAP as a measure of the Company's performance. Rather, the Company believes that adjusted earnings is an additional measure that helps analyze how its business is performing. This measure is also used to track compliance with covenants in the Company's borrowing arrangements because several of its material borrowing arrangements have covenants based upon this measure. Adjusted earnings should not be viewed as an alternative measure of either the Company's liquidity or funds available for its cash needs or for distribution to its shareholders. In addition, the Company may not calculate adjusted earnings in the same manner as other companies that use a similarly titled measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)
	(unaudited)
Adjusted earnings:
Net income allocable to common shareholders and HPU holders	$72,439	$60,519	$17,723	$119,245
Add: Joint venture income	41	251	5	500
Add: Depreciation	17,081	13,711	33,019	26,983
Add: Joint venture depreciation and amortization	490	982	2,022	1,994
Add: Amortization of deferred financing costs	8,859	6,957	19,171	13,408
Less: Gains from discontinued operations	—	—	(136)	(264)

Adjusted diluted earnings allocable to common shareholders and HPU holders(1)(2)(3)(4)	$98,910	$82,420	$71,804	$161,866

Weighted average diluted common shares outstanding(5)	112,246	102,687	112,324	101,945

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the three months ended June 30, 2004 and 2003, adjusted diluted earnings allocable to common shareholders and HPU holders includes $1,567 and $652, respectively, of adjusted earnings allocable to HPU holders. For the six months ended June 30, 2004 and 2003, diluted adjusted earnings allocable to common shareholders and HPU holders includes $1,119 and $1,288, respectively, of adjusted earnings allocable to HPU holders.

(3)
For the six months ended June 30, 2004, includes $9.6 million of cash paid for prepayment penalties associated with early extinguishment of debt.

(4)
For the six months ended June 30, 2004, includes a $106.9 million charge related to performance-based vesting of 100,000 restricted shares granted under the Company's long-term incentive plan to the Chief Financial Officer, the vesting of 2.0 million phantom shares on March 30, 2004 granted to the Chief Executive Officer, the one-time award of Common Stock with a value of $10.0 million to the Chief Executive Officer, the vesting of 155,000 restricted shares granted to several employees and the Company's share of taxes associated with all transactions.

(5)
For the three and six months ended June 30, 2003, in addition to the GAAP defined weighted average diluted shares outstanding this balance includes additional shares relating to the dilution of joint venture shares of 298,000.

Risk Management

        First Dollar and Last Dollar Exposure    One component of the Company's risk management assessment is an analysis of the Company's first and last dollar loan-to-value percentage with respect to the facilities or companies the Company finances. First dollar loan-to-value represents the weighted average beginning point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances. Last dollar loan-to-value represents the weighted average ending point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances.

        Loans and Other Lending Investments Credit Statistics—The table below summarizes the Company's loans and other lending investments that are more than 90-days past due in scheduled payments and details the provision for loan losses associated with the Company's lending investments for June 30,

2004, and December 31, 2003, as well as charge-offs for the six months ended June 30, 2004, and the year ended December 31, 2003 (in thousands):

	As of June 30, 2004		As of December 31, 2003
	$	%	$	%
Carrying value of loans past due 90 days or more/ As a percentage of total assets	$27,526	0.36%	$27,480	0.41%
Provision for loan losses/As a percentage of total assets	38,436	0.51%	33,436	0.50%
Net charge-offs/As a percentage of total assets	—	—	3,314	0.05%

        Non-Accrual Loans—The Company transfers loans to non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or ceased efforts toward, curing the cause of an impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. Interest income is recognized only upon actual cash receipt for loans on non-accrual status. As of June 30, 2004, the Company has two assets on non-accrual status with an aggregate carrying value of $27.5 million, or 0.36% of total assets, compared to 0.41% at December 31, 2003. One of these two borrowers remains current on all of the debt service payments due to the Company. Management believes there is adequate collateral to support the book values of the assets.

        Watch List Assets—The Company conducts a quarterly comprehensive credit review, resulting in an individual risk rating being assigned to each asset. This review is designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an "early warning system." As of June 30, 2004, the Company had four assets on its credit watch list, including the two non-accrual loans discussed above, with an aggregate carrying value of $76.1 million, or 1.00% of total assets, compared to 1.55% at December 31, 2003.

Liquidity and Capital Resources

        The Company requires significant capital to fund its investment activities and operating expenses. The Company has sufficient access to capital resources to fund its existing business plan, which includes the expansion of its real estate lending and corporate tenant leasing businesses. The Company's capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, long-term financing secured by the Company's assets, unsecured financing and the issuance of common, convertible and/or preferred equity securities. Further, the Company may acquire other businesses or assets using its capital stock, cash or a combination thereof.

        The distribution requirements under the REIT provisions of the Code limit the Company's ability to retain earnings and thereby replenish or increase capital committed to its operations. However, the Company believes that its access to significant capital resources and financing will enable the Company to meet current and anticipated capital requirements.

        The Company believes that its existing sources of funds will be adequate for purposes of meeting its short- and long-term liquidity needs. The Company's ability to meet its long-term (i.e., beyond one year) liquidity requirements is subject to obtaining additional debt and equity financing. Any decision by the Company's lenders and investors to provide the Company with financing will depend upon a number of factors, such as the Company's compliance with the terms of its existing credit arrangements, the Company's financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders' and investors' resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative investment or lending opportunities.

        The following table outlines the contractual obligations related to the Company's long-term debt agreements and operating lease obligations as of June 30, 2004. There are no other long-term liabilities of the Company that would constitute a contractual obligation.

		Principal Payments Due By Period(1)
	Total	Less Than 1 Year	2-3 Years	4-5 Years	6-10 Years	After 10 Years
	(In thousands)
Long-Term Debt Obligations:
Secured revolving credit facilities	$277,446	$10,000	$267,446	$—	$—	$—
Unsecured revolving credit facilities	783,000	—	—	783,000	—	—
Secured term loans	738,546	26,751	251,540	291,349	77,878	91,028
iStar Asset Receivables secured notes(2)	1,099,255	—	204,604	—	894,651	—
Unsecured notes	2,125,000	—	250,000	775,000	1,000,000	100,000

Total	5,023,247	36,751	973,590	1,849,349	1,972,529	191,028
Operating Lease Obligations:(3)	16,066	2,879	5,878	4,760	2,549	—

Total	$5,039,313	$39,630	$979,468	$1,854,109	$1,975,078	$191,028

Explanatory Notes:

(1)
Assumes exercise of extensions on the Company's long-term debt obligations to the extent such extensions are at the Company's option.

(2)
Based on expected proceeds from principal payments received on loan assets collateralizing such notes.

(3)
The Company also has a $1.0 million letter of credit outstanding as security for its primary corporate office lease.

        The Company has four LIBOR-based secured revolving credit facilities with an aggregate maximum capacity of $2.0 billion, of which $277.4 million was drawn as of June 30, 2004. Availability under these facilities is based on collateral provided under a borrowing base calculation. At June 30, 2004, the Company also had an unsecured credit facility totaling $850.0 million which bears interest at LIBOR + 1.00% per annum and matures in April 2008. At June 30, 2004, the Company had $783.0 million drawn under this facility (see Note 7 to the Company's Consolidated Financial Statements).

        The Company's debt obligations contain covenants that are both financial and non-financial in nature. Significant financial covenants include limitations on the Company's ability to incur indebtedness beyond specified levels, restrictions on the Company's ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of its own equity securities, that the Company makes. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of June 30, 2004, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

        Unencumbered Assets/Unsecured Debt    The Company has made and will continue to make progress in migrating its balance sheet towards more unsecured debt, which generally results in a corresponding reduction of secured debt and an increase in unencumbered assets. The exact timing in which the Company will issue or borrow unsecured debt will be subject to market conditions. The following table shows the ratio of unencumbered assets to unsecured debt at June 30, 2004 and December 31, 2003 (in thousands):

	As of June 30, 2004	As of December 31, 2003
Total Unencumbered Assets	$4,553,995	$2,167,388
Total Unsecured Debt(1)	$2,908,000	$1,315,000
Unencumbered Assets/Unsecured Debt(2)	157%	165%

Explanatory Notes:

(1)
See Note 7 to the Company's Consolidated Financial Statements for a more detailed description of the Company's unsecured debt.

(2)
At December 31, 2003, the Company had assets with an aggregate book value of $346.6 million pledged as collateral to its secured revolving credit facilities for which there were no amounts drawn. If these assets had been released from the credit facilities, unencumbered assets/unsecured debt would have been 191%.

        Capital Markets Financings—The Company was an active issuer in the capital markets in the six months ended June 30, 2004. The continued strength of the Company's stock price and the low interest rate environment provided the Company with the opportunity to issue equity and debt securities on attractive pricing terms. During the six months ended June 30, 2004, the Company issued $850.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 5.700% and maturing between 2009 and 2014, and $200.0 million of variable-rate Senior Notes bearing interest at annual rates of three-month LIBOR + 1.25% and maturing in 2007. The Company issued 8.3 million shares of preferred stock in two series with cumulative annual dividend rates of 7.50%.

        On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility with 19 banks and financial institutions. The new facility has a three-year initial term with a one-year extension at the Company's option. The facility bears interest, based upon the Company's current credit ratings, at a rate of LIBOR + 1.00% and has a 25 basis point annual facility fee. This new credit facility replaces the existing $300.0 million unsecured credit facility maturing July 2004.

        During the 12 months ended December 31, 2003, the Company issued $685.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 6.00% to 7.00% and maturing between 2008 and 2013. All of the shares of preferred stock have a liquidation preference of $25.00 per share. The Company issued 12.8 million shares of preferred stock in three series with cumulative annual dividend rates ranging from 7.650% to 7.875%. The Company also issued 5.0 million shares of Common Stock in 2003 at a price to the public of $38.50 per share.

        The Company primarily used the proceeds from the issuances of securities described above to repay secured indebtedness as it migrates its balance sheet towards more unsecured debt and to refinance higher yielding obligations. During the six months ended June 30, 2004, the Company redeemed approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to income of $11.5 million included in "Loss on early extinguishment of debt" on the Company's Consolidated Statements of Operations. The Company also retired its 3.3 million shares of Series H Variable Rate Cumulative Redeemable Preferred Stock. In addition, the Company redeemed all of its 2.0 million shares of 9.375% Series B Cumulative Redeemable Preferred Stock and all of its 1.3 million shares of 9.200% Series C Cumulative Redeemable Preferred Stock. In connection with this redemption, the Company recognized a charge to net income allocable to common shareholders and HPU holders of approximately $9.0 million included in "Preferred dividend requirements" on the Company's Consolidated Statements of Operations.

        During the 12 months ended December 31, 2003, the Company retired all of its 4.0 million shares of 9.50% Series A Cumulative Redeemable Preferred Stock and the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary.

        Other Financing Activities—On March 12, 2004, one of the Company's $700.0 million secured facilities was amended to reduce the maximum amount available to $250.0 million, to extend the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

        On March 10, 2004, the Company repaid its $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

        On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        Hedging Activities—The Company has variable-rate lending assets and variable-rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, the Company earns more on its variable-rate lending assets and pays more on its variable-rate debt obligations and, conversely, as interest rates decrease, the Company earns less on its variable-rate lending assets and pays less on its variable-rate debt obligations. When the amount of the Company's variable-rate debt obligations exceeds the amount of its variable-rate lending assets, the Company utilizes derivative instruments to limit the impact of changing interest rates on its net income. The Company does not use derivative instruments to hedge assets or for speculative purposes. The derivative instruments the Company uses are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable-rate debt obligations to fixed-rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable-rate debt obligations.

        In addition, when appropriate the Company enters into interest rate swaps that convert fixed-rate debt to variable rate in order to mitigate the risk of changes in fair value of the fixed-rate debt obligations.

        The primary risks from the Company's use of derivative instruments are the risks that a counterparty to a hedging arrangement could default on its obligation and the risk that the Company may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by the Company. As a matter of policy, the Company enters into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A" by Standard & Poor's ("S&P") and "A2" by Moody's Investors Service ("Moody's"). The Company's

hedging strategy is approved and monitored by the Company's Audit Committee on behalf of its Board of Directors and may be changed by the Board of Directors without stockholder approval.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of June 30, 2004. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at June 30, 2004
Pay-Fixed Swap	$235,000	1.135%	3/11/04		9/15/04	$185
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	152
Pay-Fixed Swap	200,000	1.144%	3/11/04		9/15/04	152
Pay-Fixed Swap	125,000	2.885%	1/23/03		6/25/06	226
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	343
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(1,488)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	(6,246)
Pay-Floating Swap	105,000	3.678%	1/15/04		1/15/09	(3,191)
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	(3,327)
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	520
Pay-Floating Swap	100,000	3.713%	1/15/04		1/15/09	(2,878)
Pay-Floating Swap	100,000	3.686%	1/15/04		1/15/09	(3,000)
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	119
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	(1,820)
Pay-Floating Swap	45,000	3.684%	1/15/04		1/15/09	(1,355)
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	7,020
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	140
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	24,000	9.000%	9/25/03		11/9/04	—

Total Estimated Value						$(14,448)

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1).

        Between January 1, 2003 and June 30, 2004, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14
Pay-Fixed Swap	100,000	4.484%	1/16/04	5/1/14
Pay-Fixed Swap	50,000	4.502%	1/16/04	5/1/14
Pay-Fixed Swap	50,000	4.500%	1/16/04	5/1/14

        On March 11, 2004, the Company entered into three pay-fixed interest rate swaps all with six-month terms, rates of 1.135%, 1.144% and 1.144% and notional amounts of $235.0 million, $200.0 million and $200.0 million, respectively.

        On January 16, 2004, the Company entered into three forward starting swaps all with 10-year terms and rates of 4.484%, 4.502% and 4.500% and notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These three swaps were settled in connection with the Company's issuance of $250.0 million of 10-year Senior Notes in March 2004.

        On January 15, 2004, in connection with the Company's fixed-rate corporate bonds, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. The Company pays six-month LIBOR and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net $3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the term loan over its effective ten-year term.

        Off-Balance Sheet Transactions—The Company is not dependent on the use of any off-balance sheet financing arrangements for liquidity. As of June 30, 2004, the Company had investments in two CTL joint ventures accounted for under the equity method, which had total debt obligations outstanding of approximately $102.5 million. The Company's pro rata share of the ventures' third-party debt was approximately $41.6 million (see Note 6 to the Company's Consolidated Financial Statements). These ventures were formed for the purpose of operating, acquiring and in certain cases, developing CTL facilities. The debt obligations of these joint ventures are non-recourse to the ventures and the Company, and mature between fiscal years 2005 and 2011. As of June 30, 2004, the debt obligations consisted of four term loans bearing fixed rates per annum ranging from 7.61% to 8.43%.

        The Company's STARs securitizations are all on-balance sheet financings.

        The Company has certain discretionary and non-discretionary unfunded commitments related to its loans and other lending investments that it may need to, or choose to, fund in the future. Discretionary commitments are those under which the Company has sole discretion with respect to future funding. Non-discretionary commitments are those that the Company is generally obligated to fund at the request of the borrower or upon the occurrence of events outside of the Company's direct control. As of June 30, 2004, the Company had 27 loans with unfunded commitments totaling $467.6 million, of which $265.1 million was discretionary and $202.5 million was non-discretionary.

        Ratings Triggers—The $850.0 million unsecured revolving credit facility that the Company held in place at June 30, 2004, bore interest at LIBOR + 1.00% per annum based on the Company's senior unsecured credit ratings of BB+ from S&P, Ba1 from Moody's and BBB- from Fitch Ratings. If the Company achieved a higher rating from either S&P or Moody's, the facility's interest rate would have improved to LIBOR + 0.875% per annum. There were no other ratings triggers in any of the Company's debt instruments or other operating or financial agreements at June 30, 2004.

        On July 30, 2002, the Company's senior unsecured credit rating was upgraded to an investment grade rating of BBB- from BB+ by Fitch Ratings. In addition, on July 31, 2002 and August 1, 2002, Moody's and S&P respectively raised their ratings outlook for the Company's senior unsecured credit rating to "positive." On October 22, 2003, Moody's confirmed its rating of Ba1 and its ratings outlook of "positive" for the Company. On November 20, 2003, S&P also reaffirmed its rating of BB+ and its ratings outlook of "positive" for the Company.

        Transactions with Related Parties—The Company has an investment in iStar Operating Inc. ("iStar Operating"), a taxable subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of June 30, 2004, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code. Prior to July 1, 2003 it was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3 to the Company's Consolidated Financial Statements) with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of June 30, 2004, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TriNet Management Operating Company, Inc. ("TMOC"), an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. On June 30, 2003, the $2.0 million investment was fully repaid and during the third quarter 2003, the entity was liquidated.

        As more fully described in Note 10 to the Company's Consolidated Financial Statements certain affiliates of SOF IV and the Company's Executive Officer have reimbursed the Company for the value of restricted shares awarded to the Company's former President in excess of 350,000 shares.

        DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the three months ended June 30, 2004 and 2003, the Company issued a total of approximately 17,000 and 750,000 shares of its Common Stock, respectively, and during the six months ended June 30, 2004 and 2003, the Company issued a total of approximately 393,000 and 1.4 million shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the three months ended June 30, 2004 and 2003 were approximately $640,000 million and $25.6 million, respectively, and $16.1 million and $42.9 million during the six months ended June 30, 2004 and 2003, respectively. There are approximately 3.2 million shares available for issuance under the plan as of June 30, 2004.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of June 30, 2004, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Critical Accounting Policies

        The Company's Consolidated Financial Statements include the accounts of the Company and all majority-owned and controlled subsidiaries. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe that there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. During the six months ended June 30, 2004, management reviewed and evaluated its critical accounting policies and believes them to be appropriate. The Company's accounting policies are described in Note 3 to the Company's Consolidated Financial Statements. The following are significant events relating to critical accounting policies during the six months ended June 30, 2004:

        Executive Compensation—The Company's accounting policies generally provide cash compensation to be estimated and recognized over the period of service. With respect to stock-based compensation arrangements, as of July 1, 2002 (with retroactive application to the beginning of the calendar year), the Company has adopted the fair value method allowed under SFAS No. 123 on a prospective basis, which values options on the date of grant and recognizes an expense equal to the fair value of the option multiplied by the number of options granted over the related service period. Prior to the third quarter 2002, the Company elected to use APB 25 accounting, which measured the compensation charges based on the intrinsic value of such securities when they become fixed and determinable, and recognized such expense over the related service period. These arrangements are often complex and generally structured to align the interests of management with those of the Company's shareholders. See Note 10 to the Company's Consolidated Financial Statements for a detailed discussion of such arrangements and the related accounting effects.

        During 2001, the Company entered into a three-year employment agreement with its Chief Executive Officer. In addition, during 2002 the Company entered into a three-year employment agreement with its Chief Financial Officer. See Note 10 to the Company's Consolidated Financial Statements for a more detailed description of these employment agreements.

        On March 30, 2004, 2.0 million of the phantom shares awarded to the Chief Executive Officer became fully vested. The market price of the Common Stock on March 30, 2004 was $42.40 and the Company incurred a one-time charge to earnings at that time of approximately $86.0 million (the fair market value of the 2.0 million shares at $42.40 per share plus the Company's share of taxes). The Company paid the Chief Executive Officer $53.9 million in cash with the remainder in the form of 728,552 shares of the Company's Common Stock.

        On February 11, 2004, the Company entered into a new employment agreement with its Chief Executive Officer which took effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (236,167 shares based upon the trailing 20-day average closing price of the Common Stock); the award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period. In connection with this award the Company recorded a $10.1 million charge in "General and administrative—stock based compensation expense" on the Company's Consolidated Statements of Operations. The Chief Executive Officer notified the Company that subsequent to this award he contributed an equivalent number of shares to a newly established charitable foundation.

        In addition, the Chief Executive Officer purchased an 80.00% interest in the Company's 2006 High Performance Unit Program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer is based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will only have nominal value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

New Accounting Standards

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003, FIN 46 was deferred to the quarter ended March 31, 2004. In December 2003, the FASB issued a revised FIN 46 that modifies and clarifies various aspects of the original Interpretation. FIN 46 applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interest. The adoption of the additional consolidation provisions of FIN 46 did not have a material impact on the Company's Consolidated Financial Statements (see Note 6).

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements are effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of iStar Financial Inc.

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iStar Financial Inc. and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, NY
February 20, 2004, except for Note 17, which is as of March 12, 2004 and except for Note 18, which is as of December 7, 2004

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	As of December 31,
	2003	2002
ASSETS
Loans and other lending investments, net	$3,702,674	$3,050,342
Corporate tenant lease assets, net	2,535,885	2,291,805
Investments in and advances to joint ventures and unconsolidated subsidiaries	25,019	30,611
Assets held for sale	24,800	28,501
Cash and cash equivalents	80,090	15,934
Restricted cash	57,665	40,211
Accrued interest and operating lease income receivable	26,076	26,804
Deferred operating lease income receivable	51,447	36,739
Deferred expenses and other assets	156,934	90,750

Total assets	$6,660,590	$5,611,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$126,524	$117,001
Dividends payable	—	5,225
Debt obligations	4,113,732	3,461,590

Total liabilities	4,240,256	3,583,816

Commitments and contingencies	—	—
Minority interest in consolidated entities	5,106	2,581
Shareholders' equity:
Series A Preferred Stock, $0.001 par value, liquidation preference $50.00 per share, 0 and 4,400 shares issued and outstanding at December 31, 2003 and 2002, respectively	—	4
Series B Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 2,000 shares issued and outstanding at December 31, 2003 and 2002	2	2
Series C Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 1,300 shares issued and outstanding at December 31, 2003 and 2002	1	1
Series D Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 shares issued and outstanding at December 31, 2003 and 2002	4	4
Series E Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 5,600 and 0 shares issued and outstanding at December 31, 2003 and 2002, respectively	6	—
Series F Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 4,000 and 0 shares issued and outstanding at December 31, 2003 and 2002, respectively	4	—
Series G Preferred Stock, $0.001 par value, liquidation preference $25.00 per share, 3,200 and 0 shares issued and outstanding at December 31, 2003 and 2002, respectively	3	—
High Performance Units	5,131	1,359
Common Stock, $0.001 par value, 200,000 shares authorized, 107,215 and 98,114 shares issued and outstanding at December 31, 2003 and 2002, respectively	107	98
Warrants and options	20,695	20,322
Additional paid-in capital	2,678,772	2,281,636
Retained earnings (deficit)	(242,449)	(227,769)
Accumulated other comprehensive income (losses) (See Note 12)	1,008	(2,301)
Treasury stock (at cost)	(48,056)	(48,056)

Total shareholders' equity	2,415,228	2,025,300

Total liabilities and shareholders' equity	$6,660,590	$5,611,697

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Year Ended December 31,
	2003	2002*	2001*
Revenue:
Interest income	$304,392	$255,631	$254,119
Operating lease income	247,904	225,053	171,149
Other income	36,677	27,993	31,000

Total revenue	588,973	508,677	456,268

Costs and expenses:
Interest expense	192,295	184,933	169,586
Operating costs—corporate tenant lease assets	17,585	12,759	11,419
Depreciation and amortization	52,338	44,117	32,170
General and administrative	38,153	30,449	24,151
General and administrative—stock-based compensation expense	3,633	17,998	3,574
Provision for loan losses	7,500	8,250	7,000
Loss on early extinguishment of debt	—	12,166	1,620

Total costs and expenses	311,504	310,672	249,520

Net income before equity in (loss) earnings from joint ventures and unconsolidated subsidiaries, minority interest and other items	277,469	198,005	206,748
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries	(4,284)	1,222	7,361
Minority interest in consolidated entities	(249)	(162)	(218)
Cumulative effect of change in accounting principle (See Note 3)	—	—	(282)

Net income from continuing operations	272,936	199,065	213,609
Income from discontinued operations	14,054	15,488	15,158
Gain from discontinued operations	5,167	717	1,145

Net income	292,157	215,270	229,912
Preferred dividend requirements	(36,908)	(36,908)	(36,908)

Net income allocable to common shareholders and HPU holders(1)	$255,249	$178,362	$193,004

Basic earnings per common share(2)	$2.52	$1.98	$2.24

Diluted earnings per common share(2)(3)	$2.43	$1.93	$2.19

*
Reclassified to conform to 2003 presentation.

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the 12 months ended December 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $2,066 and $1,994 of net income allocable to HPU holders, respectively.

(3)
For the 12 months ended December 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $167.

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Changes in Shareholders' Equity

(In thousands)

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	High Performance Units	Common Stock at Par	Warrants and Options	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Losses)	Treasury Stock	Total
Balance at December 31, 2000	$4	$2	$1	$4	$—	$—	$—	$—	$85	$16,943	$1,966,396	$(154,789)	$(20)	$(40,741)	$1,787,885
Exercise of options	—	—	—	—	—	—	—	—	2	(835)	22,550	—	—	—	21,717
Dividends declared—preferred	—	—	—	—	—	—	—	—	—	—	330	(36,908)	—	—	(36,578)
Dividends declared—common	—	—	—	—	—	—	—	—	—	—	—	(213,089)	—	—	(213,089)
Acquisition of ACRE Partners	—	—	—	—	—	—	—	—	—	—	1,219	—	—	—	1,219
Restricted stock units issued to employees in lieu of cash bonuses	—	—	—	—	—	—	—	—	—	—	1,478	—	—	—	1,478
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—	—	1,250	—	—	—	1,250
Options granted to employees	—	—	—	—	—	—	—	—	—	4,348	—	—	—	—	4,348
Issuance of stock-DRIP plan	—	—	—	—	—	—	—	—	—	—	4,708	—	—	—	4,708
Net income for the period	—	—	—	—	—	—	—	—	—	—	—	229,912	—	—	229,912
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—	—	—	(9,445)	—	(9,445)
Change in accumulated other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	(5,627)	—	(5,627)

Balance at December 31, 2001	$4	$2	$1	$4	$—	$—	$—	$—	$87	$20,456	$1,997,931	$(174,874)	$(15,092)	$(40,741)	$1,787,778
Exercise of options	—	—	—	—	—	—	—	—	2	(443)	16,170	—	—	—	15,729
Proceeds from equity offering	—	—	—	—	—	—	—	—	8	—	202,891	—	—	—	202,899
Dividends declared—preferred	—	—	—	—	—	—	—	—	—	—	330	(36,908)	—	—	(36,578)
Dividends declared—common	—	—	—	—	—	—	—	—	—	—	—	(231,257)	—	—	(231,257)
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—	—	19,048	—	—	—	19,048
Options granted to employees	—	—	—	—	—	—	—	—	—	309	—	—	—	—	309
High performance units sold to employees	—	—	—	—	—	—	—	1,359	—	—	—	—	—	—	1,359
Contributions from significant shareholder	—	—	—	—	—	—	—	—	—	—	506	—	—	—	506
Issuance of stock-DRIP plan	—	—	—	—	—	—	—	—	1	—	44,426	—	—	—	44,427
Purchase of treasury shares	—	—	—	—	—	—	—	—	—	—	334	—	—	(7,315)	(6,981)
Net income for the period	—	—	—	—	—	—	—	—	—	—	—	215,270	—	—	215,270
Change in accumulated other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	12,791	—	12,791

Balance at December 31, 2002	$4	$2	$1	$4	$—	$—	$—	$1,359	$98	$20,322	$2,281,636	$(227,769)	$(2,301)	$(48,056)	$2,025,300
Exercise of options	—	—	—	—	—	—	—	—	1	373	27,754	—	—	—	28,128
Net proceeds from preferred offering/exchange	(4)	—	—	—	6	4	3	—	—	—	87,900	—	—	—	87,909
Proceeds from equity offering	—	—	—	—	—	—	—	—	5	—	190,931	—	—	—	190,936
Dividends declared—preferred	—	—	—	—	—	—	—	—	—	—	195	(36,908)	—	—	(36,713)
Dividends declared—common	—	—	—	—	—	—	—	—	—	—	—	(267,785)	—	—	(267,785)
Dividends declared—HPU's	—	—	—	—	—	—	—	—	—	—	—	(2,144)	—	—	(2,144)
Restricted stock units granted to employees	—	—	—	—	—	—	—	—	—	—	1,339	—	—	—	1,339
Options granted to employees	—	—	—	—	—	—	—	—	—	—	82	—	—	—	82
High performance units sold to employees	—	—	—	—	—	—	—	3,772	—	—	—	—	—	—	3,772
Issuance of stock-DRIP/Stock purchase plan	—	—	—	—	—	—	—	—	3	—	88,935	—	—	—	88,938
Net income for the period	—	—	—	—	—	—	—	—	—	—	—	292,157	—	—	292,157
Change in accumulated other comprehensive income (losses)	—	—	—	—	—	—	—	—	—	—	—	—	3,309	—	3,309

Balance at December 31, 2003	$—	$2	$1	$4	$6	$4	$3	$5,131	$107	$20,695	$2,678,772	$(242,449)	$1,008	$(48,056)	$2,415,228

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2003	2002*	2001*
Cash flows from operating activities:
Net income	$292,157	$215,270	$229,912
Adjustments to reconcile net income to cash flows provided by operating activities:
Minority interest in consolidated entities	249	162	218
Non-cash expense for stock-based compensation	3,781	18,059	3,574
Depreciation and amortization	52,338	44,117	32,170
Depreciation and amortization from discontinued operations	3,741	3,924	3,472
Amortization of deferred financing costs	27,180	23,460	20,720
Amortization of discounts/premiums, deferred interest and costs on lending investments	(54,799)	(33,086)	(41,067)
Discounts, loan fees and deferred interest received	36,063	36,714	28,425
Equity in earnings from joint ventures and unconsolidated subsidiaries	4,284	(1,222)	(7,361)
Distributions from operations of joint ventures	2,839	5,802	4,802
Loss on early extinguishment of debt	—	12,166	1,620
Cumulative effect of change in accounting principle	—	—	282
Deferred operating lease income receivable	(15,366)	(15,265)	(10,923)
Gain from discontinued operations	(5,167)	(717)	(1,145)
Provision for loan losses	7,500	8,250	7,000
Change in investments in and advances to joint ventures and unconsolidated subsidiaries	(2,877)	(6,598)	(2,568)
Changes in assets and liabilities:
(Increase) decrease in accrued interest and operating lease income receivable	(647)	3,809	5,083
(Increase) decrease in deferred expenses and other assets	(20,690)	1,763	(519)
Increase in accounts payable, accrued expenses and other liabilities	7,676	32,185	19,565

Cash flows provided by operating activities	338,262	348,793	293,260

Cash flows from investing activities:
New investment originations	(2,086,890)	(1,812,993)	(924,455)
Add-on fundings under existing loan commitments	(46,164)	(21,619)	(99,626)
Net proceeds from sale of corporate tenant lease assets	47,569	3,702	26,306
Net proceeds from discontinued operations	—	17,500	—
Repayments of and principal collections on loans and other lending investments	1,119,743	671,965	650,970
Investments in and advances to unconsolidated joint ventures	—	(127)	(1,601)
Distributions from unconsolidated joint ventures	—	—	24,265
Capital improvements for build-to-suit projects	—	(1,064)	(14,266)
Capital improvement projects on corporate tenant lease assets	(3,487)	(2,277)	(6,629)
Other capital expenditures on corporate tenant lease assets	(5,125)	(4,157)	(4,489)

Cash flows used in investing activities	(974,354)	(1,149,070)	(349,525)

Cash flows from financing activities:
Borrowings under secured revolving credit facilities	1,643,552	2,496,200	2,420,638
Repayments under secured revolving credit facilities	(2,220,715)	(2,122,994)	(2,285,892)
Borrowings under unsecured revolving credit facilities	130,000	—	—
Borrowings under term loans	233,000	115,099	277,664
Repayments under term loans	(107,723)	(18,279)	(120,333)
Borrowings under unsecured bond offerings	526,966	—	350,000
Repayments under unsecured notes	—	—	(100,000)
Borrowings under secured bond offerings	645,822	885,079	—
Repayments under secured bond offerings	(210,876)	(475,679)	(125,962)
Borrowings under other debt obligations	25,251	1,094	279
Repayments under other debt obligations	(7,064)	(1,668)	(56,008)
Contribution from minority interest partner	2,522	—	—
(Increase) decrease in restricted cash held in connection with debt obligations	(17,454)	(22,359)	2,590
Prepayment penalty on early extinguishment of debt	—	(3,950)	(1,037)
Payments for deferred financing costs	(35,609)	(45,702)	(30,382)
Distributions to minority interest in consolidated entities	(159)	(231)	(3,794)
Net proceeds from preferred offering/exchange	87,909	—	—
Common dividends paid(1)	(267,785)	(231,257)	(264,527)
Preferred dividends paid	(36,713)	(36,578)	(36,578)
Dividends on HPUs	(2,144)	—	—
HPUs issued	3,772	1,359	—
Purchase of treasury stock	—	(6,981)	—
Proceeds from equity offering	190,936	202,899	—
Contribution from significant shareholder	—	506	—
Proceeds from exercise of options and issuance of DRIP/Stock purchase shares	116,760	63,983	22,525

Cash flows provided by financing activities	700,248	800,541	49,183

Increase (decrease) in cash and cash equivalents	64,156	264	(7,082)
Cash and cash equivalents at beginning of period	15,934	15,670	22,752

Cash and cash equivalents at end of period	$80,090	$15,934	$15,670

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, net of amount capitalized	$165,757	$157,618	$141,271

*
Reclassified to conform to 2003 presentation.

Explanatory Note:

(1)
For the year ended December 31, 2001, the $264.5 million of common dividends shown in the table represents five quarters of dividends, of which $51.4 million relates to the fourth quarter 2000 dividend (paid in January 2001).

The accompanying notes are an integral part of the financial statements.

iStar Financial Inc.

Notes to Consolidated Financial Statements

Note 1—Business and Organization.

        Business—iStar Financial Inc. (the "Company") is the leading publicly-traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust ("REIT"), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

        The Company's primary product lines include:

  •
  Structured Finance. The Company provides senior and subordinated loans that typically range in size from $20 million to $100 million. These loans may be either fixed or variable rate and are structured to meet the specific financing needs of the borrowers, including the acquisition or financing of large, quality real estate. The Company offers borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim facilities. The Company's structured finance transactions have maturities generally ranging from three to ten years. As of December 31, 2003, based on gross carrying values, the Company's structured finance assets represented 25.97% of its assets.

  •
  Portfolio Finance. The Company provides funding to regional and national borrowers who own multiple facilities in geographically diverse portfolios. Loans are cross-collateralized to give the Company the benefit of all available collateral and underwritten to recognize inherent portfolio diversification. Property types include multifamily, suburban office, hotels and other property types where individual property values are less than $20 million on average. Loan terms are structured to meet the specific requirements of the borrower and typically range in size from $25 million to $150 million. The Company's portfolio finance transactions have maturities generally ranging from three to ten years. As of December 31, 2003, based on gross carrying values, the Company's portfolio finance assets represented 15.49% of its assets.

  •
  Corporate Finance. The Company provides senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Financings may be either secured or unsecured and typically range in size from $20 million to $150 million. The Company's corporate finance transactions have maturities generally ranging from five to ten years. As of December 31, 2003, based on gross carrying values, the Company's corporate finance assets represented 8.29% of its assets.

  •
  Loan Acquisition. The Company acquires whole loans and loan participations which present attractive risk-reward opportunities. Loans are generally acquired at a small discount to the principal balance outstanding. Loan acquisitions typically range in size from $5 million to $100 million and are collateralized by all major property types. The Company's loan acquisition transactions have maturities generally ranging from three to ten years. As of December 31, 2003, based on gross carrying values, the Company's loan acquisition assets represented 6.34% of its assets.

  •
  Corporate Tenant Leasing. The Company provides capital to corporations and borrowers who control facilities leased to single creditworthy tenants. The Company's net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with rated corporate credit tenants, and which provide for all expenses at the property to be paid by the corporate tenant on a triple net lease basis. Corporate tenant lease ("CTL") transactions have terms generally ranging from ten to 20 years and typically range in size from $20 million to $150 million. As of December 31, 2003, based on gross carrying values, the Company's CTL assets assets (including investments in and advances to joint ventures and unconsolidated subsidiaries and assets held for sale) represented 41.89% of its assets.

        The Company's investment strategy targets specific sectors of the real estate credit markets in which it believes it can deliver value-added, flexible financial solutions to its customers, thereby differentiating its financial products from those offered by other capital providers.

        The Company has implemented its investment strategy by:

  •
  Focusing on the origination of large, structured mortgage, corporate and lease financings where customers require flexible financial solutions and "one-call" responsiveness post-closing.

  •
  Avoiding commodity businesses in which there is significant direct competition from other providers of capital such as conduit lending and investment in commercial or residential mortgage-backed securities.

  •
  Developing direct relationships with borrowers and corporate customers as opposed to sourcing transactions solely through intermediaries.

  •
  Adding value beyond simply providing capital by offering borrowers and corporate customers specific lending expertise, flexibility, certainty and continuing relationships beyond the closing of a particular financing transaction.

  •
  Taking advantage of market anomalies in the real estate financing markets when the Company believes credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate customers' underlying credit obligations.

        Organization—The Company began its business in 1993 through private investment funds formed to capitalize on inefficiencies in the real estate finance market. In March 1998, these funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that company. Since that time, the Company has grown by originating new lending and leasing transactions, as well as through corporate acquisitions.

        Specifically, in September 1998, the Company acquired the loan origination and servicing business of a major insurance company, and in December 1998, the Company acquired the mortgage and mezzanine loan portfolio of its largest private competitor. Additionally, in November 1999, the Company acquired TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), then the largest publicly-traded company specializing in corporate sale/leaseback transactions for office and industrial facilities (the "TriNet Acquisition"). The TriNet Acquisition was structured as a stock-for-stock merger of TriNet with a subsidiary of the Company.

        Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of the Company's common stock ("Common Stock") and converted its organizational form to a Maryland corporation. As part of the conversion to a Maryland corporation, the Company replaced its former dual class common share structure with a single class of Common Stock. The Company's Common Stock began trading on the New York Stock Exchange on

November 4, 1999. Prior to this date, the Company's common shares were traded on the American Stock Exchange.

Note 2—Basis of Presentation

        The accompanying audited Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP") for complete financial statements. The Consolidated Financial Statements include the accounts of the Company, its qualified REIT subsidiaries, and its majority- owned and controlled partnerships.

        Certain other investments in partnerships or joint ventures which the Company does not control are accounted for under the equity method (see Notes 5 and 6). All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3—Summary of Significant Accounting Policies

        Loans and other lending investments, net—As described in Note 4, "Loans and Other Lending Investments" includes the following investments: senior mortgages, subordinate mortgages, corporate/partnership loans, other lending investments-loans and other lending investments-securities. Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. Items classified as held-to-maturity are reflected at amortized historical cost. Items classified as available-for-sale are reported at fair values with unrealized gains and losses included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income.

        Corporate tenant lease assets and depreciation—CTL assets are generally recorded at cost less accumulated depreciation. Certain improvements and replacements are capitalized when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance items are expensed as incurred. Depreciation is computed using the straight-line method of cost recovery over estimated useful lives of 40.0 years for facilities, five years for furniture and equipment, the shorter of the remaining lease term or expected life for tenant improvements and the remaining life of the facility for facility improvements.

        CTL assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. The Company also periodically reviews long-lived assets to be held and used for an impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In management's opinion, CTL assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

        In accordance with the recent adoption of Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations" regarding the Company's acquisition of facilities, purchase costs will be allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, will be determined as if vacant, that is, at replacement cost. Intangible assets including the above-market or below-market value of leases, the value of in-place leases and the value of customer relationships will be recorded at their relative fair values.

        Above-market and below-market in-place lease values for owned CTL assets will be recorded based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between: (1) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the facilities; and (2) management's estimate of fair market lease rates for the facility or equivalent facility, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market (or below-market) lease value will be amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market.

        The total amount of other intangible assets will be allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each customer's lease and the Company's overall relationship with each customer. Characteristics to be considered in allocating these values include the nature and extent of the existing relationship with the customer, prospects for developing new business with the customer, the customer's credit quality and the expectation of lease renewals among other factors. Factors considered by management's analysis include the estimated carrying costs of the facility during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management will also consider information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs will include real estate taxes, insurance, other property operating costs and estimates of lost operating lease income at market rates during the hypothetical expected lease-up periods, based on management's assessment of specific market conditions. Management will estimate costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the facility. Management's estimates will be used to determine these values. These intangible assets are included in "Deferred expenses and other assets" on the Company's Consolidated Balance Sheets.

        The value of above-market or below-market in-place leases will be amortized to expense over the remaining initial term of each lease. The value of customer relationship intangibles will be amortized to expense over the initial and renewal terms of the leases, but no amortization period for intangible assets will exceed the remaining depreciable life of the building. In the event that a customer terminates its lease, the unamortized portion of each intangible, including market rate adjustments, lease origination costs, in-place lease values and customer relationship values, would be charged to expense.

        Capitalized interest—The Company capitalizes interest costs incurred during the construction period on qualified build-to-suit projects for corporate tenants, including investments in joint ventures accounted for under the equity method. No interest was capitalized during the 12 months ended December 31, 2003 and approximately $70,000 was capitalized during the 12 months ended December 31, 2002.

        Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds with original maturity terms of less than 90 days.

        Restricted cash—Restricted cash represents amounts required to be maintained in escrow under certain of the Company's debt obligations and leasing transactions.

        Revenue recognition—The Company's revenue recognition policies are as follows:

        Loans and other lending investments:    Management considers nearly all of its loans and other lending investments to be held-to-maturity, although a small number of investments may be classified as available-for-sale. The Company reflects held-to-maturity investments at amortized cost less allowance for loan losses, acquisition premiums or discounts, deferred loan fees and undisbursed loan funds. Unrealized gains and losses on available-for-sale investments are included in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in the Company's net income. On occasion, the Company may acquire loans at small premiums or discounts based on the credit characteristics of such loans. These premiums or discounts are recognized as yield adjustments over the lives of the related loans. Loan origination or exit fees, as well as direct loan origination costs, are also deferred and recognized over the lives of the related loans as a yield adjustment. If loans with premiums, discounts, loan origination or exit fees are prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase in the prepayment gain or loss. Interest income is recognized using the effective interest method applied on a loan-by-loan basis.

        A small number of the Company's loans provide for accrual of interest at specified rates which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to management's determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the borrower.

        Prepayment penalties or yield maintenance payments from borrowers are recognized as additional income when received. Certain of the Company's loan investments provide for additional interest based on the borrower's operating cash flow or appreciation of the underlying collateral. Such amounts are considered contingent interest and are reflected as income only upon certainty of collection.

        Leasing investments:    Operating lease revenue is recognized on the straight-line method of accounting from the later of the date of the origination of the lease or the date of acquisition of the facility subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as "Deferred operating lease income receivable" on the Company's Consolidated Balance Sheets.

        Provision for loan losses—The Company's accounting policies require that an allowance for estimated loan losses be maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for loan losses. In establishing loan loss provisions, management periodically evaluates and analyzes the Company's assets, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less disposition costs on an individual loan basis. Management considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Management measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposition costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan; however, these loans are placed on non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loans become 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt. Impairment losses are recognized as direct write-downs of the related loan with a corresponding charge to the provision for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that further pursuit of collection is not warranted. Management also provides a loan portfolio reserve based upon its periodic evaluation and analysis of the portfolio, historical and industry loss experience, economic conditions and trends, collateral values and quality, and other relevant factors.

        The Company's loans are generally secured by real estate assets or are corporate lending arrangements to entities with significant rental real estate operations (e.g., an unsecured loan to a company which operates residential apartments or retail, industrial or office facilities as rental real estate). While the underlying real estate assets for the corporate lending instruments may not serve as collateral for the Company's investments in all cases, the Company evaluates the underlying real estate assets when estimating loan loss exposure because the Company's loans generally have preclusions as to how much senior and/or secured debt the customer may borrow ahead of the Company's position.

        Allowance for doubtful accounts—The Company has recently developed an accounting policy that requires a reserve on the Company's accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as, a portfolio reserve based on management's evaluation of the credit risks associated with these receivables.

        Accounting for derivative instruments and hedging activity—In accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" as amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activity—Deferral of the Effective date of FASB 133," Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement 133" and Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instrument and Hedging Activities," the Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure.

        Upon adoption, on January 1, 2001, the Company recognized a charge to net income of approximately $282,000 and an additional charge of $9.4 million to "Accumulated other comprehensive income (losses)," on the Company's Consolidated Balance Sheets representing the cumulative effect of the change in accounting principle.

        Income taxes—The Company is subject to federal income taxation at corporate rates on its "REIT taxable income"; however, the Company is allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation at the shareholder level only. In addition, the Company is allowed several other deductions in computing its

"REIT taxable income," including non-cash items such as depreciation expense. These deductions allow the Company to shelter a portion of its operating cash flow from its dividend payout requirement under federal tax laws. The Company intends to operate in a manner consistent with and to elect to be treated as a REIT for tax purposes. iStar Operating Inc. ("iStar Operating") and TriNet Management Operating Company, Inc. ("TMOC"), the Company's REIT taxable subsidiaries, are not consolidated for federal income tax purposes and are taxed as corporations. For financial reporting purposes, current and deferred taxes are provided for in the portion of earnings recognized by the Company with respect to its interest in iStar Operating and TMOC. Accordingly, except for the Company's taxable subsidiaries, no current or deferred taxes are provided for in the Consolidated Financial Statements. Prior to December 31, 2003, TMOC was liquidated. See Note 6 for a detailed discussion on the ownership structure and operations of iStar Operating and TMOC.

        Earnings per common share—In accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earning per Share," the Company presents both basic and diluted earnings per share ("EPS"). Basic earnings per share ("Basic EPS") excludes dilution and is computed by dividing net income allocable to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower earnings per share amount.

        Reclassifications—Certain prior year amounts have been reclassified in the Consolidated Financial Statements and the related notes to conform to the 2003 presentation.

        Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        New accounting standards—In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003, the FASB recently issued FSP to defer FIN 46 for those older entities to the reporting period ending after March 15, 2004. The adoption of the additional consolidation provisions of FIN 46 is not expected to have a material impact on the Company's Consolidated Financial Statements.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        SFAS No. 148 disclosure requirements, including the effect on net income and earnings per share if the fair value-based method had been applied to all outstanding and unvested stock awards in each period, are presented below (in thousands except per share amounts):

	For the Years Ended December 31,
	2003 Basic EPS	2002 Basic EPS	2001 Basic EPS
Net income allocable to common shareholders and HPU holders, as reported(1)	$255,249	$178,362	$193,004
Total stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	(289)	(565)	(705)

Pro forma net income allocable to common shareholders and HPU holders	$254,960	$177,797	$192,299

Earnings per share:
Basic—as reported(2)	$2.52	$1.98	$2.24
Basic—pro forma(2)	2.52	1.98	2.23
Diluted—as reported(2)(3)	$2.43	$1.93	$2.19
Diluted—pro forma(2)(3)	2.43	1.92	2.18

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.
(2)
For the 12 months ended December 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $2,066 and $1,994 of net income allocable to HPU holders, respectively.
(3)
For the 12 months ended December 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $167.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements became effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

        In September 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS No. 147"), "Acquisitions of Certain Financial Institutions," an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 provides guidance on the accounting for the acquisitions of financial institutions, except those acquisitions between two or more mutual enterprises. SFAS No. 147 removes acquisitions of financial institutions from the scope of both FASB No. 72,

"Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17, "When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term, customer-relationship intangible assets of financial institutions such as depositor-relationship and borrower-relationship intangible assets and credit cardholder intangible assets. The Company adopted the provisions of this statement, as required, on October 1, 2002, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Exit or Disposal Activities," to address significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes: (1) costs related to terminating a contract that is not a capital lease; and (2) termination benefits received by employees involuntarily terminated under the terms of a one-time benefit arrangement that is not an on-going benefit arrangement or an individual deferred-compensation contract. The Company adopted the provisions of SFAS 146 on December 31, 2002, as required, and it did not have a material effect on the Company's Consolidated Financial Statements.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds both FASB Statements No. 4 ("SFAS No. 4"), "Reporting Gains and Losses from Extinguishment of Debt," and the amendment to SFAS No. 4, FASB Statement No. 64 ("SFAS No. 64"), "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. An entity is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"; however, due to the nature of the Company's operations, such treatment may not be available to the Company. Any gains or losses on extinguishments of debt that were previously classified as extraordinary items in prior periods presented that do not meet the criteria in APB 30 for classification as an extraordinary item will be reclassified to income from continuing operations. The provisions of SFAS No. 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002. The Company adopted the provisions of this statement, as required, on January 1, 2003. For the years ended December 31, 2002 and 2001, the Company reclassified $12.2 million and $1.6 million, respectively from "Extraordinary loss from early extinguishment of debt" into "Loss on early extinguishment of debt" in income from continuing operations on the Company's Consolidated Statements of Operations.

        In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 requires that current operations prior to the disposition of CTL assets and prior period results of such operations be presented in discontinued operations in the Company's Consolidated Statements of Operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and must be applied at the beginning of a fiscal year. The Company adopted the provisions of this statement on January 1, 2002, as required, and it did not have a significant financial impact on the Company.

        In July 2001, the FASB issued SFAS No. 141 and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also addresses the initial recognition and measurement of goodwill and other intangible assets acquired in business combinations and requires intangible assets to be recognized apart from goodwill if certain tests are met. SFAS No. 142 requires that goodwill not be amortized but instead be measured for impairment at least annually, or when events indicate that there may be an impairment. The Company adopted the provisions of both statements for transactions initiated after June 30, 2001, as required, and the adoption did not have a significant impact on the Company.

        In July 2001, the SEC released Staff Accounting Bulletin No. 102 ("SAB 102"), "Selected Loan Loss Allowance and Documentation Issues." SAB 102 summarizes certain of the SEC's views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses. Adoption of SAB 102 by the Company did not have a significant impact on the Company.

        In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 ("SFAS No. 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is applicable for transfers of assets and extinguishments of liabilities occurring after June 30, 2001. The Company adopted the provisions of this statement as required for all transactions entered into on or after April 1, 2001. The adoption of SFAS No. 140 did not have a significant impact on the Company.

iStar Financial Inc.
Notes to Consolidated Financial Statements (Continued)

Note 4—Loans and Other Lending Investments

        The following is a summary description of the Company's loans and other lending investments (in thousands)(1):

				Carrying Value as of
Type of Investment	Underlying Property Type	# of Borrowers In Class	Principal Balances Outstanding	December 31, 2003	December 31, 2002	Effective Maturity Dates	Contractual Interest Payment Rates(2)	Contractual Interest Accrual Rates(2)	Principal Amortization	Participation Features
Senior Mortgages(3)	Office/Residential/ Retail/Industrial, R&D/ Conference Center/ Mixed Use/Hotel/ Entertainment, Leisure/Other	41	$2,143,326	$2,106,791	$1,675,797	2004 to 2022	Fixed: 7.03% to 12.00% Variable: LIBOR + 1.50% to LIBOR + 6.50%	Fixed: 7.03% to 12.00% Variable: LIBOR + 1.50% to LIBOR + 6.50%	Yes(4)	No
Subordinate Mortgages	Office/Residential/ Retail/Mixed Use/ Hotel	21	551,634	550,572	629,486	2004 to 2013	Fixed: 7.00% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Fixed: 7.32% to 18.00% Variable: LIBOR + 1.79% to LIBOR + 7.47%	Yes(4)	No
Corporate/Partnership Loans	Office/Residential/Retail/Industrial, R&D/ Mixed Use/Hotel/Entertainment, Leisure/Other	27	740,529	710,469	441,028	2004 to 2013	Fixed: 6.00% to 15.00% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Fixed: 7.33% to 17.50% Variable: LIBOR + 3.50% to LIBOR + 12.77%	Yes(4)	Yes(5)
Other Lending Investments—Loans	Office/Mixed Use/Hotel/Other	5	26,096	23,767	23,167	2004 to 2008	Fixed: 10.00% to 15.00% Variable: LIBOR + 4.75%	Fixed: 15.00% to 17.50% Variable: LIBOR + 4.75%	No	Yes(5)
Other Lending Investments—Securities(6)	Residential/Industrial, R&D/ Hotel/ Entertainment, Leisure/Other	11	364,050	344,511	310,114	2005 to 2030	Fixed: 6.75% to 10.00% Variable: LIBOR + 2.82% to LIBOR + 5.00%	Fixed: 6.75% to 10.00% Variable: LIBOR +2.82% to LIBOR + 5.00%	Yes(4)	No

Gross Carrying Value				$3,736,110	$3,079,592
Provision for Loan Losses				(33,436)	(29,250)

Total, Net				$3,702,674	$3,050,342

Explanatory Notes:

(1)
Details are for loans outstanding as of December 31, 2003.

(2)
Substantially all variable-rate loans are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR on December 31, 2003 was 1.12%. As of December 31, 2003, five loans with a combined carrying value of $95.9 million have a stated accrual rate that exceeds the stated pay rate, however, one of these loans, with a carrying value of $27.1 million, has been placed on non-accrual status and the Company is only recognizing income based on cash received for interest.

(3)
Includes a participation interest in a first mortgage.

(4)
The loans require fixed payments of principal and interest resulting in partial principal amortization over the term of the loan with the remaining principal due at maturity.

(5)
Under some of the loans, the lender receives additional payments representing additional interest from participation in available cash flow from operations of the property.

(6)
Generally consists of term preferred stock or debt interests that are specifically originated or structured to meet customer financing requirements and the Company's investment criteria. These investments do not typically consist of securities purchased in the open market or as part of broadly-distributed offerings.

        During the 12 months ended December 31, 2003 and 2002, respectively, the Company and its affiliated ventures originated or acquired an aggregate of approximately $1,735.4 million and $1,403.8 million in loans and other lending investments, funded $46.1 million and $21.6 million under existing loan commitments, and received principal repayments of $1,120.0 million and $672.0 million.

        As of December 31, 2003, the Company had 18 loans with unfunded commitments. The total unfunded commitment amount was approximately $208.6 million, of which $80.2 million was discretionary and $128.4 million was non-discretionary.

        A portion of the Company's loans and other lending investments are pledged as collateral under either the iStar Asset Receivables secured notes, the secured revolving credit facilities or secured term loans (see Note 7 for a description of the Company's secured and unsecured debt).

        The Company has reflected provisions for loan losses of approximately $7.5 million, $8.3 million and $7.0 million in its results of operations during the years ended December 31, 2003, 2002 and 2001, respectively. These provisions represent loan portfolio reserves based on management's evaluation of general market conditions, the Company's internal risk management policies and credit risk ratings system, industry loss experience, the likelihood of delinquencies or defaults and the credit quality of the underlying collateral. During the 12 months ended December 31, 2003, the Company took a $3.3 million direct impairment on a $30.4 million partnership loan on a class A building located in Pittsburgh, Pennsylvania. In August 2003 the borrower stopped making its debt service payments due to insufficient cash flow caused by vacancies at the property. After taking the impairment charge and lowering the book value of the asset to $27.1 million, management believes there is adequate collateral to support the book value of the asset.

        Changes in the Company's provision for loan losses were as follows:

Provision for loan losses, December 31, 2000	$14,000
Additional provision for loan losses	7,000

Provision for loan losses, December 31, 2001	21,000
Additional provision for loan losses	8,250

Provision for loan losses, December 31, 2002	29,250
Additional provision for loan losses	7,500
Impairment on loans	(3,314)

Provision for loan losses, December 31, 2003	$33,436

Note 5—Corporate Tenant Lease Assets

        During the 12 months ended December 31, 2003 and 2002, respectively, the Company acquired an aggregate of approximately $351.4 million and $409.1 million in CTL assets and disposed of CTL assets for net proceeds of approximately $47.6 million and $3.7 million.

        The Company's investments in CTL assets, at cost, were as follows (in thousands):

	December 31, 2003	December 31, 2002
Facilities and improvements	$2,210,592	$1,959,309
Land and land improvements	468,708	428,365
Direct financing lease	35,472	32,640
Less: accumulated depreciation	(178,887)	(128,509)

Corporate tenant lease assets, net	$2,535,885	$2,291,805

        The Company's CTL assets are leased to customers with initial term expiration dates from 2004 to 2023. Future operating lease payments under non-cancelable leases, excluding customer reimbursements of expenses, in effect at December 31, 2003, are approximately as follows (in thousands):

Year	Amount
2004	$261,913
2005	253,886
2006	241,324
2007	219,331
2008	203,201
Thereafter	1,742,962

        Under certain leases, the Company is entitled to receive additional participating lease payments to the extent gross revenues of the corporate tenant exceed a base amount. The Company earned $0, $0 and $0.4 million of such additional participating lease payments on these leases in the 12 months ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company also receives reimbursements from customers for certain facility operating expenses including common area costs, insurance and real estate taxes. Customer expense reimbursements for the 12 months ended December 31, 2003, 2002 and 2001 were approximately $28.7 million, $27.1 million and $22.9 million, respectively, and are included as a reduction of "Operating costs—corporate tenant lease assets" on the Company's Consolidated Statements of Operations.

        The Company is subject to expansion option agreements with two existing customers which could require the Company to fund and to construct up to 161,000 square feet of additional adjacent space on which the Company would receive additional operating lease income under the terms of the option agreements. In addition, upon exercise of such expansion option agreements, the corporate tenants would be required to simultaneously extend their existing lease terms for additional periods ranging from six to ten years.

        During the 12 months ended December 31, 2003, the Company sold nine CTL assets for net proceeds of approximately $47.6 million, and realized a gain of approximately $5.2 million.

        As of December 31, 2003, there was one CTL asset with a book value of $24.8 million classified as "Assets held for sale" on the Company's Consolidated Balance Sheets.

        For the years ended December 31, 2003, 2002 and 2001, the results of operations from CTL assets sold through September 30, 2004 (prior to their sale) or held for sale as of September 30, 2004, are classified in "Income from discontinued operations" on the Company's Consolidated Statements of

Operations. Gains from CTL assets sold during the years ended 2003, 2002 and 2001, are classified as "Gain from discontinued operations" on the Company's Consolidated Statements of Operations.

        On September 30, 2002, one of the Company's customers exercised an option to terminate its lease on 50.00% of the land leased from the Company. In connection with this termination, the Company realized $17.5 million in cash lease termination payments, offset by a $17.4 million impairment charge in connection with the termination, resulting in a net gain of approximately $123,000. In the fourth quarter of 2002, the customer completed a recapitalization transaction that significantly enhanced its credit. In connection with this recapitalization, the Company agreed to amend the customer's lease, effective October 1, 2002. In the lease amendment, the Company received $12.5 million in cash as prepaid lease payments and the customer agreed to fixed minimum increases on future lease payments. In exchange, the Company agreed to reduce the customer's lease obligations for a period not to exceed nine quarters. Following the reduction period, the customer is required to make additional lease payments over a 10-year period sufficient to reimburse the Company for a portion of the temporary reduction in lease payments.

        On May 30, 2002, the Company sold one CTL asset for net proceeds of $3.7 million, and realized a gain of approximately $595,000. As of December 31, 2002, there were two CTL assets with a combined book value of $28.5 million classified as "Assets held for sale" on the Company's Consolidated Balance Sheets.

Note 6—Joint Ventures, Unconsolidated Subsidiaries and Minority Interest

        Income or loss generated from the Company's joint venture investments and unconsolidated subsidiaries is included in "Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Statements of Operations.

        The Company's ownership percentages, its investments in and advances to unconsolidated joint ventures and subsidiaries, the Company's pro rata share of its ventures' third-party, non-recourse debt as of December 31, 2003 and its respective income (loss) for the year ended December 31, 2003 are presented below (in thousands):

			JV Income (Loss) for the Year Ended December 31, 2003	Pro Rata Share of Third-Party Non-Recourse Debt(1)	Third-Party Debt
	Ownership %	Equity Investment			Interest Rate	Scheduled Maturity Date
Unconsolidated Joint Ventures:
Sunnyvale	44.70%	$11,815	$1,740	$10,728	LIBOR + 1.25%	November 2004(2)
CTC I	50.00%	8,178	(3,903)	59,578	7.66% – 7.87%	Various through 2011
ACRE Simon	20.00%	5,026	144	6,438	7.61% – 8.43%	Various through 2011
Unconsolidated Subsidiaries:
iStar Operating	95.00%	N/A	(2,252)	N/A	N/A	N/A
TMOC	95.00%	N/A	(13)	N/A	N/A	N/A

Total		$25,019	$(4,284)	$76,744

Explanatory Notes:

(1)
The Company reflects its pro rata share of third-party, non-recourse debt, rather than the total amount of the joint venture debt, because the third-party, non-recourse debt held by the joint ventures is not guaranteed by the Company nor does the Company have any additional commitments to fund such debt obligations.

(2)
On October 13, 2003, the venture extended the final maturity of the loan to November 2004.

        Investments in and advances to unconsolidated joint ventures:    At December 31, 2003, the Company had investments in three unconsolidated joint ventures: (1) TriNet Sunnyvale Partners L.P. ("Sunnyvale"), whose external partners are John D. O'Donnell, Trustee, John W. Hopkins, and Donald S. Grant, Trustee; (2) Corporate Technology Centre Associates, LLC ("CTC I"), whose external member is Corporate Technology Centre Partners, LLC; and (3) ACRE Simon, LLC ("ACRE"), whose external partner is William E. Simon & Sons Realty Partners, L.P. These ventures were formed for the purpose of operating, acquiring and, in certain cases, developing CTL facilities.

        At December 31, 2003, the ventures comprised 12 net leased facilities. The Company's combined investment in these joint ventures at December 31, 2003 was $25.0 million. The joint ventures' carrying value for the 12 facilities owned at December 31, 2003 was $193.1 million. In aggregate, the joint ventures had total assets of $221.2 million and total liabilities of $180.6 million as of December 31, 2003, and a net loss of approximately $4.4 million for the 12 months ended December 31, 2003, respectively. The Company accounts for these investments under the equity method because the Company's joint venture partners have certain participating rights giving them shared control over the ventures.

        On July 2, 2002, the Company paid approximately $27.9 million in cash to the former member of TriNet Milpitas Associates ("Milpitas") joint venture in exchange for its 50.00% ownership interest. Pursuant to the terms of the joint venture agreement, the former external member had the right to convert its interest into 984,476 shares of Common Stock of the Company at any time during the period February 1, 2002 through January 31, 2003. On May 2, 2002, the former Milpitas external member exercised this right. Upon the external member's exercise of its conversion right, the Company had the option to acquire the partner's interest for cash, instead of shares, for a payment equal to the value of 984,476 shares of Common Stock multiplied by the ten-day average closing stock price as of the transaction date. The Company made such election and, as of July 2, 2002, owns 100.00% of Milpitas, and therefore consolidates these assets for accounting purposes. The Company accounted for the acquisition of the external interest using the purchase method.

        On April 1, 2002, the former Sierra Land Ventures ("Sierra") joint venture partner assigned its 50.00% ownership interest in Sierra to a wholly-owned subsidiary of the Company. There was no cash or shares exchanged in this transaction. As of April 1, 2002, the Company owns 100.00% of the CTL asset previously held by Sierra and therefore consolidates this asset for accounting purposes.

        Effective September 29, 2000, iStar Sunnyvale Partners, LP, which is wholly owned by Sunnyvale, entered into an interest rate cap agreement limiting the venture's exposure to interest rate movements on its $24.0 million LIBOR-based mortgage loan to an interest rate of 9.00% through November 9, 2003. On September 29, 2003, in connection with the extension of the ventures' debt, the venture extended the cap through November 9, 2004. Currently, the limited partners of Sunnyvale have the option to convert their partnership interest into cash; however, the Company may elect to deliver 297,728 shares of Common Stock in lieu of cash.

        Investments in and advances to unconsolidated subsidiaries:    The Company has an investment in iStar Operating, a taxable subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of December 31, 2003, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code and prior to July 1, 2003 was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3) with no material impact. Prior to its consolidation, the Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of December 31, 2003, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TMOC, an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. Prior to March 29, 2003, the Company owned 95.00% of the outstanding voting and non-voting common stock (representing 1.00% voting power and 95.00% of the economic interest) in TMOC. The owners of the remaining TMOC stock were two executives of the Company. On March 29, 2003, the Company purchased the remaining 5.00% interest from the executives for approximately $2,000, an amount that was equal to the carrying value, which was less than their original investment. Following this purchase, the Company owned 100.00% of TMOC and therefore consolidated the entity for accounting purposes. On June 30, 2003, the $2.0 million investment was fully repaid and prior to December 31, 2003, the entity was liquidated.

        Minority Interest:    On September 29, 2003 the Company acquired a 96.00% interest in iStar Harborside LLC, an infinite life partnership, with the external partner holding the remaining 4.00% interest. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

        The Company also holds a 98.00% interest in TriNet Property Partners, L.P with the external partners holding the remaining 2.00% interest. As of August 1999, the external partners have the option to convert their partnership interest into cash; however, the Company may elect to deliver 72,819 shares of Common Stock in lieu of cash. The Company consolidates this partnership for financial statement purposes and records the minority interest of the external partner in "Minority interest in consolidated entities" on the Company's Consolidated Balance Sheets.

Note 7—Debt Obligations

        As of December 31, 2003 and 2002, the Company has debt obligations under various arrangements with financial institutions as follows (in thousands):

		Carrying Value as of
	Maximum Amount Available	December 31, 2003	December 31, 2002	Stated Interest Rates(1)	Scheduled Maturity Date
Secured revolving credit facilities:
Line of credit	$700,000	$88,640	$412,550	LIBOR + 1.75% — 2.25%	March 2005 (2)
Line of credit	700,000	310,364	462,920	LIBOR + 1.40% — 2.15%	January 2007 (2)
Line of credit	500,000	117,211	283,884	LIBOR + 1.75% — 2.25%	August 2005 (2) (3)
Line of credit	500,000	180,376	114,400	LIBOR + 1.50% — 2.25%	September 2005
Unsecured revolving credit facilities:
Line of credit	300,000	130,000	—	LIBOR + 2.125%	July 2004 (4)

Total revolving credit facilities	$2,700,000	$826,591	$1,273,754

Secured term loans:
Secured by corporate tenant lease assets		193,000	193,000	LIBOR + 1.85%	July 2006 (5)
Secured by corporate tenant lease assets		140,440	144,114	7.44%	March 2009
Secured by corporate tenant lease assets		135,000	—	LIBOR + 1.75%	October 2008 (6)
Secured by corporate tenant lease assets		92,876	95,074	6.00% — 11.38%	Various through 2022
Secured by corporate lending investments		77,938	79,126	6.55%	November 2005
Secured by corporate lending investments		60,874	61,537	6.41%	January 2013
Secured by corporate lending investments		60,000	60,000	LIBOR + 2.50%	June 2004 (7)
Secured by corporate lending investments		—	50,000	LIBOR + 0.60%	October 2003 (8)
Secured by corporate lending investments		48,000	—	LIBOR + 2.125%	July 2008 (9)

Total term loans		808,128	682,851
Less: debt discount		(128)	(236)

Total secured term loans		808,000	682,615
iStar Asset Receivables secured notes:
STARs Series 2002-1:
Class A1		40,011	236,694	LIBOR + 0.26%	June 2004 (10)
Class A2		381,296	381,296	LIBOR + 0.38%	December 2009 (10)
Class B		39,955	39,955	LIBOR + 0.65%	April 2011 (10)
Class C		26,637	26,637	LIBOR + 0.75%	May 2011(10)
Class D		21,310	21,310	LIBOR + 0.85%	January 2012(10)
Class E		42,619	42,619	LIBOR + 1.235%	January 2012(10)
Class F		26,637	26,637	LIBOR + 1.335%	January 2012(10)
Class G		21,309	21,309	LIBOR + 1.435%	January 2012(10)
Class H		26,637	26,637	6.35%	January 2012(10)
Class J		26,637	26,637	6.35%	May 2012(10)
Class K		26,637	26,637	6.35%	May 2012(10)

Total STARs Series 2002-1		679,685	876,368
Less: debt discount		(4,090)	(4,425)

STARs Series 2003-1:
Class A1		235,808	—	LIBOR + 0.25%	October 28, 2005(11)
Class A2		248,206	—	LIBOR +0.35%	August 28, 2010(11)
Class B		18,452	—	LIBOR + 0.55%	July 28, 2011(11)
Class C		20,297	—	LIBOR + 0.65%	April 28, 2012(11)
Class D		12,916	—	LIBOR + 0.75%	October 28, 2012(11)
Class E		14,762	—	LIBOR + 1.05%	May 28, 2013(11)
Class F		14,762	—	LIBOR + 1.10%	June 28, 2013(11)
Class G		12,916	—	LIBOR + 1.25%	June 28, 2013(11)
Class H		12,916	—	4.97%	June 28, 2013(11)
Class J		14,761	—	5.07%	June 28, 2013(11)
Class K		25,833	—	5.56%	June 28, 2013(11)

Total STARS Series 2003-1		631,629	—

Total iStar Asset Receivables secured notes		1.307,224	871,943
Unsecured notes:
6.00% Senior Notes (12)		350,000	—	6.00%	December 2010
6.50% Senior Notes (12)		150,000	—	6.50%	December 2013
6.75% Dealer Remarketable Securities (13)(14)(15)		—	125,000	6.75%	March 2013
7.00% Senior Notes (14)		185,000	—	7.00%	March 2008
7.70% Notes (13)(15)		100,000	100,000	7.70%	July 2017
7.95% Notes (13)(15)		50,000	50,000	7.95%	May 2006
8.75% Notes		350,000	350,000	8.75%	August 2008

Total unsecured notes		1,185,000	625,000
Less: debt discount		(47,921)	(11,603)
Plus: impact of pay-floating swap agreements(16)		690	3,920

Total unsecured notes		1,137,769	617,317
Other debt obligations		34,148	15,961	Various	Various

Total debt obligations		$4,113,732	$3,461,590

Explanatory Notes:

(1)
Substantially all variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on December 31, 2003 was 1.12% per annum.

(2)
Maturity date reflects a one-year "term-out" extension at the Company's option.

(3)
On November 4, 2003, this secured facility was amended to include subordinate and mezzanine lending investments as collateral at stated interest rates of LIBOR + 2.15%—2.25%. First mortgages remained at a stated interest rate of LIBOR + 1.75%.

(4)
On May 14, 2003, the Company extended the final maturity on this facility to July 2004.

(5)
Maturity date reflects two one-year extensions at the Company's option.

(6)
On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

(7)
On May 8, 2003, the Company extended the final maturity on this facility to June 2004.

(8)
On April 9, 2003, the Company repaid the existing term loan financing a $75.0 million term preferred investment in a publicly-traded real estate company and simultaneously entered into another $50.0 million term loan with a leading financial institution. The new term loan bore interest at LIBOR + 0.60% and matured in October 2003.

(9)
On July 24, 2003, the Company closed a $48.0 million term loan secured by a corporate lending investment it originated in the third quarter of 2003. The loan has a three-year primary term and two one-year extension options, and bears interest at LIBOR + 2.125%.

(10)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on class A1 is May 28, 2017 and the final maturity date for classes A2, B, C, D, E, F, G, H, J and K is May 28, 2020.

(11)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture is August 28, 2022.

(12)
On December 5, 2003, the Company issued $350.0 million of 6.00% Senior Notes due in 2010 and $150.0 million of 6.50% Senior Notes due in 2013. The Notes due 2010 were sold at 99.44% of their principal amount and the Notes due 2013 were sold at 99.23% of their principal amount.

(13)
The Notes are callable by the Company at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(14)
On March 14, 2003, the Company retired the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary by exchanging those securities for newly issued $150.0 million 7.00% Senior Notes due March 2008. The covenants in the Senior Notes due 2008 are substantially identical to the covenants contained in the Company's 8.75% Notes. On April 8, 2003, the Company issued an additional $35.0 million of Senior Notes bringing the aggregate principal of the Senior Notes to $185.0 million. The additional $35.0 million of Senior Notes has identical terms to the Senior Notes issued on March 14, 2003, but were issued at 102.75% of their principal amount to yield 6.34% per annum.

(15)
These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, the Company ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 8.81%, 9.51% and 9.04% for the 6.75% Dealer Remarketable Securities, 7.70% Notes and 7.95% Notes, respectively.

(16)
On December 19, 2003, the Company entered into three pay-floating interest rate swaps struck at 4.381%, 4.345% and 4.29% in the notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively. On November 27, 2002, the Company entered into two pay-floating interest rate swaps struck at 3.8775% and 3.81% in the notional amounts of $100.0 million and $50.0 million, respectively. These swaps are intended to mitigate the risk of changes in the fair value of $350.0 million of 7-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, quarterly the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

        Availability of amounts under the secured revolving credit facilities are based on percentage borrowing base calculations. In addition, certain of the Company's debt obligations contain covenants. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on the Company's ability to incur indebtedness beyond specified levels, restrictions on the Company's ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of its own equity securities, that the Company makes. Significant non-financial covenants include a requirement in its publicly-held debt securities that the Company offer to repurchase those securities at a premium if the Company undergoes a change of control. As of December 31, 2003, the Company believes it is in compliance with all financial and non-financial covenants on its debt obligations.

        Subsequent to December 31, 2003, the Company issued $175.0 million of Senior Floating Rate Notes due 2007 which bear interest at three-month LIBOR + 1.25% and $250.0 million of 5.70% Senior Notes due 2014 (see Note 17).

        In addition, on January 23, 2004, the Company issued $350.0 million of 4.875% Senior Notes due in 2009. The Notes were sold at 99.89% of their principal amount to yield 4.90%. The Notes are unsecured senior obligations of the Company. The Company used the proceeds to repay outstanding secured borrowings.

        Further, on January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%–1.50% and has a final maturity date of January 2006.

        On December 5, 2003, the Company issued $350.0 million of 6.00% Senior Notes due in 2010 and $150.0 million of 6.50% Senior Notes due in 2013. The Notes due 2010 were sold at 99.44% of their principal amount and the Notes due 2013 were sold at 99.23% of their principal amount. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to partially repay outstanding borrowings under its secured credit facilities.

        On November 4, 2003, one of the Company's $500.0 million secured facilities was amended to include subordinate and mezzanine leanding investments as collateral at stated interest rates of LIBOR+2.15%–2.25%.

        On October 31, 2003, the Company's $50.0 million term loan bearing interest at LIBOR + 0.60% matured and was repaid.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On July 24, 2003, the Company closed a $48.0 million term loan secured by a corporate lending investment it originated in the third quarter of 2003. The loan has a three-year primary term and two one-year extension options, and bears interest at LIBOR + 2.125%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate outstanding carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On May 14, 2003, the Company extended the maturity on its $300.0 million unsecured facility to July 2004.

        On May 8, 2003, the Company extended the maturity on its $60.0 million term loan to June 2004.

        On April 9, 2003, the Company repaid the existing term loan financing a $75.0 million term preferred investment in a publicly-traded real estate company and simultaneously entered into another $50.0 million term loan with a leading financial institution. The new term loan bears interest at LIBOR + 0.60% and has a final maturity date of October 2003 with amortization payments in July 2003 and October 2003.

        On April 8, 2003, the Company issued an additional $35.0 million of 7.00% Senior Notes due March 2008, bringing the aggregate principal amount of the Senior Notes to $185.0 million. The add-on Notes have identical terms to the Senior Notes issued in March 2003, although they were issued at 102.75% of their principal amount, to yield 6.34% per annum.

        On March 14, 2003, the Company retired the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary by exchanging those securities for newly issued $150.0 million 7.00% Senior Notes due March 2008.

        On January 27, 2003, the Company extended the maturity on one of its $700.0 million secured facilities to January 2007, which includes a one-year "term-out" at the Company's option.

        On December 11, 2002, the Company closed a $61.5 million term loan financing with a leading financial institution. The proceeds were used to fund a portion of an $82.1 million CTL investment. The non-recourse loan is fixed rate and bears interest at 6.412%, has a maturity date of December 2012 and amortizes over a 30-year schedule.

        On September 30, 2002, the Company closed a $500.0 million secured revolving credit facility with a leading financial institution. The facility has a three-year term and bears interest at LIBOR + 1.50% to 2.25%, depending upon the collateral contributed to the borrowing base. The facility accepts a broad range of structured finance and corporate tenant assets and has a final maturity date of September 2005.

        On July 2, 2002, the Company purchased the remaining interest in the Milpitas joint venture from the former Milpitas external member for $27.9 million. Upon purchase of the interest, the Milpitas joint venture became fully consolidated for accounting purposes and approximately $79.1 million of secured term debt is reflected on the Company's Consolidated Balance Sheets.

        On May 28, 2002, the Company fully repaid the remaining $446.2 million of bonds outstanding under STARs, Series 2000-1. Simultaneously, a wholly-owned subsidiary of the Company issued STARs, Series 2002-1, consisting of $885.1 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate outstanding carrying value of approximately $1.1 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.56% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On March 29, 2002, the Company extended the maturity of its $500.0 million secured facility to August 2005, which includes a one-year "term-out" extension at the Company's option.

        On August 9, 2001, the Company issued $350.0 million of 8.75% Senior Notes due in 2008. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to repay outstanding borrowings under its secured credit facilities.

        On July 27, 2001, the Company completed a $300.0 million unsecured revolving credit facility with a group of leading financial institutions. The facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. The facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%. On May 14, 2003, the Company extended the maturity of this facility to July 2004.

        On July 6, 2001, the Company financed a $75.0 million structured finance asset with a $50.0 million term loan bearing interest at LIBOR + 2.50%. The loan has a maturity of July 2006, including a one-year extension at the Company's option. This investment is a $75.0 million term preferred investment in a publicly-traded real estate company. The Company's investment carries an initial current yield of 10.50%, with annual increases of 0.50% in each of the next two years. In addition, the Company's investment is convertible into the customer's common stock at a strike price of $25.00 per share. The investment is callable by the customer between months 13 and 30 of the term at a yield maintenance premium, and after month 30, at a premium sufficient to generate a 14.62% internal rate of return on the Company's investment. The investment is putable by the Company to the customer for cash after five years. On April 9, 2003, the Company repaid this term loan and simultaneously entered into another $50.0 million term loan bearing interest at LIBOR + 0.60% and with a final maturity of October 2003.

        On June 14, 2001, the Company closed $193.0 million of term loan financing secured by 15 CTL assets. The variable-rate loan bears interest at LIBOR + 1.85% (not to exceed 10.00% in aggregate) and has two one-year extensions at the Company's option. The Company used these proceeds to repay a $77.8 million secured term loan maturing in June 2001 and to pay down a portion of its revolving credit facilities. In addition, the Company extended the maturity of its $500.0 million secured revolving credit facility to August 2003. On March 29, 2002, the Company again extended the final maturity of this facility to August 2005, which includes a one-year "term-out" extension at the Company's option.

        On May 15, 2001, the Company repaid its $100.0 million 7.30% unsecured notes. These notes were senior unsecured obligations of the Leasing Subsidiary and ranked equally with the Leasing Subsidiary's other senior unsecured and unsubordinated indebtedness.

        On February 22, 2001, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002. On July 27, 2001, the Company repaid this facility and replaced it with a $300.0 million unsecured revolving credit facility.

        On January 11, 2001, the Company closed a $700.0 million secured revolving credit facility which is led by a major commercial bank. The facility has a three-year primary term and one-year "term-out" extension option, and bears interest at LIBOR + 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. The facility accepts a broad range of structured finance assets and has a final maturity of January 2005. On January 27, 2003, the Company extended the final maturity on this facility to January 2007.

        During the years ended December 31, 2003, 2002 and 2001, the Company incurred an extraordinary loss of approximately $0, $12.2 million and $1.6 million, respectively, as a result of the early retirement of certain debt obligations. On January 1, 2003, in accordance with SFAS No. 145, these costs were reclassified from "Extraordinary loss on early extinguishments of debt" into income from continuing operations.

        As of December 31, 2003, future expected/scheduled maturities of outstanding long-term debt obligations are as follows (in thousands)(1):

2004	$264,158
2005	702,840
2006	243,000
2007	313,216
2008	718,000
Thereafter	1,923,967

Total principal maturities	4,165,181
Net unamortized debt discounts	(52,139)
Impact of pay-floating swap agreement	690

Total debt obligations	$4,113,732

Explanatory Note:

(1)
Assumes exercise of extensions to the extent such extensions are at the Company's option.

Note 8—Shareholders' Equity

      The Company's charter provides for the issuance of up to 200.0 million shares of Common Stock, par value $0.001 per share, and 30.0 million shares of preferred stock. The Company has 2.3 million shares of 9.375% Series B Cumulative Redeemable Preferred Stock, 1.5 million shares of 9.20% Series C Cumulative Redeemable Preferred Stock, 4.6 million shares of 8.00% Series D Cumulative Redeemable Preferred Stock, 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, 4.0 million shares of 7.80% Series F Cumulative Redeemable Preferred Stock and 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock. The Series B, C, D, E, F and G Cumulative Redeemable Preferred Stock are redeemable without premium at the option of the Company at their respective liquidation preferences beginning on June 15, 2001, August 15, 2001, October 8, 2002, July 18, 2008, September 29, 2008 and December 19, 2008, respectively.

        In December 2003, the Company completed an underwritten public offering of 5.0 million primary shares of the Company's Common Stock. The Company received approximately $191.1 million from the offering and used these proceeds to repay a portion of its secured debt.

        In December 2003, the Company redeemed 1.6 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 3.2 million shares of 7.65% Series G Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on December 19, 2008. Immediately following this transaction the Company no longer had any Series A Preferred Stock outstanding. The Company did not receive any cash proceeds from the offering.

        In September 2003, the Company completed an underwritten public offering of 4.0 million shares of its 7.80% Series F Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on September 29, 2008. The Company used the proceeds from the offering to repay a portion of its secured debt.

        In July 2003, the Company redeemed 2.8 million shares of the Company's 9.50% Series A Cumulative Redeemable Preferred Stock, having a liquidation preference of $50.00 per share by exchanging those securities for newly issued 5.6 million shares of 7.875% Series E Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning on July 18, 2008. The Company did not receive any cash proceeds from the offering.

        On November 14, 2002, the Company completed an underwritten public offering of 8.0 million primary shares of the Company's Common Stock. The Company received approximately $202.9 million from the offering and used these proceeds to repay a portion of its secured debt.

        On December 15, 1998, the Company issued warrants to acquire 6.1 million shares of Common Stock, as adjusted for dilution, at $34.35 per share. The warrants are exercisable on or after December 15, 1999 at a price of $34.35 per share and expire on December 15, 2005.

        Concentration of Shareholder Ownership— On October 30, 2001, SOFI IV SMT Holdings, L.P. ("SOFI IV") and certain of its affiliates sold 18.975 million shares of Common Stock owned by them (including the subsequently-exercised 2.475 million share over-allotment option granted to the underwriters). In addition, on May 15, 2002, SOFI IV sold 10.808 million shares of Common Stock owned by them (including the subsequently-exercised 808,200 share over-allotment option granted to the underwriters). Further, on November 14, 2002, SOFI IV sold 3.5 million shares of Common Stock owned by them (including the subsequently-exercised 1.5 million over-allotment option granted to the underwriters). Lastly, on May 13, 2003, SOFI IV distributed approximately 15.9 million shares to its limited and general partners. Some of the partners then elected to sell 6.9 million of the shares distributed to them. Immediately following the secondary offerings and the distribution, SOFI IV owned approximately 3.88% of the Company's Common Stock (based on the diluted sharecount as of December 31, 2003). The Company did not sell any shares in the offerings, other than the November 2002 offering, in which the Company sold 8.0 million primary shares and received net proceeds of approximately $202.9 million.

        DRIP/Stock Purchase Plan— The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the 12 months ended December 31, 2003 and 2002, the Company issued a total of approximately 2.6 million and 1.6 million shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the 12 months ended December 31, 2003 and 2002 were approximately $89.1 million and $44.4 million, respectively. There are approximately 3.6 million shares available for issuance under the plan as of December 31, 2003.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2003, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Note 9—Risk Management and Use of Financial Instruments

        Risk management—In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's lending investments that results from a property's, borrower's or corporate tenant's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans due to changes in interest rates or other market factors, including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of CTL facilities held by the Company.

        Use of derivative financial instruments—The Company's use of derivative financial instruments is primarily limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposure. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company is potentially exposed to credit loss in the event of nonperformance by these counterparties. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. The Company does not use derivative instruments to hedge credit/market risk or for speculative purposes.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of December 31, 2003. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at December 31, 2003
Pay-Fixed Swap	$125,000	2.885%	1/23/03		6/25/06	$(1,632)
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	(1,486)
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(3,227)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	(1,472)
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	(958)
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	2,681
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	1,183
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	(649)
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	11,648
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	418
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—

Total Estimated Value						$6,506

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1).

        Between January 1, 2002 and December 31, 2003, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and also entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net $3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the term loan over its effective ten-year term.

        Credit risk concentrations—Concentrations of credit risks arise when a number of borrowers or customers related to the Company's investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors various segments of its portfolio to assess potential concentrations of credit risks. Management believes the current credit risk portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

        All of the Company's CTL assets (including those held by joint ventures) and loans and other lending investments are collateralized by facilities located in the United States, with significant concentrations (i.e., greater than 10.00%) as of December 31, 2003 in California (19.39%) and New York (11.99%). As of December 31, 2003, the Company's investments also contain greater than 10.00%

concentrations in the following asset types: office-CTL (27.48%), office-lending (17.16%), industrial (13.99%) and hotel-lending (12.06%).

        The Company underwrites the credit of prospective borrowers and customers and often requires them to provide some form of credit support such as corporate guarantees, letters of credit and/or cash security deposits. Although the Company's loans and other lending investments and corporate customer lease assets are geographically diverse and the borrowers and customers operate in a variety of industries, to the extent the Company has a significant concentration of interest or operating lease revenues from any single borrower or customer, the inability of that borrower or customer to make its payment could have an adverse effect on the Company. As of December 31, 2003, the Company's five largest borrowers or corporate tenants collectively accounted for approximately 15.51% of the Company's aggregate annualized interest and operating lease revenue of which no single customer accounts for more than 3.84%.

Note 10—Stock-Based Compensation Plans and Employee Benefits

        The Company's 1996 Long-Term Incentive Plan (the "Plan") is designed to provide incentive compensation for officers, other key employees and directors of the Company. The Plan provides for awards of stock options and shares of restricted stock and other performance awards. The maximum number of shares of Common Stock available for awards under the Plan is 9.00% of the outstanding shares of Common Stock, calculated on a fully diluted basis, from time to time; provided that the number of shares of Common Stock reserved for grants of options designated as incentive stock options is 5.0 million, subject to certain antidilution provisions in the Plan. All awards under the Plan, other than automatic awards to non-employee directors, are at the discretion of the Board or a committee of the Board. At December 31, 2003, a total of approximately 10.1 million shares of Common Stock were available for awards under the Plan, of which options to purchase approximately 2.9 million shares of Common Stock were outstanding and approximately 422,000 shares of restricted stock were outstanding. A total of 1.9 million shares remain available for awards under the Plan as of December 31, 2003.

        In March 1998, the Company issued approximately 2.5 million (as adjusted) fully vested and immediately exercisable options to purchase shares of Common Stock at $14.72 per share (as adjusted) to its former advisor with a term of ten years. The former advisor granted a portion of these options to its employees and the remainder was allocated to an affiliate. Upon the Company's acquisition of its former advisor, these individuals became employees of the Company. In general, the grants to these employees provided for scheduled vesting over a predefined service period of three to five years and, under certain conditions, provide for accelerated vesting. These options expire on March 15, 2008.

        Changes in options outstanding during each of fiscal 2001, 2002 and 2003 are as follows:

	Number of Shares
				Weighted Average Strike Price
	Employees	Non-Employee Directors	Other
Options outstanding, December 31, 2000	3,259,761	520,432	946,168	$18.97
Granted in 2001	1,617,401	90,000	100,000	$20.31
Exercised in 2001	(1,131,595)	(26,900)	(149,492)	$16.48
Forfeited in 2001	(100,509)	—	—	$27.27

Options outstanding, December 31, 2001	3,645,058	583,532	896,676	$18.98
Granted in 2002	—	80,000	—	$27.83
Exercised in 2002	(488,674)	(190,650)	(164,683)	$18.63
Forfeited in 2002	(16,907)	(4,600)	—	$24.87

Options outstanding, December 31, 2002	3,139,477	468,282	731,993	$18.77
Granted in 2003	15,500	—	—	$14.72
Exercised in 2003	(843,624)	(235,746)	(389,594)	$18.99
Forfeited in 2003	(2,300)	(13,850)	—	$26.14
Transferred in 2003(1)	—	(63,692)	63,692	$27.15

Options outstanding, December 31, 2003	2,309,053	154,994	406,091	$18.59

Explanatory Note:

(1)
Transfer of shares due to the down-size of Board of Directors on June 2, 2003.

        The following table summarizes information concerning outstanding and exercisable options as of December 31, 2003:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Exercise Price Range	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Currently Exercisable	Weighted Average Exercise Price
$14.72—$15.00(1)	657,493	4.93	$14.72	641,993	$14.72
$16.69—$16.88	477,071	6.01	$16.88	477,071	$16.88
$17.38—$17.56	151,068	6.21	$17.38	151,068	$17.38
$19.63—$19.69	1,308,522	7.10	$19.69	754,929	$19.69
$20.00—$21.44	50,333	6.68	$20.94	50,333	$20.94
$23.32—$23.64	28,499	0.36	$23.53	28,499	$23.53
$24.13—$24.94	67,566	6.77	$24.86	67,233	$24.86
$25.10—$26.09	13,800	2.41	$26.09	13,800	$26.09
$26.30—$26.97	8,900	2.02	$26.45	8,234	$26.41
$27.00	25,000	7.48	$27.00	16,667	$27.00
$28.54—$29.82	76,792	8.05	$29.71	76,792	$29.71
$55.39	5,094	5.42	$55.39	5,094	$55.39

	2,870,138	6.28	$18.59	2,291,713	$18.32

Explanatory Note:

(1)
Includes approximately 764,000 options which were granted, on a fully exercisable basis, in March 1998, and which are now held by an affiliate of SOFI IV. Beneficial interests in these options were subsequently regranted by that affiliate to employees of it and its affiliates, subject to vesting requirements. In the event that these employees forfeit such options, they revert to an affiliate of SOFI IV, which may regrant them at its discretion. As of December 31, 2003, approximately 727,000 of these options were exercisable by the beneficial owners and approximately 539,000 have been exercised.

        In the third quarter 2002 (with retroactive application to the beginning of the calendar year), the Company adopted the fair value method for accounting for options issued to employees or directors, as allowed under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, the Company recognizes a charge equal to the fair value of these options at the date of grant multiplied by the number of options issued. This charge will be amortized over the related remaining vesting terms to individual employees as additional compensation. There were 15,500 options issued during the 12 months ended December 31, 2003 with a strike price of $14.72.

        Prior to the third quarter 2002, the Company had elected to use the intrinsic method for accounting for options issued to employees or directors, as allowed under SFAS No. 123 and, accordingly, recognized no expense in connection with these options to the extent that the options' exercise prices equaled or exceeded the quoted prices of the Company's shares of Common Stock on the grant or investment dates. However, in connection with the acquisition of the Company's former external advisor, the Company recognized a deferred stock-based compensation charge of approximately $5.1 million. This deferred charge represents the difference between the Company's closing stock price on the date it acquired its former external advisor (which was $20.25), and the strike price of $14.72 per share (as adjusted) for the unvested portion of the options granted to the former external advisor's employees, who are now employees of the Company. This deferred charge is being amortized over the related remaining vesting terms to the individual employees as an additional expense under "General and administrative—stock-based compensation" on the Company's Consolidated Statements of Operations.

        If the Company's compensation costs had been determined using the fair value method of accounting for stock options issued under the Plan to employees and directors prescribed by SFAS No. 123 prior to 2002, the Company's net income for the fiscal years ended December 31, 2003, 2002 and 2001, would have been reduced on a pro forma basis by approximately $289,000, $565,000 and $705,000, respectively. This would not have significantly impacted the Company's earnings per share.

        The fair value of each significant option grant is estimated on the date of grant (January 10, 2003 for the 2003 options) using the Black-Scholes model. For the above SFAS No. 123 calculation, the following assumptions were used for the Company's fair value calculations of stock options:

	2003	2002	2001
Expected life (in years)	5	5	5
Risk-free interest rate	3.13%	4.38%	4.96%
Volatility	17.64%	16.23%	20.83%
Dividend yield	9.57%	8.45%	12.00%
Weighted average grant date fair value	$5.26	$1.38	$0.76

        Future charges may be taken to the extent of additional option grants, which are at the discretion of the Board of Directors.

        During the 12 months ended December 31, 2003, the Company granted 40,050 restricted shares to employees that vest proportionately over three years on the anniversary date of the initial grant of which 35,675 remain outstanding.

        During the year ended December 31, 2002, the Company granted 199,350 restricted shares to employees. Of these shares, 44,350 will vest proportionately over three years on the anniversary date of the initial grant. Of the 44,350 shares granted, 22,382 remain outstanding as of December 31, 2003. The balance of 155,000 restricted shares granted to several employees will vest on March 31, 2004 if: (1) the employee remains employed until that date; and (2) the 60-day average closing price of the Company's Common Stock equals or exceeds a set floor price as of such date. Dividends will be paid on the restricted shares as dividends are paid on shares of the Company's Common Stock. Assuming the shares become fully vested on March 31, 2004 and the market price of the stock is $38.90 (which was the market price of the Common Stock on December 31, 2003), the Company would incur a one-time charge to earnings at that time of approximately $6.0 million (the fair market value of the 155,000 shares at $38.90 per share). During the year ended December 31, 2002, the Company also granted 208,980 restricted shares to its Chief Financial Officer (see detailed information below).

        During the year ended December 31, 2001, the Company granted 94,943 restricted shares to employees in lieu of cash bonuses for the year ended December 31, 2000 at the employees' election. These restricted shares were immediately vested on the date of grant and were not transferable for a period of one year following vesting.

        For accounting purposes, the Company measures compensation costs for these shares, not including the contingently issuable shares, as of the date of the grant and expenses such amounts against earnings, either at the grant date (if no vesting period exists) or ratably over the respective vesting/service period. Such amounts appear on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation expense."

        During the year ended December 31, 2002, the Company entered into a three-year employment agreement with its new Chief Financial Officer. Under the agreement, the Chief Financial Officer receives an annual base salary of $225,000. She may also receive a bonus, which is targeted to be $325,000, subject to an annual review for upward or downward adjustment. In addition, the Company granted the Chief Financial Officer 108,980 contingently vested restricted stock awards. These awards become vested on December 31, 2005 if the executive's employment with the Company has not terminated before such date. Dividends will be paid on the restricted shares as dividends are paid on shares of the Company's Common Stock. These dividends are accounted for in a manner consistent with the Company's Common Stock dividends, as a reduction to retained earnings. For accounting purposes, the Company will take a total charge of approximately $3.0 million related to the restricted stock awards, which will be amortized over the period from November 6, 2002 through December 31, 2005. This charge is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation."

        Further, the Company granted the Chief Financial Officer 100,000 restricted shares which vest in whole or in part if the Company's shareholders realize certain total rates of return (dividends since November 6, 2002 plus share price appreciation since January 2, 2003), as of January 31, 2004. Vested shares would be subject to forfeiture if the executive's employment with the Company terminated under certain circumstances. The shares became fully vested on January 31, 2004 and the market price of the stock was $40.02, therefore; the Company will incur a one-time charge to earnings during the first quarter 2004 of approximately $4.0 million (the fair market value of the 100,000 shares at $40.02 per share). For accounting purposes, the employment arrangement described above is treated as a contingent, variable plan until January 31, 2004.

        During the year ended December 31, 2001, the Company entered into a three-year employment agreement with its Chief Executive Officer. Under the agreement, the Chief Executive Officer receives an annual base salary of $1.0 million. He may also receive a bonus, which is targeted to be an amount equal to his base salary, if the Company achieves certain performance targets set by the Compensation Committee. The bonus award may be increased or reduced from the target depending upon the degree to which the performance goals are exceeded or are not met, and may not exceed 200.00% of his base salary. The bonus is reduced by the amount of any dividends paid to the Chief Executive Officer in respect of phantom shares (described below) which are awarded to him and have contingently vested. The Chief Executive Officer received approximately $2.1 million in such dividends in 2002 and $4.4 million in 2003. As such, no additional bonus was paid in either year. As part of this agreement, the Company confirmed a prior grant of 750,000 stock options made to the executive on March 2, 2001 with an exercise price of $19.69, which represented the market price at the date of the original contingent grant. However, because the grant required further approval by the Compensation Committee and the Board of Directors, no measurement date occurred for accounting purposes until such approvals were made, at which point the market price of the Company's Common Stock was $24.90. Accordingly, an aggregate charge of approximately $3.9 million is being recognized with respect to these options over the term of this agreement and is reflected on the Company's Consolidated Statements of Operations under "General and administrative—stock-based compensation." These options will vest in three equal annual installments of 250,000 shares in each successive January beginning in January 2002.

        The Company also granted the executive 2.0 million unvested phantom shares, each of which represents one share of the Company's Common Stock. These shares will vest in installments of 350,000 shares, 650,000 shares, 600,000 shares and 400,000 shares on a contingent basis if the average closing price of the Company's Common Stock for a 60 calendar day period achieves thresholds of $25.00, $30.00, $34.00 and $37.00, respectively. As of December 31, 2003 all thresholds have been attained, and a total of 2.0 million of these shares have contingently vested. Assuming that the market price of the Common Stock on March 30, 2004 is $38.90 (which was the market price of the Common Stock on December 31, 2003), the Company would incur a one-time charge to earnings in March 2004 of approximately $77.8 million (the fair market value of the 2.0 million shares at $38.90 per share). Shares that have contingently vested generally will not become fully vested until March 2004, except upon certain termination or change of control events. Further, if the average stock price drops below certain specified levels for a 60-day period prior to such date, such phantom shares would not fully vest and would be forfeited. If the Company is not authorized to issue shares to the executive upon full vesting of the phantom shares, then the vesting will be settled through a cash payment based upon the market price of the Common Stock during a recent trading period. The executive will receive dividends on shares that have contingently or fully vested and have not been forfeited under the terms of the agreement, if and when the Company declares and pays dividends on its Common Stock. Because no shares have been issued, dividends received on these phantom shares, if any, will be reflected as compensation expense by the Company. For accounting purposes, this arrangement will be treated as a contingent, variable plan and no additional compensation expense will be recognized until the shares, in whole or in part, become irrevocably vested, whereupon the Company will reflect a charge equal to the then fair value of the shares irrevocably vested.

        In addition, during the year ended December 31, 2001, the Company entered into a three-year employment agreement with its former President. Under the agreement, in lieu of salary and bonus, the Company granted the executive 500,000 restricted shares. These shares became fully-vested on September 30, 2002 as a result of the Company achieving a 60.00% total shareholder rate of return (dividends plus share price appreciation) since January 1, 2001. Upon the restricted shares becoming fully vested, the Company withheld 250,000 of such shares from the executive to cover the tax obligations associated with the vesting of such shares. These shares are reflected as "Treasury stock", at a cost of approximately $7.4 million, on the Company's Consolidated Statements of Changes in Shareholders' Equity. For accounting purposes, the employment arrangement described above was treated as a contingent, variable plan until the April 29, 2002 contingent vesting date. The Company incurred a total charge of approximately $15.0 million related to the vesting of the shares, recognized ratably over the period from April 29, 2002 through September 30, 2002. The executive received dividends on the share grant from the date of the agreement as and when the Company declared and paid dividends on its Common Stock. For financial statement purposes, such dividends were accounted for in a manner consistent with the Company's normal Common Stock dividends, as a reduction to retained earnings.

        Certain affiliates of SOFI IV and the Company's Chief Executive Officer have agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares, net of tax benefits realized by the Company or its shareholders on account of compensation expense deductions. The reimbursement obligation arose once the restricted share award became fully vested on September 30, 2002. The Company's Chief Executive Officer fulfilled his reimbursement obligation through the delivery of shares of the Company's Common Stock owned by him. In the case of the SOFI IV affiliates, the reimbursement payment must be made through the delivery of approximately $2.4 million in cash or 131,250 shares of Common Stock. As of December 31, 2003, the SOFI IV affiliates have paid approximately $506,000 in cash. The approximately $1.9 million remaining balance of the SOFI IV affiliates' reimbursement obligation is due on or before March 31, 2004. These reimbursement payments are reflected as "Additional paid-in capital" on the Company's Consolidated Balance Sheets, and not as an offset to the charge referenced above.

        On July 28, 2000, the Company granted to its employees profits interests in a wholly-owned subsidiary of the Company called iStar Venture Direct Holdings, LLC. As of December 31, 2003, iStar Venture Direct Holdings, LLC had written off all of its investments. The profits interests have three-year vesting schedules, and are subject to forfeiture in the event of termination of employment for cause or a voluntary resignation. The Company currently estimates that the profits interests have no value.

High Performance Unit Program

        In May 2002, the Company's shareholders approved the iStar Financial High Performance Unit ("HPU") Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. The program entitles the employee participants ("HPU holders") to receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock (share price appreciation plus dividends) exceeds certain performance levels.

        Initially, there were three plans within the program: the 2002 plan, the 2003 plan, and the 2004 plan. Each plan has 5,000 shares of High Performance Common Stock associated with it. Each share of High Performance Common Stock carries 0.25 votes per share.

        For these three plans, the Company's performance is measured over a one-, two-, or three-year valuation period, beginning on January 1, 2002 and ending on December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance Common Stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        If the total rate of return on the Company's Common Stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of the Company's Common Stock equal to the following: 7.50% of the Company's excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of the Company's common equity capitalization during the measurement period, all as divided by the average closing price of a share of the Company's Common Stock for the 20 trading days immediately preceding the applicable valuation date.

        If the total rate of return on the Company's Common Stock does not exceed the threshold performance levels for a particular plan, then the shares of High Performance Common Stock related to that plan will have only nominal value. In this event, each of the 5,000 shares will be entitled to dividends equal to 0.01 times the dividend paid on a share of Common Stock, if and when dividends are declared on the Common Stock.

        Regardless of how much the Company's total rate of return exceeds the threshold performance levels, the dilutive impact to the Company's shareholders resulting from distributions on High Performance Common Stock in each plan is limited to the equivalent of 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock outstanding during the valuation period.

        The employee participants have purchased their interests in High Performance Common Stock through a limited liability company at purchase prices approved by the Company's Board of Directors. The Company's Board has established the prices of the High Performance Common Stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices were set on June 25, 2002 and were approximately $2.8 million, $1.8 million and $1.3 million for the 2002, 2003 and 2004 plans, respectively. No employee is permitted to exchange his or her interest in the LLC for shares of High Performance Common Stock prior to the applicable valuation date.

        The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83%). As a result of this superior performance, the participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments began with the first quarter 2003 dividend. The Company will pay dividends on the 2002 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid. The Company has the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 plan if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005.

        The total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded the fixed performance threshold of 20.00% and the industry index return of 24.66%. The plan was fully funded and was limited to 1.00% of the average monthly number of fully diluted shares of the Company's Common Stock during the valuation period. As a result of the Company's superior performance, the participants in the 2003 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 987,149 shares of the Company's Common Stock, as and when such dividends are paid. Such dividend payments will begin with the first quarter 2004 dividend. The Company will pay dividends on the 2003 plan shares in the same amount per equivalent share and on the same distribution dates that shares of the Company's Common Stock are paid.

        A new 2005 plan has been established with a three-year valuation period ending December 31, 2005. Awards under the 2005 plan were approved on January 14, 2003. The 2005 plan has 5,000 shares of High Performance Common Stock with an aggregate initial purchase price of $573,000. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2005 plan are substantially the same as the prior plans.

        A new 2006 plan has been established with a three-year valuation period ending December 31, 2006. Awards under the 2006 plan were approved on January 23, 2004. The 2006 plan had 5,000 shares of High Performance Common Stock with an aggregate initial puchase price of $714,700. The purchase price of the High Performance Common Stock was established by the Company's Board based upon, among other things, an independent valuation from a major securities firm. The provisions of the 2006 plan are substantially the same as the prior plans.

        The additional equity from the issuance of the High Performance Common Stock is recorded as a separate class of stock and included within shareholders' equity on the Company's Consolidated Balance Sheets. Net income allocable to common shareholders will be reduced by the HPU holders' share of dividends paid and undistributed earnings, if any.

401(k) Plan

        Effective November 4, 1999, the Company implemented a savings and retirement plan (the "401(k) Plan"), which is a voluntary, defined contribution plan. All employees are eligible to participate in the 401(k) Plan following completion of three months of continuous service with the Company. Each participant may contribute on a pretax basis up to the maximum percentage of compensation and dollar amount permissible under Section 402(g) of the Internal Revenue Code not to exceed the limits of Code Sections 401(k), 404 and 415. At the discretion of the Board of Directors, the Company may make matching contributions on the participant's behalf of up to 50.00% of the first 10.00% of the participant's annual compensation. The Company made gross contributions of approximately $424,000, $356,000, and $320,000 to the 401(k) Plan for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 11—Earnings Per Share

        The following table presents a reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the years ended December 31, 2003, 2002 and 2001, respectively (in thousands, except per share data):

	2003	2002	2001
Numerator:
Net income from continuing operations	$272,936	$199,065	$213,609
Preferred dividend requirements	(36,908)	(36,908)	(36,908)

Net income allocable to common shareholders and HPU holders before income from discontinued operations and gain from discontinued operations(1)	236,028	162,157	176,701
Income from discontinued operations	14,054	15,488	15,158
Gain from discontinued operations	5,167	717	1,145

Net income allocable to common shareholders and HPU holders(1)	$255,249	$178,362	$193,004

Denominator:
Weighted average common shares outstanding for basic earnings per common share	100,314	89,886	86,349
Add: effect of assumed shares issued under treasury stock method for stock options, restricted shares and warrants	1,897	1,645	1,680
Add: effect of contingent shares	1,667	1,118	205
Add: effect of joint venture shares	223	—	—

Weighted average common shares outstanding for diluted earnings per common share	104,101	92,649	88,234

Basic earnings per common share:
Net income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)	$2.33	$1.80	$2.05
Income from discontinued operations	0.14	0.17	0.18
Gain from discontinued operations	0.05	0.01	0.01

Net income allocable to common shareholders(2)	$2.52	$1.98	$2.24

Diluted earnings per common share:
Net income allocable to common shareholders before income from discontinued operations and gain from discontinued operations(2)(3)	$2.25	$1.75	$2.00
Income from discontinued operations	0.13	0.17	0.18
Gain from discontinued operations	0.05	0.01	0.01

Net income allocable to common shareholders(2)(3)	$2.43	$1.93	$2.19

Explanatory Notes:

(1)
HPU holders are Company employees who purchased high performance common stock units under the Company's High Performance Unit Program.

(2)
For the 12 months ended December 31, 2003, net income used to calculate earnings per basic and diluted common share excludes $2,066 and $1,994 of net income allocable to HPU holders, respectively.

(3)
For the year ended December 31, 2003, net income used to calculate earnings per diluted common share includes joint venture income of $167.

        There were approximately 5,000, 167,000 and 261,000 stock options, 0, 6.1 million and 6.1 million warrants and 0, 371,000 and 373,000 joint venture shares that were antidilutive for the 12 months ended December 31, 2003, 2002 and 2001, respectively.

Note 12—Comprehensive Income

        In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income" effective for fiscal years beginning after December 15, 1997. The statement changes the reporting of certain items currently reported as changes in the shareholders' equity section of the balance sheet and establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The Company has adopted this standard effective January 1, 1998. Total comprehensive income was $295.5, $228.1 million and $214.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. The primary components of comprehensive income other than net income consist of amounts attributable to the adoption and continued application of SFAS No. 133, to the Company's cash flow and fair value hedges and changes in the fair value of the Company's available-for-sale investments.

        For the years ended December 31, 2003, 2002 and 2001, the change in fair market value of the Company's unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges was an increase of $3.3 million, an increase of $12.8 million and a decrease of $15.1 million, respectively, and was recorded as an adjustment to other comprehensive income. The reconciliation to other comprehensive income is as follows (in thousands):

	For the Years Ended December 31,
	2003	2002	2001
Net income	$292,157	$215,270	$229,912
Other comprehensive income:
Reclassification of gains on securities into earnings upon realization	(12,031)	—	—
Unrealized gains on available-for-sale investments	8,103	7,601	5,709
Cumulative effect of change in accounting principle (SFAS No. 133) on other comprehensive income	—	—	(9,445)
Unrealized gains (losses) on cash flow and fair value hedges	7,237	5,190	(11,336)

Comprehensive income	$295,466	$228,061	$214,840

        Unrealized gains (losses) on available-for-sale investments and cash flow and fair value hedges are recorded as adjustments to shareholders' equity through "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets and are not included in adjusted earnings or net income unless realized.

        As of December 31, 2003 and 2002, accumulated other comprehensive income reflected in the Company's shareholders' equity is comprised of the following (in thousands):

	As of December 31,
	2003	2002
Unrealized gains on available-for-sale investments	$9,362	$13,290
Unrealized losses on cash flow and fair value hedges	(8,354)	(15,591)

Accumulated other comprehensive income (losses)	$1,008	$(2,301)

        Over time, the unrealized gains and losses held in other comprehensive income will be reclassified to earnings in the same period(s) in which the hedged items are recognized in earnings. The current balance held in other comprehensive income is expected to be reclassified to earnings over the lives of the current hedging instruments, or for the realized losses on forecasted debt transactions, over the related term of the debt obligation, as applicable. The Company expects that $6.6 million will be reclassified into earnings as an increase in interest expense over the next 12 months.

Note 13—Dividends

        For the year ended December 31, 2003, total dividends declared by the Company aggregated $267.8 million, or $2.65 per share on Common Stock consisting of quarterly dividends of $0.6625 per share which were declared on April 1, 2003, July 1, 2003, October 1, 2003 and December 1, 2003. The Company also declared dividends aggregating $14.3 million, $4.7 million, $3.0 million, $8.0 million, $4.9 million, $1.7 million and $170,000, respectively, on its Series A, B, C, D, E, F and G preferred stock, respectively, for the year ended December 31, 2003. There are no divided arrearages on any of the preferred shares currently outstanding.

        The Series A preferred stock has a liquidation preference of $50.00 per share and carries an initial dividend yield of 9.50% per annum. The dividend rate on the preferred shares will increase to 9.75% on December 15, 2005, to 10.00% on December 15, 2006 and to 10.25% on December 15, 2007 and thereafter. Dividends on the Series A preferred shares are payable quarterly in arrears and are cumulative. As of December 31, 2003, all Series A preferred shares have been exchanged for either Series E preferred stock or Series G preferred stock and therefore the Company will no longer pay dividends on the Series A preferred stock.

        Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.375% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.34 per share. Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day. Any dividend payable on the Series B preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as of the close of business on the first day of the calendar month in which the applicable dividend payment date falls or on another date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than ten days prior to the dividend payment date.

        Holders of shares of the Series C preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.20% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.30 per share. The remaining terms relating to dividends of the Series C preferred stock are substantially identical to the terms of the Series B preferred stock described above.

        Holders of shares of the Series D preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.00% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $2.00 per share. The remaining terms relating to dividends of the Series D preferred stock are substantially identical to the terms of the Series B preferred stock described above.

        Holders of shares of the Series E preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.97 per share. The remaining terms relating to dividends of the Series E preferred stock are substantially identical to the terms of the Series B preferred stock described above.

        Holders of shares of the Series F preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.80% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.95 per share. The remaining terms relating to dividends of the Series F preferred stock are substantially identical to the terms of the Series B preferred stock described above.

        Holders of shares of the Series G preferred stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.65% per annum of the $25.00 liquidation preference, equivalent to a fixed annual rate of $1.91 per share. The remaining terms relating to dividends of the Series G preferred stock are substantially identical to the terms of the Series B preferred stock described above.

        The 2002 and 2003 High Performance Unit Program reached their valuation dates on December 31, 2002 and 2003, respectively. Based on the Company's 2002 and 2003 total rate of return, the participants are entitled to receive cash dividends on 819,254 shares and 987,149 shares, respectively, of the Company's Common Stock. The Company will pay dividends on these units in the same amount per equivalent share and on the same distribution dates as shares of the Company's Common Stock. Such dividend payments for the 2002 plan began with the first quarter 2003 dividend and such dividends for the 2003 plan will begin with the first quarter 2004 dividend. All dividends to HPU holders will reduce net income allocable to common shareholders when paid. Additionally, net income allocable to common shareholders will be reduced by the HPU holders' share of undistributed earnings, if any.

        The exact amount of future quarterly dividends to common shareholders will be determined by the Board of Directors based on the Company's actual and expected operations for the fiscal year and the Company's overall liquidity position.

Note 14—Fair Values of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107"), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below. The provisions of SFAS No. 107 do not require the disclosure of the fair value of non-financial instruments, including intangible assets or the Company's CTL assets.

        In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the Company as an operating business.

        Short-term financial instruments—The carrying values of short-term financial instruments including cash and cash equivalents and short-term investments approximate the fair values of these instruments. These financial instruments generally expose the Company to limited credit risk and have no stated maturities, or have an average maturity of less than 90 days and carry interest rates which approximate market.

        Loans and other lending investments—For the Company's interests in loans and other lending investments, the fair values were estimated by discounting the future contractual cash flows (excluding participation interests in the sale or refinancing proceeds of the underlying collateral) using estimated current market rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

        Marketable securities—Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

        Other financial instruments—The carrying value of other financial instruments including, restricted cash, accrued interest receivable, accounts payable, accrued expenses and other liabilities approximate the fair values of the instruments.

        Debt obligations—A portion of the Company's existing debt obligations bear interest at fixed margins over LIBOR. Such margins may be higher or lower than those at which the Company could currently replace the related financing arrangements. Other obligations of the Company bear interest at fixed rates, which may differ from prevailing market interest rates. As a result, the fair values of the Company's debt obligations were estimated by discounting current debt balances from December 31, 2003 and 2002 to maturity using estimated current market rates at which the Company could enter into similar financing arrangements.

        Interest rate protection agreements—The fair value of interest rate protection agreements such as interest rate caps, floors, collars and swaps used for hedging purposes (see Note 9) is the estimated amount the Company would receive or pay to terminate these agreements at the reporting date, taking into account current interest rates and current creditworthiness of the respective counterparties.

        The book and fair values of financial instruments as of December 31, 2003 and 2002 were (in thousands):

	2003		2002
	Book Value	Fair Value	Book Value	Fair Value
Financial assets:
Loans and other lending investments	$3,736,110	$3,978,715	$3,079,592	$3,301,452
Marketable securities	20,265	20,265	35	35
Provision for loan losses	(33,436)	(33,436)	(29,250)	(29,250)
Financial liabilities:
Debt obligations	4,113,732	4,253,279	3,461,590	$3,500,927
Interest rate protection agreements	6,506	6,506	3,145	3,145

Note 15—Segment Reporting

        Statement of Financial Accounting Standard No. 131 ("SFAS No. 131") establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected financial information about operating segments in interim financial reports issued to shareholders.

        The Company has two reportable segments: Real Estate Lending and Corporate Tenant Leasing. The Company does not have any foreign operations. The accounting policies of the segments are the same as those described in Note 3. The Company has no single customer that accounts for more than 3.51% of revenues (see Note 9 for other information regarding concentrations of credit risk).

        The Company evaluates performance based on the following financial measures for each segment:

	Real Estate Lending	Corporate Tenant Leasing	Corporate/ Other(1)	Company Total
	(In thousands)
2003:
Total revenues(2):	$338,946	$250,164	$(137)	$588,973
Equity in (loss) earnings from joint ventures and unconcolidated subsidiaries:	—	(2,019)	(2,265)	(4,284)
Total operating and interest expense(3):	90,648	122,130	98,726	311,504
Net operating income(4):	248,298	126,015	(101,128)	273,185
Total long-lived assets(5):	3,702,674	2,535,885	N/A	6,238,559
Total assets:	3,810,679	2,729,716	120,195	6,660,590
2002:
Total revenues(2):	$279,159	$229,842	$(324)	$508,677
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries:	—	5,081	(3,859)	1,222
Total operating and interest expense(3):	94,273	100,466	115,933	310,672
Net operating income(4):	184,886	134,457	(120,116)	199,227
Total long-lived assets(5):	3,050,342	2,291,805	N/A	5,342,147
Total assets:	3,126,219	2,442,087	43,391	5,611,697
2001:
Total revenues(2):	$282,802	$173,837	$(371)	$456,268
Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries:	—	9,617	(2,256)	7,361
Total operating and interest expense(3):	109,569	72,488	67,463	249,520
Net operating income(4):	173,233	110,966	(70,090)	214,109
Total long-lived assets(5):	2,377,763	1,781,565	N/A	4,159,328
Total assets:	2,448,493	1,889,879	42,268	4,380,640

Explanatory Notes:

(1)
Corporate and Other represents all corporate level items, including general and administrative expenses and any intercompany eliminations necessary to reconcile to the consolidated Company totals. This caption also includes the Company's servicing business, which is not considered a material separate segment.

(2)
Total revenues represents all revenues earned during the period from the assets in each segment. Revenue from the Real Estate Lending business primarily represents interest income and revenue from the Corporate Tenant Leasing business primarily represents operating lease income.

(3)
Total operating and interest expense represents provision for loan losses, loss on early extinguishment of debt for the Real Estate Lending business and operating costs on CTL assets for the Corporate Tenant Leasing business, as well as interest expense specifically related to each segment. Interest expense on unsecured notes, general and administrative expense and general and administrative-stock-based compensation is included in Corporate and Other for all periods. Depreciation and amortization of $52.3 million, $44.1 million and $32.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, are included in the amounts presented above.

(4)
Net operating income represents net income before minority interest, cumulative effect of change in accounting principle, income from discontinued operations and gain from discontinued operations.

(5)
Total long-lived assets is comprised of Loans and Other Lending Investments, net and Corporate Tenant Lease Assets, net, for each respective segment.

Note 16—Quarterly Financial Information (Unaudited)

      The following table sets forth the selected quarterly financial data for the Company (in thousands, except per share amounts).

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
2003:
Revenue	$159,851	$147,633	$143,807	$137,682
Net income	79,580	74,878	69,746	67,953
Net income allocable to common shares	68,835	66,082	60,025	58,241
Net income per common share-basic	$0.67	$0.66	$0.60	$0.59
Weighted average common shares outstanding-basic	102,603	100,687	99,445	98,472
2002:
Revenue	$135,991	$130,151	$127,212	$115,323
Net income	62,976	52,670	42,513	57,111
Net income allocable to common shares	53,749	43,443	33,286	47,884
Net income per common share-basic	$0.57	$0.49	$0.38	$0.55
Weighted average common shares outstanding-basic	93,671	89,431	88,656	87,724

Note 17—Subsequent Events

        Financing Transactions—On January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

        Hedging Transactions—On March 11, 2004, the Company entered into $635.0 million of pay-fixed interest rate swaps at a weighted average fixed rate of 1.14% and maturing September 2004.

        On January 23, 2004, in connection with the Company's fixed-rate corporate bonds, the Company entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. The Company pays six-month LIBOR and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes attributable to changes in LIBOR.

        In addition, on January 15, 2004, the Company entered into three forward starting swaps all with 10-year terms and rates of 4.484%, 4.502% and 4.500% and notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These three swaps were settled in connection with the Company's issuance of $250.0 million of 10-year Senior Notes in March 2004 (see discussion below).

        Capital Market Transactions—On March 12, 2004, the Company issued $175.0 million of Senior Floating Rate Notes due 2007. The Notes will bear interest at three-month LIBOR + 1.25%. The Company used the net proceeds to repay secured indebtedness.

        On March 2, 2004, the Company issued $250.0 million of 5.70% Senior Notes due 2014. The Notes were sold at 99.66% of their principal amount to yield 5.75%. The Notes are unsecured senior obligations of the Company. The Company used the proceeds for general corporate purposes, including to repay secured indebtedness and to fund investment activity.

        On February 25, 2004, the Company completed an underwritten public offering of 5.0 million shares of its 7.50% Series I Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and a redemption date beginning March 1, 2009. The Company will use the net proceeds from the offering of $121.0 million to redeem approximately $110.0 million aggregate principal amount of its outstanding 8.75% Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

        On January 23, 2004, the Company issued $350.0 million of 4.875% Senior Notes due in 2009. The Notes were sold at 99.89% of their principal amount to yield 4.90%. The Notes are unsecured senior obligations of the Company. The Company used the proceeds to repay outstanding secured borrowings.

        On January 22, 2004, the Company completed a private placement of 3.3 million shares of its Series H Variable Rate Cumulative Redeemable Preferred Stock, having a liquidation preference of $25.00 per share and redeemable at par at any time from the purchase date through the first four months. The dividends on the Series H Preferred Stock will accrue at 7.65%, 8.15%, 8.65%, 9.15% and 9.65% for month one, two, three, four, five and thereafter, respectively. The Company specifically used the proceeds from this offering to redeem the Series B and C Cumulative Redeemable Preferred Stock on February 23, 2004. On January 27, 2004, the Company redeemed all Series H Preferred Stock using excess liquidity from its secured credit facilities.

        New CEO Employment Agreement—The March 2001 employment agreement with the Company's Chief Executive Officer expires on March 30, 2004. Subsequent to December 31, 2003, the Company entered into a new employment agreement with its Chief Executive Officer which will take effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award will be fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period.

        In addition, the Chief Executive Officer will purchase an 80.00% interest in the Company's 2006 high performance unit program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer will be based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

Note 18—Other Events

        The Company is revising its historical financial statements in connection with its application of SFAS No. 144 to certain transactions that occurred in 2004. During 2004, the Company sold certain properties and classified others as held for sale. In compliance with SFAS No. 144, the Company has reclassified the reported revenues and expenses from these properties as income from discontinued operations in its financial statements for each of the periods presented herein even though those financial statements relate to a period prior to the transactions giving rise to the reclassification. In addition to the financial statements themselves, certain disclosures contained in Note 5, Note 11, Note 15 and Note 16 have been modified to reflect the effects of these reclassifications.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        The Company is in the business of providing custom-tailored financing solutions to private and corporate owners of real estate nationwide. Depending upon market conditions and the Company's views about the United States economy generally and the real estate markets specifically, the Company will adjust its investment focus from time to time and emphasize certain products, industries and geographic markets over others.

        The Company began its business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of customers in its markets. In March 1998, the private investment funds contributed their approximately $1.1 billion of assets to the Company's predecessor in exchange for a controlling interest in that public company. In November 1999, the Company acquired its leasing subsidiary, TriNet Corporate Realty Trust, Inc. ("TriNet" or the "Leasing Subsidiary"), which was then the largest publicly-traded company specializing in corporate sale/leaseback for office and industrial facilities (the "TriNet Acquisition"). Concurrent with the TriNet Acquisition, the Company also acquired its former external advisor in exchange for shares of its Common Stock and converted its organizational form to a Maryland corporation. The Company's Common Stock began trading on the New York Stock Exchange under the symbol "SFI" in November 1999.

        The Company has experienced significant growth since its first quarter as a public company in 1998. Transaction volume for the fiscal year ended December 31, 2003 was $2.2 billion, compared to $1.7 billion in 2002 and $1.1 billion in 2001. The Company completed 60 financing commitments in 2003, compared to 41 in 2002 and 35 in 2001. Repeat customer business has become a key source of transaction volume for the Company, accounting for approximately 55.00% of the Company's cumulative volume through the end of 2003. Based upon feedback from its customers, the Company believes that greater recognition of the Company and its reputation for completing highly structured transactions in an efficient manner have also contributed to increases in its transaction volume. The benefits of higher investment volumes were mitigated to an extent by the extremely low interest rate environment in 2002 and 2003. Low interest rates benefit the Company in that its borrowing costs decrease, but similarly, earnings on its variable-rate lending investments also decrease.

        During the difficult economic and real estate market conditions of 2002 and 2003, the Company focused its investment activity on lower risk investments such as first mortgages and corporate tenant lease transactions that met its risk adjusted return standards. The Company has experienced minimal losses on its lending investments. In 2003, the Company also focused on re-leasing space at its corporate tenant lease facilities under longer term leases in an effort to reduce the impact of lease expirations on the Company's earnings.

        The Company has continued to broaden its sources of capital and was particularly active in the capital markets in 2003. The Company's strong performance and the low interest rate environment enabled the Company to issue equity and debt securities in 2003 (and in early 2004) on attractive pricing terms. The Company used the proceeds from the issuances to repay secured indebtedness and to refinance higher cost capital. The Company made significant progress in 2003 in migrating its debt obligations from secured debt towards unsecured debt. While the Company considers it prudent to have a broad array of sources of capital, including secured financing arrangements, the Company will continue to seek to reduce its use of secured debt and increase its use of unsecured debt.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Interest income—Interest income increased by $48.8 million to $304.4 million for the 12 months ended December 31, 2003 from $255.6 million for the same period in 2002. This increase was primarily due to $102.3 million of interest income on new originations or additional fundings, offset by a $51.2 million decrease from the repayment of loans and other lending investments. This increase was partially offset by a decrease in interest income on the Company's variable-rate lending investments as a result of lower average one-month LIBOR rates of 1.21% in 2003, compared to 1.77% in 2002.

        Operating lease income—Operating lease income increased by $22.8 million to $247.9 million for the 12 months ended December 31, 2003 from $225.1 million for the same period in 2002. Of this increase, $33.8 million was attributable to new CTL investments. This increase was partially offset by $7.0 million of lower operating lease income due to vacancies on certain CTL assets.

        Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, financial advisory and asset management fees, lease termination fees, mortgage servicing fees, loan participation payments and dividends on certain investments. During the 12 months ended December 31, 2003, other income included realized gains on sale of lending investments of $16.3 million, income from loan repayments and prepayment penalties of $17.3 million, asset management, mortgage servicing and other fees of approximately $2.6 million and other miscellaneous income such as dividend payments of $489,000.

        During the 12 months ended December 31, 2002, other income included prepayment penalties and realized gains on loan repayments of $12.6 million, asset management, mortgage servicing, and other fees of approximately $9.0 million, lease termination fees of $2.9 million, loan participation payments of $3.3 million and other miscellaneous income such as dividend payments and insurance claims of $994,000.

        Interest expense—For the 12 months ended December 31, 2003, interest expense increased by $7.4 million to $192.3 million from $184.9 million for the same period in 2002. This increase was primarily due to higher average borrowings on the Company's debt obligations, term loans and secured notes. This increase was partially offset by lower average one-month LIBOR rates, which averaged 1.21% in 2003 compared to 1.77% in 2002 on the unhedged portion of the Company's variable-rate debt and by a $4.5 million decrease in amortization of deferred financing costs on the Company's debt obligations in 2003 compared to the same period in 2002.

        Operating costs—corporate tenant lease assets—For the 12 months ended December 31, 2003, operating costs increased by approximately $4.8 million from $12.8 million to $17.6 million for the same period in 2002. This increase is primarily related to new CTL investments and higher unrecoverable operating costs due to vacancies on certain CTL assets.

        Depreciation and amortization—Depreciation and amortization increased by $8.2 million to $52.3 million for the 12 months ended December 31, 2003 from $44.1 million for the same period in 2002. This increase is primarily due to depreciation on new CTL investments.

        General and administrative—For the 12 months ended December 31, 2003, general and administrative expenses increased by $7.8 million to $38.2 million, compared to $30.4 million for the same period in 2002. This increase is primarily due to the consolidation of iStar Operating and the result of compensation expense recognized for dividends paid on the Chief Executive Officer's contingently vested phantom shares (see Note 10 to the Company's Consolidated Financial Statements).

        General and administrative—stock-based compensation—General and administrative-stock-based compensation decreased by $14.4 million for the 12 months ended December 31, 2003 compared to the same period in 2002. In 2002, the Company recognized a charge of approximately $15.0 million related to the performance-based vesting of 500,000 restricted shares granted under the Company's long-term incentive plan in 2002 (see Note 10 to the Company's Consolidated Financial Statements).

        Provision for loan losses—The Company's charge for provision for loan losses decreased to $7.5 million for the 12 months ended December 31, 2003 compared to $8.3 million in the same period in 2002. As more fully discussed in Note 4 to the Company's Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

        Loss on early extinguishment of debt—During the 12 months ended December 31, 2003, the Company had no losses on early extinguishment of debt.

        During the 12 months ended December 31, 2002, the Company had $12.2 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing fess related to the repayment of the STARs, Series 2000-1 bonds. This loss of $12.2 million represented approximately $8.2 million in unamortized deferred financing costs and approximately $4.0 million in prepayment penalties. In accordance with SFAS No. 145 these costs were reclassified from "Extraordinary loss on early extinguishment of debt" into continuing operations for comparative purposes for financial statements for periods after January 1, 2003.

        Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries—For the 12 months ended December 31, 2003, equity in (loss) earnings from joint ventures and unconsolidated subsidiaries decreased by $5.5 million to $(4.3) million from $1.2 million for the same period in 2002. This decrease is primarily due to certain lease terminations in one of the Company's CTL joint venture investments. (see Note 6 to the Company's Consolidated Financial Statements).

        Income from discontinued operations—For the 12 months ended December 31, 2003 and 2002, operating income earned by the Company on CTL assets sold through September 30, 2004 (prior to their sale) and assets held for sale as of September 30, 2004, of approximately $14.1 million and $15.5 million, respectively, is classified as "discontinued operations."

        Gain from discontinued operations—During 2003, the Company disposed of nine CTL assets for net proceeds of $47.6 million, and recognized a gain of approximately $5.2 million.

        During 2002, the Company disposed of one CTL asset for net proceeds of $3.7 million, and recognized a gain of approximately $595,000. In addition, one of the Company's customers exercised an option to terminate its lease on 50.00% of the land leased from the Company. In connection with this termination, the Company realized $17.5 million in cash lease termination payments, offset by a $17.4 million impairment change in connection with the termination, resulting in a net gain of approximately $123,000.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Interest income—Interest income increased by $1.5 million to $255.6 million for the 12 months ended December 31, 2002 from $254.1 million for the same period in 2001. This increase was primarily due to $72.5 million of interest income on new originations or additional fundings, offset by a $50.5 million decrease from the repayment of loans and other lending investments. This increase was partially offset by a decrease in interest income on the Company's variable-rate lending investments as the result of lower average one-month LIBOR rates of 1.77% in 2002, compared to 3.88% in 2001.

        Operating lease income—Operating lease income increased by $54.0 million to $225.1 million for the 12 months ended December 31, 2002 from $171.1 million for the same period in 2001. Of this increase, $57.7 million was attributable to new CTL investments. This increase was partially offset by CTL dispositions and lower operating lease income due to vacancies on certain CTL assets.

        Other income—Other income generally consists of prepayment penalties and realized gains from the early repayment of loans and other lending investments, financial advisory and asset management fees, lease termination fees, mortgage servicing fees, loan participation payments and dividends on certain investments. During the 12 months ended December 31, 2002, other income included prepayment penalties and realized gains on loan repayments of $12.6 million, asset management, mortgage servicing and other fees of approximately $9.0 million, lease termination fees of $2.9 million, loan participation payments of $3.3 million, and other miscellaneous income such as dividend payments and insurance claims of $994,000.

        During the 12 months ended December 30, 2001, other income included loan participation payments of $13.1 million, prepayment penalties and gains on loan repayments of $13.0 million and financial advisory, lease termination, asset management and mortgage servicing fees of $5.3 million.

        Interest expense—For the 12 months ended December 31, 2002, interest expense increased by $15.3 million to $184.9 million from $169.6 million for the same period in 2001. This increase was primarily due to the higher average borrowings on the Company's debt obligations, term loans and secured notes, and by approximately $2.7 million due to additional amortization of deferred financing costs on the Company's debt obligations in 2002 compared to the same period in 2001. This increase was partially offset by lower average one-month LIBOR rates on the Company's variable-rate debt of 1.77% in 2002, compared to 3.88% in 2001.

        Operating costs—corporate tenant lease assets—For the 12 months ended December 31, 2002, operating costs increased by approximately $1.4 million from $11.4 million to $12.8 million for the same period in 2001. This increase is primarily related to new CTL investments and higher operating costs on certain CTL assets, partially offset by CTL dispositions.

        Depreciation and amortization—Depreciation and amortization increased by $11.9 million to $44.1 million for the 12 months ended December 31, 2002 from $32.2 million for the same period in 2001. This increase is primarily due to new CTL investments.

        General and administrative—For the 12 months ended December 31, 2002, general and administrative expenses increased by $6.2 million to $30.4 million, compared to $24.2 million for the same period in 2001. This increase is primarily the result of an increase in personnel and related costs.

        General and administrative—stock-based compensation—General and administrative-stock-based compensation increased by $14.4 million primarily due to a charge related to the performance-based vesting of 500,000 restricted shares granted under the Company's long-term incentive plan and tied to overall shareholder performance (see Note 10 to the Company's Consolidated Financial Statements).

        Provision for loan losses—The Company's charge for provision for loan losses increased to $8.3 million for the 12 months ended December 31, 2002 compared to $7.0 million for the same period in 2001. As more fully discussed in Note 4 to the Company's Consolidated Financial Statements, the Company has experienced minimal actual losses on its loan investments to date. The Company considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Accordingly, since its first full quarter operating its current business as a public company (the quarter ended June 30, 1998), management has reflected quarterly provisions for loan losses in its operating results.

        Loss on early extinguishment of debt—During the 12 months ended December 31, 2002, the Company had $12.2 million of losses on early extinguishment of debt associated with the prepayment penalties and amortization of deferred financing fess related to the repayment of the STARs, Series 2000-1 bonds. This loss of $12.2 million, represented approximately $8.2 million in unamortized deferred financing costs and approximately $4.0 million in prepayment penalties. In accordance with SFAS No. 145 these costs were reclassified from "Extraordinary loss on early extinguishment of debt" into continuing operations for comparative purposes for financial statements for periods after January 1, 2003.

        During the 12 months ended December 31, 2001, the Company repaid a secured term loan, which had an original maturity date of December 2004. In addition, the Company prepaid an unsecured revolving credit facility, which had an original maturity date of May 2002. In connection with these prepayments, the Company expensed the remaining unamortized deferred financing costs and incurred certain prepayment penalties, which resulted in a loss of approximately $1.6 million. In accordance with SFAS No. 145 these costs were reclassified from "Extraordinary loss on early extinguishment of debt" into continuing operations for comparative purposes for financial statements for periods after January 1, 2003.

        Equity in (loss) earnings from joint ventures and unconsolidated subsidiaries—During the 12 months ended December 31, 2002, equity in (loss) earnings from joint ventures and unconsolidated subsidiaries decreased by approximately $6.2 million to $1.2 million from $7.4 million for the same period in 2001. This decrease is primarily due to the consolidation of one of the Company's CTL joint venture investments (see Note 6 to the Company's Consolidated Financial Statements).

        Income from discontinued operations—For the 12 months ended December 31, 2002 and 2001, operating income earned by the Company on CTL assets sold through September 30, 2004 (prior to their sale) and assets held for sale as of September 30, 2004, of approximately $15.5 million and $15.2 million, respectively, is classified as "discontinued operations."

        Gain from discontinued operations—During 2002, the Company disposed of one CTL asset for net proceeds of $3.7 million, and recognized a gain of approximately $595,000. In addition, one of the Company's customers exercised an option to terminate its lease on 50.00% of the land leased from the Company. In connection with this termination, the Company realized $17.5 million in cash lease termination payments, offset by a $17.4 million impairment change in connection with the termination, resulting in a net gain of approximately $123,000.

        During 2001, the Company disposed of four CTL assets for net proceeds of $26.3 million, and recognized net gains of $1.1 million.

Adjusted Earnings

        Adjusted earnings represents net income allocable to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for unconsolidated partnerships and joint ventures reflect the Company's share of adjusted earnings calculated on the same basis.

        The Company believes that adjusted earnings is a helpful measure to consider, in addition to net income, because this measure helps the Company to evaluate how its commercial real estate finance business is performing compared to other commercial finance companies, without the effects of certain GAAP adjustments that are not necessarily indicative of current operating performance. The most significant GAAP adjustments that the Company excludes in determining adjusted earnings are depreciation and amortization. As a commercial finance company that focuses on real estate lending and corporate tenant leasing, the Company records significant depreciation on its real estate assets and amortization of deferred financing costs associated with its borrowings. These items do not affect the Company's daily operations, but they do impact financial results under GAAP. By measuring its performance using adjusted earnings and net income, the Company is able to evaluate how its business is performing both before and after giving effect to recurring GAAP adjustments such as depreciation and amortization and, in the case of adjusted earnings, after including earnings from its joint venture interests on the same basis and excluding gains or losses from the sale of assets that will no longer be part of its continuing operations.

        Adjusted earnings is not an alternative or substitute for net income in accordance with GAAP as a measure of the Company's performance. Rather, the Company believes that adjusted earnings is an additional measure that helps analyze how its business is performing. This measure is also used to track compliance with covenants in the Company's borrowing arrangements because several of its material borrowing arrangements have covenants based upon this measure. Adjusted earnings should not be viewed as an alternative measure of either the Company's liquidity or funds available for its cash needs or for distribution to its shareholders. In addition, the Company may not calculate adjusted earnings in the same manner as other companies that use a similarly titled measure.

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands) (Unaudited)
Adjusted earnings:
Net income allocable to common shareholders and HPU holders	$255,249	$178,362	$193,004	$180,678	$15,043
Add: Joint venture income	593	991	965	937	1,603
Add: Depreciation	55,905	48,041	35,642	34,514	11,016
Add: Joint venture depreciation and amortization	7,417	4,433	4,044	3,662	365
Add: Amortization of deferred financing costs	27,180	31,676	21,303	13,528	6,121
Less: Gains from discontinued operations	(5,167)	(717)	(1,145)	(2,948)	—
Add: Cumulative effect of change in accounting principle(1)	—	—	282	—	—
Less: Net income allocable to class B shares(2)	—	—	—	—	(826)
Add: Cost incurred in acquiring former external advisor	—	—	—	—	94,476

Adjusted diluted earnings allocable to common shareholders and HPU holders(3)(4)(5)	$341,177	$262,786	$254,095	$230,371	$127,798

Weighted average diluted common shares outstanding(6)	104,248	93,020	88,606	86,523	61,750

Explanatory Notes:

(1)
Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

(2)
Prior to November 1999, adjusted earnings per common share excludes 1.00% of net income allocable to the Company's former class B shares. The former class B shares were exchanged for Common Stock in connection with the acquisition of TriNet and other related transactions on November 4, 1999. As a result, the Company now has a single class of Common Stock outstanding.

(3)
For the year ended December 31, 2003, adjusted diluted earnings allocable to common shareholders and HPU holders includes $2,659 of adjusted earnings allocable to HPU holders.

(4)
For years ended December 31, 2002, 2001, and 2000, adjusted diluted earnings allocable to common shareholders includes $3,950, $1,037 and $317 of cash paid for prepayment penalties associated with early extinguishment of debt.

(5)
Includes a $15.0 million charge related to performance-based vesting of restricted shares granted under the Company's long-term incentive plan for the 12 months ended December 31, 2002.

(6)
In addition to the GAAP defined weighted average diluted shares outstanding these balances include an additional 147,000 shares, 371,000 shares, 372,000 shares, 372,000 shares and 1.4 million shares for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, relating to the additional dilution of joint venture shares.

Risk Management

        First Dollar and Last Dollar Exposure—One component of the Company's risk management assessment is an analysis of the Company's first and last dollar loan-to-value percentage with respect to the facilities or companies the Company finances. First dollar loan-to-value represents the weighted average beginning point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances. Last dollar loan-to-value represents the weighted average ending point for the Company's lending exposure in the aggregate capitalization of the underlying facilities or companies it finances.

        Non-Accrual Loans—The Company transfers loans to non-accrual status at such time as: (1) management believes that the potential risk exists that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or ceased efforts toward, curing the cause of an impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. Interest income is recognized only upon actual cash receipt for loans on non-accrual status. As of December 31, 2003, the Company had three assets on non-accrual status with an aggregate carrying value of $40.3 million, or 0.62% of the gross book value of the Company's investments. Management believes there is adequate collateral to support the book values of the assets.

        The first non-accrual loan is a $12.8 million junior participation in a first mortgage loan secured by a hotel facility in New York, New York. This loan bears interest at a fixed rate of 7.91% and matures in June 2006. The borrower remains current on all of its debt service payments to the Company and has continued to invest additional equity to fund on-going capital improvements at the facility. Management believes there is adequate collateral to support the book value of the asset. However, due to poor operating performance, this loan was transferred to non-accrual effective July 1, 2003.

        The second non-accrual loan is a partnership loan with a balance of $349,000 as of December 31, 2003. The loan is presently secured by a partnership interest in a partnership owning facilities in Colorado leased to the U.S. Government. The loan bears interest at LIBOR + 3.50%, with a LIBOR floor of 3.00%. The loan matured on March 29, 2003 and therefore is currently in default. In April 2003 and November 2003, the Company received $1.2 million and $4.2 million of principal repayments, respectively. The borrower remains current on its regular interest obligations to the Company. However, as a result of the maturity default and the uncertainty surrounding the timing of the completion, sale or refinancing of the facilities, the loan remains on non-accrual status.

        The third non-accrual loan is a $27.1 million, 90.00% participating interest in a loan secured by a class A office building located in Pittsburgh, Pennsylvania. The loan was acquired at a premium to its principal balance as a part of the Company's acquisition of Lazard Freres' structured finance portfolio in 1998. Lazard continues to retain a 10.00% interest in the loan. The loan matures in March 2008 and bears interest at 17.50%, 11.00% of which is due currently and 6.50% of which is accrued. In August 2003 the borrower stopped making debt service payments due to insufficient cash flow caused by vacancies at the facility. Management believes the underlying collateral value supports its basis in the outstanding principal balance of the loan. During the third quarter of 2003, management determined that an acquisition premium on the loan with an unamortized balance of $3.3 million was impaired. As a result in the third quarter of 2003, the Company took a $3.3 million impairment charge against its loan loss reserve, bringing the carrying value of the loan to $27.1 million.

        Watch List Assets—The Company conducts a quarterly comprehensive credit review, resulting in an individual risk rating being assigned to each asset. This review is designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis as an "early warning system." As of December 31, 2003, the Company has five loans that are on its credit watch list, including the three non-accrual loans mentioned above.

        One of the watch list loans not on non-accrual is a $35.8 million junior interest in a $103.1 million first mortgage loan secured by a super regional mall in Chicago, Illinois. The whole loan bears interest at 8.88%. Cash flow at the mall has been negatively impacted by the departure of an anchor tenant; however, mall management has been actively negotiating to reconfigure the space for an existing anchor. To provide for the repositioning of the center and ultimate refinancing of the loan, the maturity of the loan was extended for two years to January 1, 2006. The loan is not open for prepayment until January 1, 2005, at which time it may be repaid in full at a 3.00% premium for six months and then may be repaid at par for the six months prior to maturity. The borrower has made significant equity investments in the facility, with over $19.0 million invested in the past three years. The borrower remains current on all of its debt service payments. Management believes the collateral value remains adequate to support the book value of the asset.

        The other watch list loan not on non-accrual is a $27.2 million first mortgage secured by an office facility in Louisville, Kentucky. The whole loan bears interest at LIBOR + 4.50% and matures in April, 2004. On October 14, 2003, the Company acquired the senior trust certificate from a financial institution. The facility is experiencing near-term tenant rollover in a soft local real estate market; however, management believes its last dollar exposure is below replacement cost, and the loan remains current through December 31, 2003. Management believes that there is adequate collateral to support the book value of the asset.

        The table below summarizes the Company's loans and other lending investments that are more than 60-days past due in scheduled payments and details the provision for loan losses associated with the Company's lending investments for the 12 months ended December 31, 2003 and 2002 (in thousands):

	As of December 31,
	2003		2002
	$	%	$	%
Carrying value of loans past due 60 days or more/ As a percentage of loans and other lending investments	$27,480	0.74%	$—	—
Provision for loan losses/ As a percentage of loans and other lending investments	33,436	0.89%	29,250	0.95%
Net charge-offs/ As a percentage of loans and other lending investments	3,314	0.09%	—	—

Liquidity and Capital Resources

        The Company requires significant capital to fund its investment activities and operating expenses. The Company has sufficient access to capital resources to fund its existing business plan, which includes the expansion of its real estate lending and corporate tenant leasing businesses. The Company's capital sources include cash flow from operations, borrowings under lines of credit, additional term borrowings, long-term financing secured by the Company's assets, unsecured financing and the issuance of common, convertible and/or preferred equity securities. Further, the Company may acquire other businesses or assets using its capital stock, cash or a combination thereof.

        The distribution requirements under the REIT provisions of the Code limit the Company's ability to retain earnings and thereby replenish or increase capital committed to its operations. However, the Company believes that its access to significant capital resources and financing will enable the Company to meet current and anticipated capital requirements.

        The Company believes that its existing sources of funds will be adequate for purposes of meeting its short- and long-term liquidity needs. The Company's ability to meet its long-term (i.e., beyond one year) liquidity requirements is subject to obtaining additional debt and equity financing. Any decision by the Company's lenders and investors to provide the Company with financing will depend upon a number of factors, such as the Company's compliance with the terms of its existing credit arrangements, the Company's financial performance, industry or market trends, the general availability of and rates applicable to financing transactions, such lenders' and investors' resources and policies concerning the terms under which they make capital commitments and the relative attractiveness of alternative investment or lending opportunities.

        The following table outlines the contractual obligations related to the Company's long-term debt agreements and operating lease obligations. There are no other long-term liabilities of the Company that would constitute a contractual obligation.

		Principal Payments Due By Period(1)
	Total	Less Than 1 Year	2 - 3 Years	4 - 5 Years	6 - 10 Years	After 10 Years
		(In thousands)
Long-Term Debt Obligations:
Secured revolving credit facilities	$696,591	$—	$386,227	$310,364	$—	$—
Unsecured revolving credit facilities	130,000	130,000	—	—	—	—
Secured term loans	808,128	60,000	273,805	185,852	236,847	51,624
iStar Asset Receivables secured notes(2)	1,311,314	40,010	235,808	—	1,035,496	—
Unsecured notes	1,185,000	—	50,000	535,000	500,000	100,000
Other debt obligations	34,148	34,148	—	—	—	—

Total	4,165,181	264,158	945,840	1,031,216	1,772,343	151,624
Operating Lease Obligations:(3)	16,067	2,879	5,878	4,761	2,549	—

Total	$4,181,248	$267,037	$951,718	$1,035,977	$1,774,892	$151,624

Explanatory Notes:

(1)
Assumes exercise of extensions on the Company's long-term debt obligations to the extent such extensions are at the Company's option.

(2)
Based on expected proceeds from principal payments received on loan assets collateralizing such notes.

(3)
The Company also has a $1.0 million letter of credit outstanding as security for its primary corporate office lease.

        The Company has four LIBOR-based secured revolving credit facilities with an aggregate maximum capacity of $2.4 billion, of which $696.6 million was drawn as of December 31, 2003 (see Note 7 to the Company's Consolidated Financial Statements). Availability under these facilities is based on collateral provided under a borrowing base calculation. At December 31, 2003, the Company also had an unsecured credit facility totaling $300.0 million which bears interest at LIBOR + 2.125% per annum and matures in July 2004. At December 31, 2003, the Company had drawn $130.0 million under this facility.

        Unencumbered Assets/Unsecured Debt—The Company has made and will continue to make progress in migrating its balance sheet towards more unsecured debt, which results in a corresponding reduction of secured debt and an increase in unencumbered assets. The exact timing in which the Company will issue or borrow unsecured debt will be subject to market conditions. The following table shows the ratio of unencumbered assets to unsecured debt at December 31, 2003 and 2002 (in thousands):

	As of December 31,
	2003	2002
Total Unencumbered Assets	$2,167,388	$1,366,909
Total Unsecured Debt(1)	$1,315,000	$625,000
Unencumbered Assets/Unsecured Debt(2)	165%	219%

Explanatory Notes:

(1)
See Note 7 to the Company's Consolidated Financial Statements for a more detailed description of the Company's unsecured debt.

(2)
At December 31, 2003, the Company had assets with an aggregate book value of $346.6 million pledged as collateral to its secured revolving credit facilities for which there were no amounts drawn. If these assets had been released from the credit facilities, unencumbered assets/unsecured debt would have been 191% at December 31, 2003.

        Capital Markets Financings—The Company was an active issuer in the capital markets in 2003 and the beginning of 2004. The continued strength of the Company's stock price and the low interest rate environment provided the Company with the opportunity to issue equity and debt securities on attractive pricing terms. In 2003 and through March 15, 2004, the Company issued $1,285.0 million aggregate principal amount of fixed-rate Senior Notes bearing interest at annual rates ranging from 4.875% to 7.00% and maturing between 2008 and 2014 and $175.0 million aggregate principal amount of floating-rate Senior Notes bearing interest at annual rates of three-month LIBOR+1.25% and maturing in 2007. The Company issued 21.1 million shares of preferred stock in five series with cumulative annual dividend rates ranging from 7.50% to 7.875%. All of the shares of preferred stock have a liquidation preference of $25.00 per share. The Company also issued 5.0 million shares of Common Stock in 2003 at a price to the public of $38.50 per share.

        The Company primarily used the proceeds from the issuances of securities described above to repay secured indebtedness as it migrates its balance sheet towards more unsecured debt and to refinance higher yielding obligations. In 2003 and January 2004, the Company retired all of its 4.0 million shares of 9.50% Series A Cumulative Redeemable Preferred Stock, its 3.3 million shares of Series H Variable Rate Cumulative Redeemable Preferred Stock and the 6.75% Dealer Remarketable Securities of its Leasing Subsidiary. The Company called for redemption all of its 2.0 million shares of 9.375% Series B Cumulative Redeemable Preferred Stock and all of its 1.3 million shares of 9.20% Series C Cumulative Redeemable Preferred Stock.

        On November 14, 2002, the Company completed an underwritten public offering of 8.0 million primary shares of the Company's Common Stock. The Company received approximately $202.9 million from the offering and used these proceeds to repay a portion of its secured debt.

        On August 9, 2001, the Company issued $350.0 million of 8.75% Senior Notes due in 2008. The Notes are unsecured senior obligations of the Company. The Company used the net proceeds to partially repay outstanding borrowings under its secured credit facilities.

        Other Financing Activities—Subsequent to year-end, on January 13, 2004, the Company closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%–1.50% and has a final maturity date of January 2006.

        On November 4, 2003, one of the Company's $500.0 million secured facilities was amended to include subordinate and mezzanine lending investments as collateral at stated interest rates of LIBOR + 2.15%–2.25%.

        On October 31, 2003, the Company's $50.0 million term loan bearing interest at LIBOR + 0.60% matured and was repaid.

        On September 29, 2003, the Company closed a $135.0 million term loan secured by a CTL asset it acquired the same day. The loan has a five-year term and bears interest at LIBOR + 1.75%.

        On July 24, 2003, the Company closed a $48.0 million term loan secured by a corporate lending investment it originated in the third quarter of 2003. The loan has a three-year primary term and two one-year extension options, and bears interest at LIBOR + 2.125%.

        On May 21, 2003, a wholly-owned subsidiary of the Company issued iStar Asset Receivables ("STARs"), Series 2003-1, the Company's proprietary match funding program, consisting of $645.8 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate carrying value of approximately $738.1 million at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, was approximately LIBOR + 0.47% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On May 14, 2003, the Company extended the maturity on its $300.0 million unsecured facility to July 2004.

        On May 8, 2003, the Company extended the maturity on its $60.0 million term loan to June 2004.

        On April 9, 2003, the Company repaid the existing term loan financing a $75.0 million term preferred investment in a publicly-traded real estate company and simultaneously entered into another $50.0 million term loan with a leading financial institution. The new term loan bears interest at LIBOR + 0.60% and has a final maturity date of October 2003 with amortization payments in July 2003 and October 2003.

        On January 27, 2003, the Company extended the maturity on one of its $700.0 million secured facilities to January 2007, which includes a one-year "term-out" at the Company's option.

        On December 11, 2002, the Company closed a $61.5 million term loan financing with a leading financial institution. The proceeds were used to fund a portion of an $82.1 million CTL investment. The non-recourse loan is fixed rate and bears interest at 6.412%, has a maturity date of December 2012 and amortizes over a 30-year schedule.

        On September 30, 2002, the Company closed a $500.0 million secured revolving credit facility with a leading financial institution. The facility has a three-year term and bears interest at LIBOR + 1.50% to 2.25%, depending upon the collateral contributed to the borrowing base. The facility accepts a broad range of structured finance and corporate tenant assets and has a final maturity date of September 2005.

        On July 2, 2002, the Company purchased the remaining interest in the Milpitas joint venture from the former Milpitas external member for $27.9 million. Upon purchase of the interest, the Milpitas joint venture became fully consolidated for accounting purposes and approximately $79.1 million of secured term debt is reflected on the Company's Consolidated Balance Sheets.

        On May 28, 2002, the Company repaid the then remaining $446.2 million of bonds outstanding under its STARs, Series 2000-1 financing. Simultaneously, a wholly-owned subsidiary of the Company issued STARs, Series 2002-1, consisting of $885.1 million of investment-grade bonds secured by the subsidiary's structured finance and CTL assets, which had an aggregate outstanding carrying value of approximately $1.1 billion at inception. Principal payments received on the assets will be utilized to repay the most senior class of the bonds then outstanding. The maturity of the bonds match funds the maturity of the underlying assets financed under the program. The weighted average interest rate on the bonds, on an all-floating rate basis, is approximately LIBOR + 0.56% at inception. For accounting purposes, this transaction was treated as a secured financing: the underlying assets and STARs liabilities remained on the Company's Consolidated Balance Sheets, and no gain on sale was recognized.

        On March 29, 2002, the Company extended the maturity of its $500.0 million secured facility to August 2005, which includes a one-year "term-out" extension at the Company's option.

        On July 27, 2001, the Company completed a $300.0 million unsecured revolving credit facility with a group of leading financial institutions. The facility has an initial maturity of July 2003, with a one-year extension at the Company's option and another one-year extension at the lenders' option. This facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125%. On May 14, 2003, the Company extended the maturity of this facility to July 2004.

        On July 6, 2001, the Company financed a $75.0 million structured finance asset with a $50.0 million term loan bearing interest at LIBOR + 2.50%. The loan has a maturity of July 2006, including a one-year extension at the Company's option. This investment is a $75.0 million term preferred investment in a publicly-traded real estate company. The Company's investment carries an initial current yield of 10.50%, with annual increases of 0.50% in each of the next two years. In addition, the Company's investment is convertible into the customer's common stock at a strike price of $25.00 per share. The investment is callable by the customer between months 13 and 30 of the term at a yield maintenance premium, and after month 30, at a premium sufficient to generate a 14.62% internal rate of return on the Company's investment. The investment is putable by the Company to the customer for cash after five years. On April 9, 2003, the Company repaid this term loan and simultaneously entered into another $50.0 million term loan bearing interest at LIBOR + 0.60% and with a final maturity of October 2003.

        On June 14, 2001, the Company closed $193.0 million of term loan financing secured by 15 CTL assets. The variable-rate loan bears interest at LIBOR + 1.85% (not to exceed 10.00% in aggregate) and has two one-year extensions at the Company's option. The Company used these proceeds to repay a $77.8 million secured term loan maturing in June 2001 and to pay down a portion of its revolving credit facilities. In addition, the Company extended the maturity of its $500.0 million secured revolving credit facility to August 2003. On March 29, 2002, the Company again extended the final maturity of this facility to August 2005, which includes a one-year "term-out" extension at the Company's option.

        On May 15, 2001, the Company repaid its $100.0 million 7.30% unsecured notes. These notes were senior unsecured obligations of the Leasing Subsidiary and ranked equally with the Leasing Subsidiary's other senior unsecured and unsubordinated indebtedness.

        On February 22, 2001, the Company extended the maturity of its $350.0 million unsecured revolving credit facility to May 2002. On July 27, 2001, the Company repaid this facility and replaced it with a new $300.0 million unsecured revolving credit facility.

        On January 11, 2001, the Company closed a $700.0 million secured revolving credit facility which is led by a major commercial bank. The facility has a three-year primary term and one-year "term-out" extension option, and bears interest at LIBOR + 1.40% to 2.15%, depending upon the collateral contributed to the borrowing base. This facility accepts a broad range of structured finance assets and has a final maturity of January 2005. On January 27, 2003, the Company extended the final maturity on this facility to January 2007.

        Hedging Activities—The Company has variable-rate lending assets and variable-rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, the Company earns more on its variable-rate lending assets and pays more on its variable-rate debt obligations and, conversely, as interest rates decrease, the Company earns less on its variable-rate lending assets and pays less on its variable-rate debt obligations. When the amount of the Company's variable-rate debt obligations exceeds the amount of its variable-rate lending assets, the Company utilizes derivative instruments to limit the impact of changing interest rates on its net income. The Company does not use derivative instruments to hedge assets or for speculative purposes. The derivative instruments the Company uses are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable-rate debt obligations to fixed-rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable-rate debt obligations.

        In addition, when appropriate the Company enters into interest rate swaps that convert fixed-rate debt to variable rate in order to mitigate the risk of changes in fair value of the fixed-rate debt obligations.

        The primary risks from the Company's use of derivative instruments is the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that the Company may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by the Company. As a matter of policy, the Company enters into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "A" by Standard & Poor's ("S&P") and "A2" by Moody's Investors Service ("Moody's"). The Company's hedging strategy is approved and monitored by the Company's Audit Committee on behalf of its Board of Directors and may be changed by the Board of Directors without stockholder approval.

        The Company has entered into the following cash flow and fair value hedges that are outstanding as of December 31, 2003. The net value (liability) associated with these hedges is reflected on the Company's Consolidated Balance Sheets (in thousands).

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date		Maturity Date	Estimated Value at December 31, 2003
Pay-Fixed Swap	$125,000	2.885%	1/23/03		6/25/06	$(1,632)
Pay-Fixed Swap	125,000	2.838%	2/11/03		6/25/06	(1,486)
Pay-Fixed Swap	75,000	5.580%	11/4/99	(1)	12/1/04	(3,227)
Pay-Floating Swap	200,000	4.381%	12/17/03		12/15/10	(1,472)
Pay-Floating Swap	100,000	4.345%	12/17/03		12/15/10	(958)
Pay-Floating Swap	100,000	3.878%	11/27/02		8/15/08	2,681
Pay-Floating Swap	50,000	3.810%	11/27/02		8/15/08	1,183
Pay-Floating Swap	50,000	4.290%	12/17/03		12/15/10	(649)
LIBOR Cap	345,000	8.000%	5/22/02		5/28/14	11,648
LIBOR Cap	135,000	6.000%	9/29/03		10/15/06	418
LIBOR Cap	75,000	7.750%	11/4/99	(1)	12/1/04	—
LIBOR Cap	35,000	7.750%	11/4/99	(1)	12/1/04	—
Total Estimated Value						6,506

Explanatory Note:

(1)
Acquired in connection with the TriNet Acquisition (see Note 1 to the Company's Consolidated Financial Statements).

        Between January 1, 2002 and December 31, 2003, the Company also had outstanding the following cash flow hedges that have expired or been settled (in thousands):

Type of Hedge	Notional Amount	Strike Price or Swap Rate	Trade Date	Maturity Date
Pay-Fixed Swap	$125,000	7.058%	6/15/00	6/25/03
Pay-Fixed Swap	125,000	7.055%	6/15/00	6/25/03
Pay-Fixed Swap	100,000	4.139%	9/29/03	1/2/11
Pay-Fixed Swap	100,000	4.643%	9/29/03	1/2/14

        During 2003, the Company entered into two 90-day forward starting swaps each having a $100.0 million notional amount. These pay-fixed swaps which were effective in September 2003, had rates of 4.139% and 4.643%, had seven-year and 10-year terms, respectively, and were used to lock-in swap rates related to a portion of planned future corporate unsecured fixed-rate bond issuances. These two swaps were settled in connection with the Company's issuance of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes. In addition, effective in September 2003, the Company entered into a $135.0 million cap with a rate of 6.00% to hedge the Company's current outstanding floating-rate debt. This cap has a three-year term. Further, the Company entered into two $125.0 million forward starting swaps. These pay-fixed swaps were effective in June 2003 and replaced the two $125.0 million pay-fixed swaps mentioned above. The two new pay-fixed swaps have a three-year term and expire on June 25, 2006.

        In addition, in connection with a portion of the Company's fixed-rate corporate bonds, the Company entered into three pay-floating interest rate swaps in December 2003 struck at 4.381%, 4.345% and 4.29% with notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively, and maturing on December 15, 2010 and entered into two pay-floating interest rate swaps in November 2002 struck at 3.8775% and 3.81% with notional amounts of $100.0 million and $50.0 million, respectively, and maturing on August 15, 2008. The Company pays six-month LIBOR on the swaps entered into in December 2003 and one-month LIBOR on the swaps entered into in November 2002 and receives the stated fixed rate in return. These swaps mitigate the risk of changes in the fair value of $350.0 million of seven-year Senior Notes and $150.0 million of 10-year Senior Notes attributable to changes in LIBOR. For accounting purposes, the difference between the fixed rate received and the LIBOR rate paid on the notional amount of the swap is recorded as "Interest expense" on the Company's Consolidated Statements of Operations. In addition, the Company adjusts the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount on a quarterly basis.

        In connection with STARs, Series 2003-1 in May 2003, the Company entered into a LIBOR interest rate cap struck at 6.95% in the notional amount of $270.6 million, and simultaneously sold a LIBOR interest rate cap with the same terms. Since these instruments do not change the Company's net interest rate risk exposure, they do not qualify as hedges and changes in their respective values are charged to earnings. As the terms of these arrangements are substantially the same, the effects of a revaluation of these two instruments substantially offset one another.

        In connection with STARs, Series 2002-1 in May 2002, the Company entered into a LIBOR interest rate cap struck at 8.00% in the notional amount of $345.0 million. The Company utilizes the provisions of SFAS No. 133 with respect to such instruments. SFAS No. 133 provides that the up-front fees paid on option-based products such as caps should be expensed into earnings based on the allocation of the premium to the affected periods as if the agreement were a series of "caplets." These allocated premiums are then reflected as a charge to income (as part of interest expense) in the affected period. On May 28, 2002, in connection with the STARs, Series 2002-1 transaction, the Company paid a premium of $13.7 million for this interest rate cap. Using the "caplet" methodology discussed above, amortization of the cap premium is dependent upon the actual value of the caplets at inception.

        During the year ended December 31, 1999, the Company refinanced its $125.0 million term loan maturing March 15, 1999 with a $155.4 million term loan maturing March 5, 2009. The term loan bears interest at 7.44% per annum, payable monthly, and amortizes over an approximately 22-year schedule. The term loan represented forecasted transactions for which the Company had previously entered into U.S. Treasury-based hedging transactions. The net $3.4 million cost of the settlement of such hedges has been deferred and is being amortized as an increase to the effective financing cost of the term loan over its effective ten-year term.

        Certain of the Company's CTL joint ventures, have hedging activities which are more fully described in Note 6 to the Company's Consolidated Financial Statements.

        Off-Balance Sheet Transactions—The Company is not dependent on the use of any off-balance sheet financing arrangements for liquidity. As of December 31, 2003, the Company had investments in three CTL joint ventures accounted for under the equity method, which had total debt obligations outstanding of approximately $175.3 million. The Company's pro rata share of the ventures' third-party debt was approximately $76.7 million (see Note 6 to the Company's Consolidated Financial

Statements). These ventures were formed for the purpose of operating, acquiring and in certain cases, developing CTL facilities. The debt obligations of these joint ventures are non-recourse to the ventures and the Company, and mature between fiscal years 2004 and 2011. As of December 31, 2003, the debt obligations consisted of six term loans bearing fixed rates per annum ranging from 7.61% to 8.43% and one variable-rate term loan with a rate of LIBOR + 1.25% per annum.

        The Company's STARs securitizations are all on-balance sheet financings.

        The Company has certain discretionary and non-discretionary unfunded commitments related to its loans and other lending investments that it may need to, or choose to, fund in the future. Discretionary commitments are those under which the Company has sole discretion with respect to future funding. Non-discretionary commitments are those under which the Company is generally obligated to fund at the request of the borrower or upon the occurrence of events outside of the Company's direct control. As of December 31, 2003, the Company had 18 loans with unfunded commitments totaling $208.6 million, of which $80.2 million was discretionary and $128.4 million was non-discretionary.

        Ratings Triggers—On July 27, 2001, the Company completed a $300.0 million unsecured revolving credit facility with a group of leading financial institutions. The facility has an initial maturity of July 2003 with a one-year extension at the Company's option and another one-year extension at the lenders' option. On May 14, 2003, the Company extended the final maturity to July 2004. This facility replaces two prior credit facilities maturing in 2002 and 2003, and bears interest at LIBOR + 2.125% per annum based on the Company's senior unsecured credit ratings of BB+ from S&P, Ba1 from Moody's and BBB- from Fitch Ratings. If the Company achieves a higher rating from either S&P or Moody's, the facility's interest rate will improve to LIBOR + 2.00% per annum. If the Company's credit rating is downgraded by any of the rating agencies (regardless of how far), the facility's interest rate will increase to LIBOR + 2.25% per annum. In the event the Company receives two credit ratings that are not equivalent, the spread over LIBOR shall be determined by the lower of the two such ratings. As of December 31, 2003, $130.0 million was outstanding on this facility. Accordingly, management does not believe any rating changes would have a material adverse impact on the Company's results of operations. There are no other ratings triggers in any of the Company's debt instruments or other operating or financial agreements.

        On July 30, 2002, the Company's senior unsecured credit rating was upgraded to an investment grade rating of BBB- from BB+ by Fitch Ratings. In addition, Moody's and S&P raised their ratings outlook for the Company's senior unsecured credit rating to "positive." On October 22, 2003, Moody's confirmed its rating of Ba1 and its ratings outlook of "positive" for the Company. On November 20, 2003, S&P also reaffirmed its rating of BB+ and its ratings outlook of "positive" for the Company.

        Transactions with Related Parties—The Company has an investment in iStar Operating Inc. ("iStar Operating"), a taxable subsidiary that, through a wholly-owned subsidiary, services the Company's loans and certain loan portfolios owned by third parties. The Company owns all of the non-voting preferred stock and a 95.00% economic interest in iStar Operating. The common shareholder, an entity controlled by a former director of the Company, is the owner of all the voting common stock and a 5.00% economic interest in iStar Operating. As of December 31, 2003, there have never been any distributions to the common shareholder, nor does the Company expect to make any in the future. At any time, the Company has the right to acquire all of the common stock of iStar Operating at fair market value, which the Company believes to be nominal.

        iStar Operating has elected to be treated as a taxable REIT subsidiary for purposes of maintaining compliance with the REIT provisions of the Code and prior to July 1, 2003 was accounted for under the equity method for financial statement reporting purposes and was presented in "Investments in and advances to joint ventures and unconsolidated subsidiaries" on the Company's Consolidated Balance Sheets. As of July 1, 2003, the Company consolidates this entity as a VIE (see Note 3 to the Company's Consolidated Financial Statements) with no material impact. Prior to its consolidation, the

Company charged an allocated portion of its general overhead expenses to iStar Operating based on the number of employees at iStar Operating as a percentage of the Company's total employees. These general overhead expenses were in addition to the direct general and administrative costs of iStar Operating. As of December 31, 2003, iStar Operating had no debt obligations.

        In addition, the Company had an investment in TriNet Management Operating Company, Inc. ("TMOC"), an entity originally formed to make a $2.0 million investment in the convertible debt securities of a real estate company which trades on the Mexican Stock Exchange. This investment was made by TriNet prior to its acquisition by the Company in 1999. Prior to March 29, 2003, the Company owned 95.00% of the outstanding voting and non-voting common stock (representing 1.00% voting power and 95.00% of the economic interest) in TMOC. The owners of the remaining TMOC stock were two executives of the Company. On March 29, 2003, the Company purchased the remaining 5.00% interest from the executives for approximately $2,000, an amount that was equal to the carrying value, which was less than their original investment. Following this purchase, the Company owned 100.00% of TMOC and therefore consolidated the entity for accounting purposes. On June 30, 2003, the $2.0 million investment was fully repaid and prior to December 31, 2003, the entity was liquidated.

        The Company entered into an employment agreement with its Chief Executive Officer as of March 31, 2001. In addition to the salary and bonus provisions of the agreement, the agreement provides for an award of 2.0 million phantom units to the executive, each of which notionally represents one share of the Company's Common Stock. Portions of these phantom units will vest on a contingent basis if the average closing price of the Company's Common Stock achieves certain levels (ranging from $25.00 to $37.00 per share) for 60 consecutive calendar days. The total rate of return (share price appreciation plus the reinvestment of dividends at market price on the date of distribution) from December 31, 2000 through December 31, 2003 was 155.10%. Contingently vested units will become fully vested, meaning that they are no longer subject to forfeiture, if the executive remains employed through March 30, 2004, or earlier upon certain change of control and termination events. When and if contingently vested phantom units become fully vested units, the Company must deliver to the executive either a number of shares of Common Stock equal to the number of fully vested units or an amount of cash equal to the then fair market value of that number of shares of Common Stock. If shares were unavailable under the Company's then long-term incentive plans, this obligation could require the Company to make a substantial cash payment to the executive. See "Critical Accounting Policies-Executive Compensation" below for a discussion of the accounting treatment applicable to the compensation awarded to the Chief Executive Officer under this agreement.

        As more fully described in Note 10 to the Company's Consolidated Financial Statements certain affiliates of SOF IV and the Company's Executive Officer have agreed to reimburse the Company for the value of restricted shares awarded to the former President in excess of 350,000 shares.

        DRIP/Stock Purchase Plan—The Company maintains a dividend reinvestment and direct stock purchase plan. Under the dividend reinvestment component of the plan, the Company's shareholders may purchase additional shares of Common Stock without payment of brokerage commissions or service charges by automatically reinvesting all or a portion of their Common Stock cash dividends. Under the direct stock purchase component of the plan, the Company's shareholders and new investors may purchase shares of Common Stock directly from the Company without payment of brokerage commissions or service charges. All purchases of shares in excess of $10,000 per month pursuant to the direct purchase component are at the Company's sole discretion. Shares issued under the plan may reflect a discount of up to 3.00% from the prevailing market price of the Company's Common Stock. The Company is authorized to issue up to 8.0 million shares of Common Stock pursuant to the dividend reinvestment and direct stock purchase plan. During the 12 months ended December 31, 2003 and 2002, the Company issued a total of approximately 2.6 million and 1.6 million shares of its Common Stock, respectively, through the direct stock purchase component of the plan. Net proceeds during the 12 months ended December 31, 2003 and 2002 were approximately $89.1 million and

$44.4 million, respectively. There are approximately 3.6 million shares available for issuance under the plan as of December 31, 2003.

        Stock Repurchase Program—The Board of Directors approved, and the Company has implemented, a stock repurchase program under which the Company is authorized to repurchase up to 5.0 million shares of its Common Stock from time to time, primarily using proceeds from the disposition of assets or loan repayments and excess cash flow from operations, but also using borrowings under its credit facilities if the Company determines that it is advantageous to do so. As of December 31, 2003, the Company had repurchased a total of approximately 2.3 million shares at an aggregate cost of approximately $40.7 million. The Company has not repurchased any shares under the stock repurchase program since November 2000.

Critical Accounting Policies

        The Company's Consolidated Financial Statements include the accounts of the Company and all majority-owned and controlled subsidiaries. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The Company does not believe that there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        Management has the obligation to ensure that its policies and methodologies are in accordance with GAAP. During 2003, management reviewed and evaluated its critical accounting policies and believes them to be appropriate. The Company's accounting policies are described in Note 3 to the Company's Consolidated Financial Statements. Management believes the more significant of these to be as follows:

        Revenue Recognition—The most significant sources of the Company's revenue come from its lending operations and its CTL operations. For its lending operations, the Company reflects income using the effective yield method, which recognizes periodic income over the expected term of the investment on a constant yield basis. For CTL assets, the Company recognizes income on the straight-line method, which effectively recognizes contractual lease payments to be received by the Company evenly over the term of the lease. Management believes the Company's revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

        Provision for Loan Losses—The Company's accounting policies require that an allowance for estimated credit losses be reflected in the financial statements based upon an evaluation of known and inherent risks in its private lending assets. While the Company and its private predecessors have experienced minimal actual losses on their lending investments, management considers it prudent to reflect provisions for loan losses on a portfolio basis based upon the Company's assessment of general market conditions, the Company's internal risk management policies and credit risk rating system, industry loss experience, the Company's assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying its investments. Actual losses, if any, could ultimately differ from these estimates.

        Allowance for doubtful accounts—The Company's accounting policy requires a reserve on the Company's accrued operating lease income receivable balances and on the deferred operating lease income receivable balances. The reserve covers asset specific problems (e.g., bankruptcy) as they arise, as well as, a portfolio reserve based on management's evaluation of the credit risks associated with these receivables.

        Impairment of Long-Lived Assets—CTL assets represent "long-lived" assets for accounting purposes. The Company periodically reviews long-lived assets to be held and used in its leasing operations for impairment in value whenever any events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In management's opinion, based on this analysis, CTL assets to be held and used are not carried at amounts in excess of their estimated recoverable amounts.

        Risk Management and Financial Instrument—The Company has historically utilized derivative financial instruments only as a means to help to manage its interest rate risk exposure on a portion of its variable-rate debt obligations (i.e., as cash flow hedges). The instruments utilized are generally either pay-fixed swaps or LIBOR-based interest rate caps which are widely used in the industry and typically with major financial institutions. The Company's accounting policies generally reflect these instruments at their fair value with unrealized changes in fair value reflected in "Accumulated other comprehensive income (losses)" on the Company's Consolidated Balance Sheets. Realized effects on the Company's cash flows are generally recognized currently in income.

        However, when appropriate the Company enters into interest rate swaps that convert fixed-rate debt to variable rate in order to mitigate the risk of changes in fair value of its fixed-rate debt obligations. The Company reflects these instruments at their fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

        Income Taxes—The Company's financial results generally do not reflect provisions for current or deferred income taxes. Management believes that the Company has and intends to continue to operate in a manner that will continue to allow it to be taxed as a REIT and, as a result, does not expect to pay substantial corporate-level taxes. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to Federal income tax.

        Executive Compensation—The Company's accounting policies generally provide cash compensation to be estimated and recognized over the period of service. With respect to stock-based compensation arrangements, as of July 1, 2002 (with retroactive application to the beginning of the calendar year), the Company has adopted the fair value method allowed under SFAS No. 123 on a prospective basis, which values options on the date of grant and recognizes an expense equal to the fair value of the option multiplied by the number of options granted over the related service period. Prior to the third quarter 2002, the Company elected to use APB 25 accounting, which measured the compensation charges based on the intrinsic value of such securities when they become fixed and determinable, and recognized such expense over the related service period. These arrangements are often complex and generally structured to align the interests of management with those of the Company's shareholders. See Note 10 to the Company's Consolidated Financial Statements for a detailed discussion of such arrangements and the related accounting effects.

        During 2001, the Company entered into three-year employment agreements with its Chief Executive Officer and its former President. In addition, during 2002 the Company entered into a three-year employment agreement with its Chief Financial Officer. See Note 10 to the Company's Consolidated Financial Statements for a more detailed description of these employment agreements.

        The following is a hypothetical illustration of the effects on the Company's net income and adjusted earnings of the full vesting of phantom units under the employment agreement with the Chief Executive Officer. During the 12 months ended December 31, 2003, 2.0 million of the phantom shares awarded to the Chief Executive Officer were contingently vested. Absent an earlier change of control or termination of employment, these 2.0 million shares will not become fully vested until March 30, 2004. Assuming that the market price of the Common Stock on March 30, 2004 is $38.90 (which was the market price of the Common Stock on December 31, 2003), the Company would incur a one-time charge to earnings at that time of approximately $77.8 million (the fair market value of the 2.0 million shares at $38.90 per share) subject to the availability of 2.0 million shares under the Company's 1996 Long-Term Incentive Plan.

        On April 29, 2002, the 500,000 unvested restricted shares awarded to the President became contingently vested as the total shareholder return exceeded 60.00% and became fully vested on September 30, 2002 as all employment contingencies were met. The Company incurred a charge of approximately $15.0 million related to these vested shares, recognized ratably over the service period from the date of contingent vesting through September 30, 2002.

        New CEO Employment Agreement—The March 2001 employment agreement with the Company's Chief Executive Officer expires on March 30, 2004. Subsequent to December 31, 2003, the Company entered into a new employment agreement with its Chief Executive Officer which will take effect upon the expiration of the old agreement. The new agreement has an initial term of three years and provides for the following compensation:

  •
  an annual salary of $1.0 million;

  •
  a potential annual cash incentive award of up to $5.0 million if performance goals set by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer are met; and

  •
  a one-time award of Common Stock with a value of $10.0 million at March 31, 2004 (based upon the trailing 20-day average closing price of the Common Stock); the award will be fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years unless the price of the Common Stock during the 12 months ending March 31 of each year increases by at least 15.00%, in which case the sale restrictions on 25.00% of the shares awarded will lapse in respect of each 12-month period.

        In addition, the Chief Executive Officer will purchase an 80.00% interest in the Company's 2006 High Performance Unit Program for directors and executive officers. This performance program was approved by the Company's shareholders in 2003 and is described in detail in the Company's 2003 annual proxy statement. The purchase price to be paid by the Chief Executive Officer will be based upon a valuation prepared by an independent investment-banking firm. The interests purchased by the Chief Executive Officer will only have nominal value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, all as more fully described in the Company's 2003 annual proxy statement.

New Accounting Standards

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition" which supercedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. The Company adopted the provisions of this statement immediately, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," issued during the third quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contain multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. The Company adopted EITF 00-21 on July 1, 2003, as required, and it did not have a significant impact on the Company's Consolidated Financial Statements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and

Equity." This standard requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The FASB recently issued FASB Staff Position ("FSP") 150-3, which defers the provisions of paragraphs 9 and 10 of SFAS No. 150 indefinitely as they apply to mandatorily redeemable noncontrolling interests associated with finite-lived entities. The Company adopted the provisions of this statement, as required, on July 1, 2003, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," an interpretation of ARB 51. FIN 46 provides guidance on identifying entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE"), and how to determine when and which business enterprise should consolidate a VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements took effect immediately and were required for all financial statements initially issued or modified after January 31, 2003. Immediate consolidation is required for VIEs entered into or modified after February 1, 2003 in which the Company is deemed the primary beneficiary. For VIEs in which the Company entered into prior to February 1, 2003 the FASB recently issued FSP to defer FIN 46 for those older entities to the reporting period ending after March 15, 2004. The adoption of the additional consolidation provisions of FIN 46 is not expected to have a material impact on the Company's Consolidated Financial Statements.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 ("SFAS No. 123"). This statement provides alternative transition methods for a voluntary change to the fair value basis of accounting for stock-based employee compensation. However, this Statement does not permit the use of the original SFAS No. 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation, description of transition method utilized and the effect of the method used on reported results. The Company adopted SFAS No. 148 with retroactive application to grants made subsequent to January 1, 2002 with no material effect on the Company's Consolidated Financial Statements.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of Statement of Financial Accounting Standards No. 5 ("SFAS No. 5"), "Accounting for Contingencies," Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" and rescinds FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others, an Interpretation of SFAS No. 5." It requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee regardless if the Company receives separately identifiable consideration (e.g., a premium). The disclosure requirements are effective December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's Consolidated Financial Statements, nor is it expected to have a material impact in the future.

        In September 2002, the FASB issued Statement of Financial Accounting Standards No. 147 ("SFAS No. 147"), "Acquisitions of Certain Financial Institutions," an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 provides guidance on the accounting for the acquisitions of financial institutions, except those acquisitions between two or more mutual enterprises. SFAS No. 147 removes acquisitions of financial institutions from the scope of both FASB No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17, "When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term, customer-relationship intangible assets of financial institutions such as depositor-relationship and borrower-relationship intangible assets and credit cardholder intangible assets. The Company adopted the provisions of this statement, as required, on October 1, 2002, and it did not have a significant financial impact on the Company's Consolidated Financial Statements.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Exit or Disposal Activities," to address significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes: (1) costs related to terminating a contract that is not a capital lease; and (2) termination benefits received by employees involuntarily terminated under the terms of a one-time benefit arrangement that is not an on-going benefit arrangement or an individual deferred-compensation contract. The Company adopted the provisions of SFAS 146 on December 31, 2002, as required, and it did not have a material effect on the Company's Consolidated Financial Statements.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds both FASB Statements No. 4 ("SFAS No. 4"), "Reporting Gains and Losses from Extinguishment of Debt," and the amendment to SFAS No. 4, FASB Statement No. 64 ("SFAS No. 64"), "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. An entity is not prohibited from classifying such gains and losses as extraordinary items, so long as they meet the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"; however, due to the nature of the Company's operations, such treatment may not be available to the Company. Any gains or losses on extinguishments of debt that were previously classified as extraordinary items in prior periods presented that do not meet the criteria in APB 30 for classification as an extraordinary item will be reclassified to income from continuing operations. The provisions of SFAS No. 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002. The Company adopted the provisions of this statement, as required, on January 1, 2003. For the years ended December 31, 2002 and 2001, the Company reclassified $12.2 million and $1.6 million, respectively from "Extraordinary loss from early extinguishment of debt" into "Loss on early extinguishment of debt" in income from continuing operations on the Company's Consolidated Statements of Operations.

        In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of, and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 requires that current operations prior to the disposition of CTL assets and prior period results of such operations be presented in discontinued operations in the Company's Consolidated Statements of Operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and must be applied at the beginning of a fiscal year. The Company adopted the provisions of this statement on January 1, 2002, as required, and it did not have a significant financial impact on the Company.

        In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations" and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also addresses the initial recognition and measurement of goodwill and other intangible assets acquired in business combinations and requires intangible assets to be recognized apart from goodwill if certain tests are met. SFAS No. 142 requires that goodwill not be amortized but instead be measured for impairment at least annually, or when events indicate that there may be an impairment. The Company adopted the provisions of both statements for transactions initiated after June 30, 2001, as required, and the adoption did not have a significant impact on the Company.

        In July 2001, the SEC released Staff Accounting Bulletin No. 102 ("SAB 102"), "Selected Loan Loss Allowance and Documentation Issues." SAB 102 summarizes certain of the SEC's views on the development, documentation and application of a systematic methodology for determining allowances for loan and lease losses. Adoption of SAB 102 by the Company did not have a significant impact on the Company.

        In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 ("SFAS No. 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Additions Charges to Other Accounts	Deductions	Balance at End of Period
For the Year Ended December 31, 2001
Provision for loan losses(1)	$14,000	$7,000	$—	$—	$21,000
Allowance for doubtful accounts(2)	165	158	—	—	323

	$14,165	$7,158	$—	$—	$21,323
For the Year Ended December 31, 2002
Provision for loan losses(1)	$21,000	$8,250	$—	$—	$29,250
Allowance for doubtful accounts(2)	323	284	—	—	607

	$21,323	$8,534	$—	$—	$29,857
For the Year Ended December 31, 2003
Provision for loan losses(1)	$29,250	$7,500	$—	$(3,314)	$33,436
Allowance for doubtful accounts(2)	607	193	—	—	800

	$29,857	$7,693	$—	$(3,314)	$34,236

Explanatory Notes:

(1)
See Note 4 to the Company's Consolidated Financial Statements.
(2)
See Note 3 to the Company's Consolidated Financial Statements.

iStar Financial Inc.
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation
As of December 31, 2003
(Dollars in thousands)

						Gross Amount Carried at Close of Period
			Initial Cost to Company
					Cost Capitalized Subsequent to Acquisition
Location	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
OFFICE FACILITIES:
Tempe	AZ	$—	$1,512	$9,731	$—	$1,512	$9,731	$11,243	$1,014	1999	40.0
Tempe	AZ	—	1,033	6,652	—	1,033	6,652	7,685	693	1999	40.0
Tempe	AZ	—	1,033	6,652	205	1,033	6,857	7,890	698	1999	40.0
Tempe	AZ	—	1,033	6,652	—	1,033	6,652	7,685	693	1999	40.0
Tempe	AZ	3,534	701	4,339	—	701	4,339	5,040	452	1999	40.0
Anaheim	CA	12,879	3,512	13,379	45	3,512	13,424	16,936	1,398	1999	40.0
Commerce	CA	9,693	3,454	12,915	—	3,454	12,915	16,369	1,345	1999	40.0
Cupertino	CA	17,093	7,994	19,037	2	7,994	19,039	27,033	1,983	1999	40.0
Dublin	CA	69,066	17,040	84,549	—	17,040	84,549	101,589	3,982	2002	40.0
Fremont	CA	—	880	4,846	—	880	4,846	5,726	505	1999	40.0
Milpitas	CA	8,516	9,526	11,655	785	9,526	12,440	21,966	792	2002	40.0
Milpitas	CA	5,418	4,139	5,064	529	4,139	5,593	9,732	509	2002	40.0
Milpitas	CA	19,939	9,802	12,116	115	9,802	12,231	22,033	856	2002	40.0
Mountain View	CA	—	12,834	28,158	—	12,834	28,158	40,992	2,933	1999	40.0
Mountain View	CA	—	5,798	12,720	—	5,798	12,720	18,518	1,325	1999	40.0
Palo Alto	CA	9,011	—	19,168	37	—	19,205	19,205	1,999	1999	40.0
Redondo Beach	CA	8,331	2,598	9,212	—	2,598	9,212	11,810	960	1999	40.0
San Diego	CA	3,572	1,530	3,060	—	1,530	3,060	4,590	319	1999	40.0
Thousand Oaks	CA	16,991	4,563	24,911	—	4,563	24,911	29,474	2,595	1999	40.0
Aurora	CO	2,928	580	3,677	—	580	3,677	4,257	184	2001	40.0
Englewood	CO	—	1,757	16,930	619	1,757	17,549	19,306	1,883	1999	40.0
Englewood	CO	—	2,967	15,008	7	2,967	15,015	17,982	1,563	1999	40.0
Englewood	CO	—	8,536	27,428	7,596	8,536	35,024	43,560	3,222	1999	40.0
Ft. Collins	CO	12,323	—	16,752	—	—	16,752	16,752	737	2002	40.0
Westminster	CO	—	307	3,524	—	307	3,524	3,831	367	1999	40.0
Westminster	CO	—	616	7,290	—	616	7,290	7,906	759	1999	40.0
Jacksonville	FL	—	1,384	3,911	—	1,384	3,911	5,295	407	1999	40.0
Jacksonville	FL	2,323	877	2,237	445	877	2,682	3,559	259	1999	40.0
Jacksonville	FL	6,279	2,366	6,072	1,095	2,366	7,167	9,533	692	1999	40.0
Plantation	FL	—	7,118	23,648	—	7,118	23,648	30,766	2	2003	40.0
Tampa	FL	11,367	1,920	18,435	—	1,920	18,435	20,355	909	2002	40.0
Alpharetta	GA	—	905	6,744	18	905	6,762	7,667	707	1999	40.0
Atlanta	GA	36,243	5,709	49,091	6,932	5,709	56,023	61,732	6,159	1999	40.0
Duluth	GA	7,612	1,655	14,484	48	1,655	14,532	16,187	1,513	1999	40.0
Lisle	IL	—	6,153	14,993	—	6,153	14,993	21,146	1,562	1999	40.0
Vernon Hills	IL	8,999	1,400	12,597	—	1,400	12,597	13,997	1,312	1999	40.0

iStar Financial Inc.
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation (Continued)
As of December 31, 2003
(Dollars in thousands)

						Gross Amount Carried at Close of Period
			Initial Cost to Company
					Cost Capitalized Subsequent to Acquisition
Location	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
OFFICE FACILITIES (Continued):
New Orleans	LA	—	1,427	24,252	1,905	1,427	26,157	27,584	3,014	1999	40.0
New Orleans	LA	52,439	1,665	16,653	2,539	1,665	19,192	20,857	2,084	1999	40.0
Andover	MA	—	639	7,176	9	639	7,185	7,824	748	1999	40.0
Andover	MA	—	1,787	8,486	—	1,787	8,486	10,273	884	1999	40.0
Braintree	MA	—	792	4,929	44	792	4,973	5,765	517	1999	40.0
Braintree	MA	—	2,225	7,403	148	2,225	7,551	9,776	777	1999	40.0
Canton	MA	—	742	3,155	103	742	3,258	4,000	336	1999	40.0
Canton	MA	—	1,409	3,890	41	1,409	3,931	5,340	408	1999	40.0
Canton	MA	—	1,077	2,746	80	1,077	2,826	3,903	297	1999	40.0
Chelmsford	MA	20,451	1,600	21,947	24	1,600	21,971	23,571	966	2002	40.0
Concord	MA	11,019	1,656	—	8,476	1,656	8,476	10,132	839	1999	40.0
Concord	MA	8,218	1,852	10,839	622	2,303	11,010	13,313	1,139	1999	40.0
Concord	MA	5,828	1,302	7,864	281	1,302	8,145	9,447	836	1999	40.0
Concord	MA	7,984	1,834	10,483	146	1,834	10,629	12,463	1,103	1999	40.0
Concord	MA	—	1,928	8,218	1,251	1,928	9,469	11,397	954	1999	40.0
Foxborough	MA	2,852	1,218	3,756	1	1,218	3,757	4,975	391	1999	40.0
Mansfield	MA	719	584	1,443	42	584	1,485	2,069	153	1999	40.0
Norwell	MA	—	1,140	1,658	32	1,140	1,690	2,830	176	1999	40.0
Norwell	MA	1,797	506	2,277	522	506	2,799	3,305	369	1999	40.0
Quincy	MA	13,118	3,562	23,420	290	3,562	23,710	27,272	2,460	1999	40.0
Rockland	MA	—	2,011	11,761	83	2,011	11,844	13,855	1,229	1999	40.0
Westborough	MA	7,265	1,651	10,758	—	1,651	10,758	12,409	1,121	1999	40.0
Lanham	MD	10,435	2,486	12,047	164	2,486	12,211	14,697	1,271	1999	40.0
Largo	MD	18,851	1,800	18,706	21	1,800	18,727	20,527	742	2002	40.0
Arden Hills	MN	—	719	6,541	236	719	6,777	7,496	703	1999	40.0
Roseville	MN	3,533	1,113	4,452	157	1,113	4,609	5,722	480	1999	40.0
Jersey City	NJ	135,000	15,667	162,583	2	15,667	162,585	178,252	1,041	2003	40.0
Mt. Laurel	NJ	60,874	7,726	74,429	10	7,726	74,439	82,165	1,976	2002	40.0
Parsippany	NJ	26,640	8,242	31,758	—	8,242	31,758	40,000	610	2003	40.0
Las Vegas (1)	NV	26,249	2,103	32,640	729	2,103	33,369	35,472	—	2002	—
Columbus	OH	8,433	1,275	10,326	13	1,275	10,339	11,614	584	2001	40.0
Harrisburg	PA	17,261	690	26,098	—	690	26,098	26,788	1,489	2001	40.0
Spartanburg	SC	7,067	800	11,192	5	800	11,197	11,997	573	2001	40.0
Memphis	TN	17,387	2,702	25,129	—	2,702	25,129	27,831	2,618	1999	40.0
Dallas	TX	4,467	1,918	4,632	—	1,918	4,632	6,550	483	1999	40.0

iStar Financial Inc.
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation (Continued)
As of December 31, 2003
(Dollars in thousands)

						Gross Amount Carried at Close of Period
			Initial Cost to Company
					Cost Capitalized Subsequent to Acquisition
Location	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
OFFICE FACILITIES (Continued):
Houston	TX	19,595	2,500	25,743	—	2,500	25,743	28,243	1,288	2001	40.0
Irving	TX	—	6,083	42,016	—	6,083	42,016	48,099	4,377	1999	40.0
Irving	TX	—	1,364	10,628	1,007	2,371	10,628	12,999	1,107	1999	40.0
Irving	TX	—	1,804	5,815	547	1,804	6,362	8,166	633	1999	40.0
Irving	TX	17,307	3,363	21,376	—	3,363	21,376	24,739	2,227	1999	40.0
Richardson	TX	—	1,233	15,160	36	1,233	15,196	16,429	1,296	1999	40.0
Richardson	TX	—	2,932	31,235	—	2,932	31,235	34,167	3,254	1999	40.0
Richardson	TX	—	1,230	5,660	256	1,230	5,916	7,146	598	1999	40.0
Salt Lake City	UT	—	1,179	12,861	—	1,179	12,861	14,040	1,340	1999	40.0
Dulles	VA	9,867	2,647	14,817	—	2,647	14,817	17,464	282	2003	40.0
McLean	VA	106,558	20,110	125,516	95	20,110	125,611	145,721	5,123	2002	40.0
Reston	VA	—	4,436	22,362	1,859	4,436	24,221	28,657	2,354	1999	40.0
Milwaukee	WI	10,833	1,875	13,914	—	1,875	13,914	15,789	1,449	1999	40.0

Subtotal		904,164	263,836	1,498,387	40,254	265,294	1,537,183	1,802,477	105,987

INDUSTRIAL FACILITIES:
Burlingame	CA	—	1,219	3,470	—	1,219	3,470	4,689	361	1999	40.0
City of Industry	CA	—	5,002	11,766	—	5,002	11,766	16,768	1,226	1999	40.0
East Los Angeles	CA	—	9,334	12,501	—	9,334	12,501	21,835	1,302	1999	40.0
Millbrae	CA	—	741	2,107	—	741	2,107	2,848	219	1999	40.0
Fremont	CA	—	1,086	7,964	—	1,086	7,964	9,050	830	1999	40.0
Fremont	CA	—	654	4,591	—	654	4,591	5,245	478	1999	40.0
Milpitas	CA	6,537	5,051	6,170	328	5,051	6,498	11,549	456	2002	40.0
Milpitas	CA	8,572	6,856	8,378	—	6,856	8,378	15,234	587	2002	40.0
Milpitas	CA	2,213	2,633	3,219	279	2,633	3,498	6,131	245	2002	40.0
Milpitas	CA	3,676	4,119	5,034	—	4,119	5,034	9,153	350	2002	40.0
Milpitas	CA	2,664	3,044	3,716	590	3,044	4,306	7,350	484	2002	40.0
Milpitas	CA	9,227	4,095	8,323	567	4,095	8,890	12,985	889	1999	40.0
Milpitas	CA	9,815	5,617	6,877	618	5,617	7,495	13,112	562	2002	40.0
Milpitas	CA	—	4,880	12,367	1,498	4,880	13,865	18,745	1,906	1999	40.0
Milpitas	CA	7,530	4,600	5,627	201	4,600	5,828	10,428	443	2002	40.0
Milpitas	CA	3,057	3,000	3,669	—	3,000	3,669	6,669	260	2002	40.0
San Jose	CA	—	9,677	23,288	661	9,677	23,949	33,626	2,429	1999	40.0
Walnut Creek	CA	8,175	808	8,306	552	808	8,858	9,666	958	1999	40.0
Walnut Creek	CA	—	571	5,874	—	571	5,874	6,445	612	1999	40.0
Jacksonville	FL	—	2,310	5,435	—	2,310	5,435	7,745	566	1999	40.0
Miami	FL	—	3,048	8,676	—	3,048	8,676	11,724	904	1999	40.0

iStar Financial Inc.
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation (Continued)
As of December 31, 2003
(Dollars in thousands)

						Gross Amount Carried at Close of Period
			Initial Cost to Company
					Cost Capitalized Subsequent to Acquisition
Location	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
INDUSTRIAL FACILITIES (Continued):
Miami	FL	—	1,394	3,967	—	1,394	3,967	5,361	413	1999	40.0
Miami	FL	—	1,612	4,586	—	1,612	4,586	6,198	478	1999	40.0
Orlando	FL	—	1,475	4,198	—	1,475	4,198	5,673	437	1999	40.0
McDonough	GA	12,059	1,900	14,318	—	1,900	14,318	16,218	724	2001	40.0
Stockbridge	GA	14,681	1,350	18,393	—	1,350	18,393	19,743	929	2001	40.0
DeKalb	IL	22,021	1,600	28,015	—	1,600	28,015	29,615	1,416	2001	40.0
Dixon	IL	13,620	519	15,363	—	519	15,363	15,882	97	2003	40.0
Lincolnshire	IL	—	3,192	7,508	—	3,192	7,508	10,700	782	1999	40.0
Marion	IN	2,581	131	4,254	—	131	4,254	4,385	443	1999	40.0
Seymour	IN	16,376	550	22,240	120	550	22,360	22,910	1,680	2000	40.0
South Bend	IN	—	140	4,640	—	140	4,640	4,780	483	1999	40.0
Wichita	KS	—	213	3,189	—	213	3,189	3,402	332	1999	40.0
Campbellsville	KY	15,027	400	17,219	45	400	17,264	17,664	477	2002	40.0
Lakeville	MA	4,328	1,012	4,048	—	1,012	4,048	5,060	422	1999	40.0
Randolph	MA	2,247	615	3,471	—	615	3,471	4,086	362	1999	40.0
Baltimore	MD	5,740	1,535	9,324	124	1,535	9,448	10,983	979	1999	40.0
Bloomington	MN	—	403	1,147	—	403	1,147	1,550	119	1999	40.0
O'Fallon	MO	—	1,388	12,700	—	1,388	12,700	14,088	1,323	1999	40.0
Reno	NV	—	248	707	—	248	707	955	74	1999	40.0
Astoria	NY	—	897	2,555	—	897	2,555	3,452	266	1999	40.0
Astoria	NY	—	1,796	5,109	—	1,796	5,109	6,905	532	1999	40.0
Garden City	NY	11,100	8,400	6,430	—	8,400	6,430	14,830	40	2003	40.0
Lockbourne	OH	14,366	2,000	17,320	—	2,000	17,320	19,320	875	2001	40.0
Richfield	OH	11,775	2,327	—	12,210	2,327	12,210	14,537	678	2000	40.0
Philadelphia	PA	—	620	1,765	—	620	1,765	2,385	184	1999	40.0
York	PA	24,957	2,850	30,713	—	2,850	30,713	33,563	1,552	2001	40.0
Spartanburg	SC	—	943	16,836	—	943	16,836	17,779	1,754	1999	40.0
Memphis	TN	15,495	1,486	23,279	100	1,486	23,379	24,865	2,426	1999	40.0
Allen	TX	—	1,238	9,224	—	1,238	9,224	10,462	961	1999	40.0
Farmers Branch	TX	6,935	1,314	8,903	18	1,314	8,921	10,235	928	1999	40.0
Richardson	TX	6,803	858	8,556	—	858	8,556	9,414	891	1999	40.0
Terrell	TX	16,778	400	22,163	—	400	22,163	22,563	1,120	2001	40.0
Seattle	WA	—	828	2,355	—	828	2,355	3,183	245	1999	40.0

Subtotal		278,355	123,979	491,853	17,911	123,979	509,764	633,743	40,489

iStar Financial Inc.
Schedule III—Corporate Tenant Lease Assets and Accumulated Depreciation (Continued)
As of December 31, 2002
(Dollars in thousands)

						Gross Amount Carried at Close of Period
			Initial Cost to Company
					Cost Capitalized Subsequent to Acquisition
Location	State	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Date Acquired	Depreciable Life (Years)
GROUND LEASE:
San Jose	CA	—	82,212	—	(41,106)	41,106	—	41,106	—	2000
LAND:
Concord	MA	—	1,267	—	—	1,267	—	1,267	—	1999
Irving	TX	—	5,243	—	—	5,243	—	5,243	—	2002

Subtotal	—	—	6,510	—	—	6,510	—	6,510

PARKING GARAGE:
New Orleans	LA	—	4,241	6,462	4	4,241	6,466	10,707	677	1999	40.0
ENTERTAINMENT:
San Diego	CA	—	—	18,000	—	—	18,000	18,000	101	2003	40.0
Quincy	WA	—	1,500	6,500	—	1,500	6,500	8,000	37	2003	40.0

Subtotal		—	1,500	24,500	—	1,500	24,500	26,000	138

HOTEL:
Sacramento	CA	140,440	1,281	9,809	—	1,281	9,809	11,090	1,804	1998	40.0
San Diego	CA	—	4,394	27,030	—	4,394	27,030	31,424	5,112	1998	40.0
Sonoma	CA	—	3,308	20,623	—	3,308	20,623	23,931	3,893	1998	40.0
Durango	CO	—	1,242	7,865	—	1,242	7,865	9,107	1,482	1998	40.0
Boise	ID	—	968	6,405	—	968	6,405	7,373	1,199	1998	40.0
Missoula	MT	—	210	1,607	—	210	1,607	1,817	296	1998	40.0
Astoria	OR	—	269	2,043	—	269	2,043	2,312	376	1998	40.0
Bend	OR	—	233	1,726	—	233	1,726	1,959	319	1998	40.0
Coos Bay	OR	—	404	3,049	—	404	3,049	3,453	562	1998	40.0
Eugene	OR	—	361	2,721	—	361	2,721	3,082	501	1998	40.0
Medford	OR	—	609	4,668	—	609	4,668	5,277	858	1998	40.0
Pendleton	OR	—	556	4,245	—	556	4,245	4,801	781	1998	40.0
Salt Lake City	UT	—	5,620	32,695	—	5,620	32,695	38,315	6,233	1998	40.0
Kelso	WA	—	502	3,779	—	502	3,779	4,281	696	1998	40.0
Seattle	WA	—	5,101	32,080	—	5,101	32,080	37,181	6,048	1998	40.0
Vancouver	WA	—	507	3,981	—	507	3,981	4,488	730	1998	40.0
Wenatchee	WA	—	513	3,825	—	513	3,825	4,338	706	1998	40.0

Subtotal		140,440	26,078	168,151	—	26,078	168,151	194,229	31,596

Total corporate tenant lease assets		$1,322,959	$508,356	$2,189,353	$17,063	$468,708	$2,246,064	$2,714,772	$178,887

Explanatory Note:

(1)
Represents Direct Financing Lease

iStar Financial Inc.
Notes to Schedule III
December 31, 2003
(Dollars in thousands)

1. Reconciliation of Corporate Tenant Lease Assets:

        The following table reconciles CTL assets from January 1, 2001 to December 31, 2003:

	2003	2002	2001
Balance at January 1	$2,420,314	$1,861,786	$1,639,062
Additions	335,776	606,653	248,804
Dispositions	(41,318)	(3,106)	(26,080)
Assets classified as held for sale	—	(45,019)	—

Balance at December 31	$2,714,772	$2,420,314	$1,861,786

2. Reconciliation of Accumulated Depreciation:

        The following table reconciles Accumulated Depreciation from January 1, 2001 to December 31, 2003:

	2003	2002	2001
Balance at January 1	$(128,509)	$(80,221)	$(46,975)
Additions	(53,777)	(48,615)	(33,898)
Dispositions	3,399	131	652
Assets classified as held for sale	—	196	—

Balance at December 31	$(178,887)	$(128,509)	$(80,221)

iStar Financial Inc.
Schedule IV-Loans and Other Lending Investments
As of December 31, 2003
(Dollars in thousands)

Type of Loan/Borrower	Description/Location	Interest Accrual Rates	Interest Payment Rates	Final Maturity Date	Periodic Payment Terms(1)	Prior Liens(2)	Face Amount of Loans		Carrying Amount of Loans
Senior Mortgages:
Borrower A(3)	Office, Detroit, MI	7.03%	7.03%	9/11/09	P&I	$—	$174,881		$160,410
All other senior mortgages individually < 3%						—	1,968,445		1,946,381

						—	2,143,326		2,106,791

Subordinate Mortgages:
Subordinate mortgages individually < 3%						1,924,773	551,634		550,572

						1,924,773	551,634		550,572

Corporate/Partnership Loans:
Borrower A(3)	Office, Detroit, MI	12.67%	12.67%	9/11/09	IO	—	6,729		6,617
Borrower B(3)	Residential, Various States	LIBOR + 5.00%	LIBOR + 5.00%	3/01/05	IO	672,720	30,716		30,716
All other corporate/partnership loans individually < 3%						3,627,366	703,084		673,136

						4,300,086	740,529		710,469

Other Lending Investments-Loans:
Other lending investments-loans individually < 3%						63,000	26,096		23,767

						63,000	26,096		23,767

Other Lending Investments-Securities:
Borrower B(3)	Residential, Various States	10.00%	10.00%	8/15/05	IO	—	150,000		138,189
All other lending investments-securities individually < 3%						4,908,669	214,050		206,322

						4,908,669	364,050		344,511

Subtotal						11,196,528	3,825,635		3,736,110

Provision for Loan Losses						—	&	#151;	(33,436)

Total:						$11,196,528	$3,825,635		$3,702,674

Explanatory Notes:

(1)
P&I = principal and interest, IO = interest only.
(2)
Represents only third-party liens and excludes senior loans held by the Company from the same borrower on the same collateral.
(3)
Loan is a part of a common borrowing provided by the Company (see corresponding letter reference).

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iSTAR FINANCIAL INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PART I. CONSOLIDATED FINANCIAL INFORMATION
  ITEM 1. FINANCIAL STATEMENTS
iStar Financial Inc. Consolidated Balance Sheets (In thousands, except per share data) (unaudited)
iStar Financial Inc. Consolidated Statements of Operations (In thousands, except per share data) (unaudited)
iStar Financial Inc. Consolidated Statements of Cash Flows (In thousands) (unaudited)
iStar Financial Inc. Notes to Consolidated Financial Statements
  ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  FINANCIAL STATEMENTS
iStar Financial Inc. Consolidated Balance Sheets (In thousands, except per share data) (unaudited)
iStar Financial Inc. Consolidated Statements of Operations (In thousands, except per share data) (unaudited)
iStar Financial Inc. Consolidated Statements of Cash Flows (In thousands) (unaudited)
iStar Financial Inc. Notes to Consolidated Financial Statements
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Report of Independent Registered Public Accounting Firm
iStar Financial Inc. Consolidated Balance Sheets (In thousands, except per share data)
iStar Financial Inc. Consolidated Statements of Operations (In thousands, except per share data)
iStar Financial Inc. Consolidated Statements of Cash Flows (In thousands)
iStar Financial Inc. Notes to Consolidated Financial Statements